As filed with the Securities and Exchange Commission on August 25, 1995
                                                      Registration No. 33-61009


                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                ---------------
                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                        Telephone and Data Systems, Inc.
             (Exact name of Registrant as specified in its charter)

       Iowa                                  6749                    36-2669023
(State or other jurisdiction      (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)  Classification Code Number)  Identification
                                                                    Number)
                         30 North LaSalle Street, Suite 4000
                               Chicago, Illinois  60602
                                     (312) 630-1900
                  (Address,  including  Zip  Code,  and  telephone
               number,  including area code, of registrant's principal
                                  executive offices)
                                --------------------
                                   With copies to:
   LeRoy T. Carlson, Chairman                          David J. Boyd
   Telephone and Data Systems, Inc.                    Sidley & Austin
   30 North LaSalle Street, Suite 4000                 One First National Plaza
   Chicago, Illinois  60602                            Chicago, Illinois  60603
   (312) 630-1900                                      (312) 853-7444

            (Names, addresses, including Zip Codes, and telephone numbers, including area codes, of agents for service)

                             --------------------
      Approximate  date of  commencement  of proposed sale to the public:
Upon the Effective Date of the merger of TDS-Camden Acquisition Corp. with and into Camden Telephone Company, Inc., as set forth in Section 1.2 of the Agreement and Plan of Merger, as amended, included as Annex A to the Proxy Statement-Prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ___

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           TELEPHONE AND DATA SYSTEMS

                             Cross-Reference Sheet


      Item Number and Caption                                 Location in
                                                              Prospectus

A.  Information About the Transaction
      1. Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus........Cover Page
      2. Inside Front and Outside Back Cover Pages
         of Prospectus.................................Available Information;
                                                       Documents Incorporated by
                                                       Reference; Table of
                                                       Contents
      3. Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information.................Summary; General
                                                       Information
      4. Terms of the Transaction......................Summary; General
                                                       Information; The Merger;
                                                       Description of Camden
                                                       Shares; Description of
                                                       TDS Securities;
                                                       Comparative Rights of TDS
                                                       Shareholders and Camden
                                                       Shareholders
      5. Pro Forma Financial Information...............Summary-Selected
                                                       Financial Information
      6. Material Contacts with the Company Being
         Acquired......................................The Merger
      7. Additional Information Required for
         Reoffering by Persons and Parties Deemed
         to be Underwriters............................     *
      8. Interests of Named Experts and Counsel........Legal Matters; Experts
      9. Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities...................................     *

B.  Information About the Registrant
     10. Information with Respect to S-3 Registrants...Business of TDS
     11. Incorporation of Certain Information by
         Reference.....................................Documents Incorporated by
                                                       Reference
     12. Information with Respect to S-2 or S-3
         Registrants...................................     *
     13. Incorporation of Certain Information by
         Reference.....................................     *
     14. Information with Respect to Registrants
         Other Than S-3 or S-2 Registrants.............     *

C.  Information About the Company Being Acquired
     15. Information with Respect to S-3 Companies.....     *
     16. Information with Respect to S-2 or S-3
         Companies.....................................     *
     17. Information with Respect to Companies Other
         Than S-2 or S-3 Companies.....................Summary -Selected
                                                       Financial Information;
                                                       Information with Respect
                                                       to Camden;  Camden
                                                       Management's Discussion
                                                       and Analysis of Financial
                                                       Condition and Results of
                                                       Operations; Financial
                                                       Statements of Camden

D.  Voting and Management Information
     18. Information If Proxies, Consents or
         Authorizations Are to be Solicited............General Information; The
                                                       Merger - Rights of
                                                       Dissenting Camden
                                                       Shareholders; The Merger-
                                                       Interests of Certain
                                                       Persons in the Merger;
                                                       Information with Respect
                                                       to Camden-Directors and
                                                       Executive Officers, and -
                                                       Compensation of Directors
     19. Information If Proxies, Consents or
         Authorizations Are Not to be Solicited
         or in an Exchange Offer......................     *

---------------
* Not applicable or answer negative

                         CAMDEN TELEPHONE COMPANY, INC.
                              170 West Main Street
                           Camden, Indiana 46917-0066

Dear Shareholder:


             You are invited to attend a special meeting of shareholders of Camden Telephone Company, Inc. ("Camden"), at 1:30 p.m. on Friday, October 6, 1995 at St. Peter's Lutheran Church, corner of Church and Cumberland Streets, Camden, Indiana 46917.

             At the special meeting, holders of Common Shares, without par value, of Camden will be asked to consider and approve an Agreement and Plan of Merger, as amended, among Telephone and Data Systems, Inc. ("TDS"), TDS-Camden Acquisition Corp. ("Sub") and Camden (the "Merger Agreement"), and the Merger of Sub with and into Camden (the "Merger"). If approved, the Merger is expected to occur on or about October 13, 1995 if all regulatory approvals have been received by such date or as soon as practicable thereafter following the receipt of all required regulatory approvals. In the Merger, Camden will become a wholly-owned subsidiary of TDS and the Camden shares held by the shareholders will be converted into common shares of TDS, as described in the accompanying Proxy Statement-Prospectus.


             Your Board of Directors believes that the Merger is in the best interests of all Camden shareholders and unanimously recommends that you vote your shares for the Merger. The terms of the Merger, as well as other important information, are contained in the enclosed Proxy Statement-Prospectus. Also being delivered herewith in connection with the offer by TDS is the TDS Annual Report on Form 10-K and the TDS Annual Report to Shareholders for the year ended December 31, 1994, the TDS Notice of Annual Meeting and Proxy Statement for the 1995 Annual Meeting of Shareholders and the TDS Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995. You are urged to read the Proxy Statement- Prospectus and the accompanying documents carefully.


             Approval of the Merger requires an affirmative vote of the holders of a majority (51%) of the outstanding Camden Shares entitled to vote on the proposal. CONSEQUENTLY, THE EFFECT OF FAILING TO VOTE ANY CAMDEN SHARES AT OUR SPECIAL MEETING OF SHAREHOLDERS WILL BE THE SAME AS A NEGATIVE VOTE WITH RESPECT TO THE MERGER. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND OUR SPECIAL SHAREHOLDERS MEETING, WE REQUEST THAT YOU PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED PREPAID ENVELOPE. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. If, after voting your shares through the mail, you decide you would rather vote them in person, you may do so at the meeting. We thank you for your prompt attention to this matter and appreciate your support.


                                        Very truly yours,



                                        James R. Sullivan,
                                        President

___________, 1995

                         CAMDEN TELEPHONE COMPANY, INC.

    Notice of Special Meeting of Shareholders to be Held on October 6, 1995


To the Shareholders of
Camden Telephone Company, Inc.:


             A special meeting of the shareholders of Camden Telephone Company, Inc., an Indiana corporation ("Camden"), will be held on Friday, October 6, 1995 at 1:30 p.m. at St. Peter's Lutheran Church, corner of Church and Cumberland Streets, Camden, Indiana, for the following purposes:

             1. To consider and vote upon approval of an Agreement and Plan of Merger, as amended, among Telephone and Data Systems, Inc. ("TDS"), TDS-Camden Acquisition Corp. ("Sub") and Camden (the "Merger Agreement") providing for the merger (the "Merger") of Sub with and into Camden pursuant to which Camden will become a wholly-owned subsidiary of TDS. In the Merger, the Camden Shares held by the shareholders will be converted into Common Shares of TDS, as described in the accompanying Proxy Statement-Prospectus.


             2. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

             The Board of Directors of Camden has fixed the close of business on August 22, 1995 as the record date for the Special Meeting. Only shareholders of record at such date will be entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof.


             Approval of the Merger Agreement will require the affirmative vote of a majority (51%) of the issued and outstanding Camden Shares. Consequently, the effect of failing to vote any Camden Share at the Special Meeting will be the same as a negative vote with respect to the Merger. On August 22, 1995, there were 280 shares of Common Stock outstanding.


             A copy of the provisions of Indiana law that establishes the right of shareholders to dissent from approval of the Merger Agreement, and the procedures required to exercise such rights, and obtain court determined appraised value for their shares is also enclosed as Annex B to the accompanying Proxy Statement-Prospectus.


             PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY BUT NOT LATER THAN SEPTEMBER 29, 1995 IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF, AFTER VOTING YOUR SHARES THROUGH THE MAIL, YOU DECIDE YOU WOULD RATHER VOTE THEM IN PERSON, YOU MAY DO SO AT THE MEETING.

                                             By order of the Board of Directors




                                             JoAnn Johnson,
                                             Secretary - Treasurer


___________, 1995

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 25, 1995

CAMDEN TELEPHONE COMPANY, INC.               TELEPHONE AND DATA SYSTEMS, INC.
170 West Main Street                         30 North LaSalle, 40th Floor
Camden, Indiana  46917-0066                  Chicago, Illinois  60602

                           PROXY STATEMENT-PROSPECTUS

   For the Special Meeting of Shareholders of Camden Telephone Company, Inc.
                           to be held October 6, 1995

                                ---------------

                Telephone and Data Systems, Inc. ("TDS") has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, covering its Common Shares, par value $1.00 per share (the "TDS Common Shares"), to be issued in connection with the proposed merger (the "Merger") described in this Prospectus. Also being delivered herewith are TDS' Annual Report to the Commission on Form 10-K for the year ended December 31, 1994, the TDS Annual Report to Shareholders for the year ended December 31, 1994, the TDS Notice of Annual Meeting and Proxy Statement for the 1995 Annual Meeting of Shareholders and TDS' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995. This Prospectus of TDS also constitutes the Proxy Statement of Camden Telephone Company, Inc. ("Camden") to be used in soliciting proxies of Camden shareholders for a Special Meeting of Shareholders to be held on October 6, 1995, including any adjournments thereof, to consider and vote upon the Merger of a wholly-owned subsidiary of TDS into Camden pursuant to which Camden will become a wholly-owned subsidiary of TDS.

                This  Proxy   Statement-Prospectus   is  first   being  sent  to
shareholders of Camden on or about ___________, 1995.


     THE TELEPHONE AND DATA SYSTEMS, INC. COMMON SHARES TO BE ISSUED IN THE
         MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                No person has been authorized to give any information or to make any representations, other than those contained in this Proxy Statement-Prospectus in connection with the offer contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by TDS or Camden. This Proxy Statement-Prospectus does not constitute an offer of any securities other than the securities to which it relates to any person to whom it is unlawful to make such offer or solicitation in any state or other jurisdiction. Neither the delivery of this Proxy Statement-Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The date of this Proxy Statement-Prospectus is ____________ 1995.

                             AVAILABLE INFORMATION


                TDS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Pubic Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. TDS's Common Shares are listed on the American Stock Exchange, and reports, proxy statements and other information concerning TDS may be inspected at the office of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

                The following documents heretofore filed by TDS with the Commission under the Exchange Act are incorporated herein by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1994, (b) Notice of Annual Meeting of Shareholders and Proxy Statement dated April 14, 1995; (c) Current Reports on Form 8-K dated March 15, 1995 and May 19, 1995; (d) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 and
(e) Report on Form 8-A/A-2, dated December 20, 1994, which includes a description of TDS' Common Shares.

                All documents filed by TDS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Special Meeting of Shareholders of Camden, and any and all adjournments thereof, shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement-Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

                THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT-PROSPECTUS HAS BEEN DELIVERED, FROM INVESTOR RELATIONS, TELEPHONE AND DATA SYSTEMS, INC., 30 NORTH LASALLE STREET, 40TH FLOOR, CHICAGO, ILLINOIS 60602 (TELEPHONE 312-630-1900). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE SEPTEMBER 28, 1995.

                               TABLE OF CONTENTS


                                                                          Page

Available Information........................................................2
Documents Incorporated by Reference..........................................2
Summary......................................................................5
Summary Selected Financial Information.......................................9
General Information.........................................................11
The Merger..................................................................12
       Merger Consideration.................................................12
       Price Range of TDS Common Shares ....................................13
       Background of the Merger.............................................13
       Camden's Reasons for the Merger; Recommendation of Camden's
         Board of Directors.................................................14
       TDS's Reasons for the Merger.........................................15
       Effective Date of the Merger.........................................15
       Vote Required .......................................................15
       Conversion of Shares in the Merger...................................15
       Exchange of Certificates.............................................15
       Fractional Shares....................................................15
       Representations and Warranties.......................................16
       Business of Camden Pending Completion of the Merger..................16
       Conditions...........................................................17
       Amendment; Termination...............................................18
       Operation of Camden Following the Merger;
         Interests of Certain Persons in the Merger.........................18
       Indemnification......................................................19
       Registration and Listing.............................................19
       Certain Federal Income Tax Consequences..............................19
       Accounting Treatment.................................................20
       Regulatory Approvals.................................................20
       Dissenters' Rights...................................................20
Business of TDS.............................................................21
Information with Respect to Camden..........................................22
       Business of Camden...................................................22
       Property of Camden...................................................23
       Legal Proceedings of Camden..........................................23
       Changes in and Disagreements with Accountants of Camden..............23
       Authorized and Outstanding Securities of Camden......................24
       Market for Shares and Dividends......................................24
       Security Ownership of Certain Beneficial Owners......................24
       Security Ownership of Directors, Executive Officers
          and Management Employees..........................................24
       Directors, Executive Officers and Management Employees...............25
       Compensation of Directors, Executive Officers and
         Management Employees...............................................25
       Benefit Plans........................................................25
       Certain Relationships and Related Transactions.......................26
Management's Discussion and Analysis of Financial Condition
 and Results of Operations..................................................26
Description of Camden Shares................................................29
Description of TDS Securities...............................................29
       Voting Trust.........................................................30

                                                                          Page

       Preferred Stock......................................................30
       Voting Rights........................................................30
       Dividend Rights and Restrictions.....................................30
       Conversion Rights....................................................31
       Other Rights.........................................................31
       General..............................................................31
Comparative Rights of TDS Shareholders and Camden Shareholders..............31
       Preferred Stock......................................................32
       Limitation of Director Liability.....................................32
Legal Matters...............................................................32
Experts.....................................................................32
       TDS. . ..............................................................32
       Camden...............................................................32
Index to Camden Financial Statements........................................F-1
Annex A - Agreement and Plan of Merger (including the First Supplemental Agreement and Second Supplemental Agreement thereto)
Annex  B -  The  Indiana  Business  Corporation  Law  -  Sections  23-1-44-1  to
23-1-44-20

                                    SUMMARY

           The following is a summary of certain information contained elsewhere in this Proxy Statement- Prospectus or in documents delivered herewith. Certain capitalized terms are defined elsewhere in this Proxy Statement-Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement-Prospectus, the Annexes hereto and the documents delivered herewith.

Telephone and Data Systems, Inc.

           Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), is a diversified telecommunications service company with cellular telephone, local telephone and radio paging operations. The principal executive office of TDS is located at 30 North LaSalle Street, 40th Floor, Chicago, Illinois 60602, and its telephone number is: (312) 630-1900. See "Business of TDS."

Camden Telephone Company, Inc.

           Camden Telephone Company, Inc., an Indiana corporation ("Camden"), is engaged in the business of providing telephone service to customers in Carrol and Cass Counties, Indiana. The principal executive office of Camden is located at 170 West Main Street, Camden, Indiana 46917-0066 and its telephone number is:
(219) 686-2111. See "Information with Respect to Camden-Business of Camden."

Merger Agreement

           On April 27, 1995, TDS, TDS-Camden Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of TDS ("Sub"), and Camden signed an Agreement and Plan of Merger (the "Original Merger Agreement") providing for the merger of Sub into Camden as a result of which Camden would become a wholly-owned subsidiary of TDS (the "Merger"). On June 29, 1995 and August 10, 1995 TDS, Sub and Camden entered into a First Supplemental Agreement and a Second Supplemental Agreement, respectively, amending the Original Merger Agreement in certain respects. The Original Merger Agreement, as so amended, is herein referred to as the "Merger Agreement."


Date, Time and Place of Camden Shareholders' Meeting

           Camden's Special Meeting of Shareholders to consider and vote upon approval of the Merger Agreement is to be held on October 6, 1995 at 1:30 p.m., at St. Peter's Lutheran Church, corner of Church and Cumberland Streets, Camden, Indiana (the "Camden Meeting").

Record Date

           Only holders of record of Common Shares of Camden, without par value ("Camden Shares"), at the close of business on August 22, 1995 (the "Camden Record Date"), are entitled to vote at the Camden Meeting. At the close of business on that date there were 280 Camden Shares outstanding.

Purpose of the Camden Meeting

           1. To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby; and

           2. To transact any other business that may properly come before the Camden Meeting.

Vote Required

           The affirmative vote of the holders of a majority (51%) of the outstanding Camden Shares entitled to vote at the Camden Meeting is required to approve the Merger Agreement. Directors, officers and management employees of
Camden beneficially owned 35 Camden Shares on the Camden Record Date (approximately 12.5% of the Camden Shares then outstanding). See "Information With Respect to Camden-Security Ownership of Directors, Executive Officers and Management Employees."


           PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY USING THE ENCLOSED ENVELOPE TO MAKE SURE YOUR VOTE IS REPRESENTED AT THE CAMDEN MEETING.

The Merger; Merger Consideration

           Upon consummation of the Merger, Sub will be merged with and into Camden and Camden will become a wholly-owned subsidiary of TDS. In the Merger, each Camden Share issued and outstanding immediately prior to the Merger (other than shares held by any shareholder who shall have perfected his or her right to dissent under the Indiana Business Corporation Law ("IBCL")) will be converted into that number of Common Shares, $1.00 par value, of TDS (the "TDS Common Shares") determined by dividing $20,000 by the Average Closing Price (defined below) of the TDS Common Shares, provided that if the Average Closing Price of the TDS Common Shares is equal to or greater than $39.125, then each Camden Share shall be converted into 511.4286 TDS Common Shares and if the Average Closing Price is less than $36.00, TDS may, but shall not be required to, terminate the Merger Agreement and not complete the Merger.

           The term "Average Closing Price" means the arithmetical average of the closing prices for TDS Common Shares as reported in the American Stock Exchange Composite Transaction section of The Wall Street Journal for the five trading days ending on the third trading day prior to the effective date of the Merger (the "Effective Date").


           If the Average Closing Price is $32 or more, and if the shareholders of Camden have duly approved the Merger at the Camden Meeting, then the Merger may be consummated without any further action or approval by the shareholders of Camden. However, the Merger Agreement also provides that if the application of the formula described above would result in each Camden Share being converted into more than 625 TDS Common Shares (which would result if the Average Closing Price was less than $32), the Merger will not be consummated without the affirmative vote the holders of at least a majority of the outstanding Camden Shares. Such a vote, if necessary, would be sought at an additional meeting of the shareholders of Camden to which would be held after the Camden Meeting now scheduled for October 6, 1995, as described herein. No such additional meeting will be called or held unless the Average Closing Price is less than $32 and TDS nevertheless desires to consummate the Merger. If the Average Closing Price is $32 or more, and if the shareholders of Camden have approved the Merger at the Camden Meeting, the Merger may be consummated without any further vote of the shareholders of Camden.

           The total number of TDS Common Shares calculated in accordance with the foregoing and issued in connection with the Merger is sometimes referred to herein as the "Aggregate Merger Consideration." The number of TDS Common Shares into which each Camden Share is converted is referred to as the "Merger Consideration."

           The closing price per TDS Common Share on August 21, 1995 was $40.625. As a result, on such date the value of the Merger Consideration was $20,777 per Camden Share. The value of the Merger Consideration may be higher or lower on the Effective Date. The table set forth under the caption "The Merger - Merger Consideration" indicates the number of TDS Common Shares to be received for each Camden Share at different Average Closing Prices for TDS Common Shares. See "The Merger - Price Range of TDS Common Shares" for historical information concerning the selling prices of the TDS Common Shares on the American Stock Exchange.

           TDS will issue only whole TDS Common Shares in connection with the Merger. Each holder of Camden Shares who otherwise would be entitled to receive a fractional TDS Common Share will receive in lieu thereof an amount of cash (without interest) determined by multiplying the closing sale price of a TDS Common Share on the American Stock Exchange on the effective date of the Merger (the "Effective Date"), by the fractional share interest to which such holder would otherwise be entitled.

           The Merger Agreement also provides that, if the Merger Agreement is duly approved by the Camden Shareholders at the special meeting, Camden shall be entitled to pay a dividend equal to $800 per Camden Share immediately prior to the Effective Date of the Merger.

Recommendation of Camden's Board of Directors

           The Board of Directors of Camden believes that the Merger is in the best interests of Camden and its shareholders. The Board of Camden unanimously recommends that the shareholders of Camden approve the Merger Agreement. The Board's recommendation is based upon factors discussed in this Proxy Statement-Prospectus. See "The Merger - Camden Reasons for the Merger; Recommendation of Camden's Board of Directors" and "-Operation of Camden
Following the Merger; Interests of Certain Persons in the Merger", and "Information with Respect to Camden-Security Ownership of Directors, Executive Officers and Management Employees".

Effective Date of the Merger

           If the Merger Agreement is approved at the Camden Meeting, the Merger is expected to become effective on or about October 13, 1995 or as soon as practicable thereafter following the receipt of all required regulatory approvals.

Exchange of Certificates

           If the Merger Agreement is approved, Camden shareholders will receive instructions for exchanging certificates representing Camden Shares for certificates representing TDS Common Shares. Shareholders should not surrender their certificates until they receive such instructions.

Conditions to the Merger; Termination

           The consummation of the Merger is conditioned upon the fulfillment of certain conditions set forth in the Merger Agreement, including the regulatory approvals discussed below. See "The Merger - Conditions." The Merger Agreement may be terminated by mutual consent of the Boards of Directors of TDS and Camden, by either TDS or Camden if certain conditions have not been satisfied or in certain other situations. See "The Merger - Conditions" and "- Amendment; Termination."

Regulatory Approvals

           The Merger is subject to approval by the Indiana Utility Regulatory Commission ("IURC"). Also, the transfer of certain licenses pursuant to the Merger is subject to the approval of the Federal Communications Commission. See "The Merger - Regulatory Approvals."

Federal Income Tax Consequences

           The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Whether the transaction does qualify for tax-free treatment by Camden shareholders will depend in part on circumstances occurring after the Merger. For a discussion of the possible federal income tax consequences of the Merger, see "The Merger - Certain Federal Income Tax Consequences." Camden shareholders are urged to consult their own tax advisors.

Dissenters' Rights of Appraisal

           Under the IBCL, Camden shareholders will be entitled to dissent from the Merger and, if the Merger is consummated, obtain cash in an amount equal to the fair value of their Camden Shares which may be more or less than the amount to be received under the Merger. Specific procedures are required to be followed in order to exercise such rights. See "The Merger - Dissenters' Rights." The Merger Agreement provides that if the holders of more than 15 Camden Shares exercise such rights, TDS and Sub shall have the right to refuse to consummate the Merger and terminate the Merger Agreement.

                     SUMMARY SELECTED FINANCIAL INFORMATION

                The following tables present summary historical financial information for TDS and Camden. This information is based upon the consolidated financial statements of TDS and the financial statements of Camden incorporated by reference or appearing elsewhere in this Proxy Statement-Prospectus and should be read in conjunction therewith and the notes thereto.

                                            Six Months Ended
                                          June 30, (Unaudited)                   Year Ended December 31,
                                       ------------------------- -----------------------------------------------------
                                            1995        1994          1994       1993       1992       1991       1990
                                            ----        ----          ----       ----       ----       ----       ----
                                                        (Numbers represent thousands except per share amounts)

TDS Historical:
  Operating Revenues...................   $442,066    $332,387      $730,810   $557,795   $432,740   $340,160  $286,743
  Net income from continuing operations
    (before extraordinary items and
    cumulative effect of change
       in accounting principle)             45,773      24,544        60,544     33,896     38,520     21,113    27,208
  Extraordinary item ..............            ---         ---           ---        ---        ---        ---
  Cumulative effect of a change in
    accounting principle(1)                    ---        (723)         (723)       ---     (6,866)    (5,035)      ---
  Net income available to TDS Common
    Shares                                  44,800      22,684        58,012     31,510     28,648     14,390    26,047

Earnings per TDS Common Share:
  Net income from continuing operations
    (before extraordinary items and
    cumulative effect of change in
       accounting principle)                   .77         .44          1.07        .67        .91        .59       .86
  Extraordinary item....................       ---         ---           ---        ---       (.02)       ---       ---
  Cumulative effect of a change in
    accounting principle                       ---        (.01)         (.01)       ---       (.17)      (.15)      ---
  Net Income ...........................       .77         .43          1.06        .67        .72        .44       .86
Cash dividends per TDS Common Share            .19         .18           .36        .34        .32        .30       .28
Total assets..................           3,346,110   2,456,499     2,790,127  2,259,182  1,696,486  1,368,145   940,289
Long-term debt and redeemable
    preferred stock.............           907,565     554,236       587,165    564,933    454,852    424,739   277,031
Book value per TDS Common Share             $28.10      $26.00        $26.85     $24.15     $21.27     $18.42    $14.17


                                            Six Months Ended
                                          June 30, (Unaudited)                   Year Ended December 31,
                                        ------------------------- ---------------------------------------------------
                                            1995        1994          1994       1993       1992       1991      1990
                                            ----        ----          ----       ----       ----       ----      ----
                                                        (Numbers represent thousands except per share amounts)
Camden Historical:
  Operating Revenues...................     $ 601     $  554        $1,221     $1,084     $1,045     $  956    $  859
  Net income ..........................       234        215           449        350        368        275       235
  Net income per Camden Share                 837        767         1,605      1,249      1,314        982       838
  Cash dividends per Camden Share             800        700           700        650        600        500       500
  Total assets.........................     2,887      2,896         2,922      3,165      3,417      3,273     3,150
  Long-term debt.......................       377        684           432      1,025      1,394      1,457     1,517
  Book value per Camden Share             $ 6,758    $ 5,882       $ 6,696    $ 5,816    $ 5,217    $ 4,503   $ 4,022


                                        Six Months Ended          Year Ended
TDS and Camden                            June 30, 1995        December 31, 1994
PRO FORMA COMBINED(2):                   (Unaudited) (3)        (Unaudited) (3)
----------------------                --------------------     -----------------
  Net income before cumulative effect
    of change in accounting principle
    per TDS Common Share:                  $         .78        $       1.07
    Pro Forma
    Camden Share equivalent                       398.91              574.23
  Net income per TDS Common Share:                   .78                1.06
    Pro Forma
    Camden Share equivalent                       398.91              542.11
  Cash dividends per TDS Common Share:               .19                 .36
    Pro Forma
    Camden Share equivalent                        97.17               184.11
  Book value per TDS Common Share:                 28.13                26.87
    Pro Forma
    Camden Share equivalent                 $  14,386.00         $  13,742.00


---------------

(1) Effective January 1, 1994, TDS adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). The cumulative effect of the change on years prior to 1994 has been reflected in 1994 net income. Prior years, financial information has not been restated.

     Effective January 1, 1993, TDS adopted SFAS 109, "Accounting for Income Taxes." The cumulative effect of the change on years prior to 1993 did not have a material effect on net income or earnings per share. Prior years' financial information has not been restated.

     Effective January 1, 1992, TDS adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect of the change on years prior to 1992 has been reflected in 1992 net income. Prior years' financial information has not been restated.

     Effective January 1, 1991, TDS changed its method of accounting for sales commission from capitalizing and amortizing these costs to expensing as incurred. In addition, two of TDS's equity-method investees made a similar change. The cumulative effect of TDS's and the Investees' change on all prior years has been reflected in 1991 results of operations. Prior years' financial information has not been restated.

(2) The pro forma combined financial information for TDS and Camden has been prepared based on the purchase method of accounting assuming
     511.4286 TDS Common Shares are issued for each Camden Share. The pro forma combined information reflects TDS's acquisition of 100% of the Camden Common Shares, the elimination of the Camden equity based on the purchase method of accounting and the allocation of the purchase price to excess cost over the book value. Excess cost is assumed to be amortized over 40 years.

(3) Pro forma financial information for the six months ended June 30, 1995 represents the combined results of TDS and Camden for the six months ended June 30, 1995. Pro forma financial information for the year ended December 31, 1994 represents the combined results of TDS and Camden for the twelve months ended December 31, 1994.

                              GENERAL INFORMATION

                This Proxy Statement-Prospectus is furnished in connection with the solicitation by the Board of Directors of Camden Telephone Company, Inc., an Indiana corporation ("Camden"), of proxies to be voted at a special meeting of the shareholders of Camden (the "Camden Meeting") which will be held on October 6, 1995.

                The purpose of the Camden Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 27, 1995, as amended by the First Supplemental Agreement dated as of June 29, 1995 and the Second Supplemental Agreement dated as of August 10, 1995 (the "Merger Agreement"), among Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), TDS-Camden Acquisition Corp., an Indiana corporation and a wholly-owned subsidiary of TDS ("Sub"), and Camden, providing for the merger (the "Merger") of Sub into Camden as a result of which Camden will become a wholly-owned subsidiary of TDS.

                The Board of Directors of Camden has unanimously approved the Merger Agreement. The Board of Directors of TDS has approved the issuance of Common Shares, $1.00 par value ("TDS Common Shares"), in the Merger, and TDS, the sole shareholder of Sub, has approved the Merger and the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement-Prospectus and is incorporated herein by reference.

                The close of business on August 22, 1995 (the "Camden Record Date") has been fixed as the record date for determination of the holders of Common Shares without par value, of Camden ("Camden Shares") entitled to notice of, and to vote at, the Camden Meeting. As of the Camden Record Date, there were 280 Camden Shares outstanding. The holders of record on the Camden Record Date of Camden Shares are entitled to one vote per share on each matter submitted to a vote at the Camden Meeting. The affirmative vote of the holders of a majority (51%) of the outstanding Camden shares is required for approval of the Merger Agreement.

                All properly executed proxies not revoked will be voted at the Camden Meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding proposals specified in the form of proxy will be voted in favor of the proposal. If any other matters are brought before the Camden Meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of Camden or by attending the Camden Meeting and voting in person.

                If a quorum is not obtained, the Camden Meeting may be adjourned by affirmative vote of a majority of the shareholders present, represented in person and by proxy, for the purpose of obtaining additional proxies or votes in favor of the proposal. At any subsequent reconvening of the Camden Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

                Representatives of Kehlenbrink, Lawrence & Pauckner, Camden's independent certified public accountants, are expected to be present at the Camden Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                This solicitation is being made on behalf of the Board of Directors of Camden. The cost of solicitation of proxies from shareholders of Camden will be paid by Camden. In addition to the solicitation of proxies by use of mail, the directors, officers or other agents of Camden may solicit proxies personally or by telephone or other telecommunications media.

                TDS's principal executive office is located at 30 North LaSalle Street, 40th Floor, Chicago, Illinois 60602, and its telephone number is: (312) 630-1900. Camden's principal executive office is located at 170 West Main Street, Camden, Indiana 46917-0066, and its telephone number is: (219) 686-2111.

                TDS holds a 49% interest, and Camden holds the remaining 51% interest, in Camden Cellular Telephone Company. Camden Cellular Telephone Company is the general partner in Indiana RSA No. 4 Limited Partnership which is the licensee (the "Licensee") for the Indiana RSA No. 4 FCC cellular wireline authorization. TDS and Camden also hold limited partnership interests in the Licensee in the amounts of 13.795% and 13.775%, respectively.

                All information contained herein relating to TDS and to Camden has been furnished by their respective managements.

                The mailing of this Proxy Statement-Prospectus to shareholders of Camden is expected to commence on or about ___________, 1995.


                                   THE MERGER

                Set forth below is a brief description of the material features of the Merger. Such description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Proxy Statement-Prospectus and is incorporated by reference herein.

Merger Consideration

                TDS, Sub and Camden have entered into the Merger Agreement, which contemplates that Sub will be merged into Camden, with Camden surviving the Merger as an Indiana corporation and becoming a wholly-owned subsidiary of TDS, and that each outstanding Camden Share (other than Dissenting Shares as described herein) will be converted on the Effective Date into that number of fully paid and nonassessable TDS Common Shares determined by dividing $20,000 by the Average Closing Price of the TDS Common Shares, provided that if the Average Closing Price of the TDS Common Shares is equal to or greater than $39.125, then each Camden Share shall be converted into 511.4286 TDS Common Shares and if the Average Closing Price is less than $36.00, TDS may, but shall not be required to, terminate the Merger Agreement and not complete the Merger.

                The following table illustrates the application of the formula described above:

                                                    Each Camden Share would be
                                                   converted into the following
If the Average Closing Price is                     Number of TDS Common Shares

        $32.00                                                        625.0000
        $33.00                                                        606.0606
        $34.00                                                        588.2353
        $35.00                                                        571.4286
        $36.00                                                        555.5556
        $36.50                                                        547.9452
        $37.00                                                        540.5405
        $37.50                                                        533.3333
        $38.00                                                        526.3158
        $38.50                                                        519.4805
        $39.00                                                        512.8205
        $39.125 (or more)                                             511.4286


                If TDS elects to complete the Merger at a time when the Average Closing Price is less than $36.00, the number of TDS Shares will be determined in accordance with the formula set forth above. See "The Merger - Conversion of Shares in the Merger."

                The term "Average Closing Price" means the arithmetical average of the closing prices for TDS Common Shares as reported in the American Stock Exchange Composite Transaction section of The Wall

Street Journal for the five trading days ended on the third trading day prior to the Effective Date of the Merger.

                If the Average Closing Price is $32 or more, and if the shareholders of Camden have duly approved the Merger at the Camden Meeting, then the Merger may be consummated without any further action or approval by the shareholders of Camden. However, the Merger Agreement also provides that if the application of the formula described above would result in each Camden Share being converted into more than 625 TDS Common Shares (which would result if the Average Closing Price was less than $32), the Merger will not be consummated without the affirmative vote of the holders of at least a majority of the outstanding Camden Shares. Such a vote, if necessary, would be sought at an additional meeting of the shareholders of Camden to which would be held after the Camden Meeting now scheduled for October 6, 1995, as described herein. No such additional meeting will be called or held unless the Average Closing Price is less than $32 and TDS nevertheless desires to consummate the Merger. If the Average Closing Price is $32 or more, and if the shareholders of Camden have approved the Merger at the Camden Meeting, the Merger may be consummated without any further vote of the shareholders of Camden.

Price Range of TDS Common Shares

                The high and low sales prices of the TDS Common Shares on the American Stock Exchange, as reported by the Dow Jones News Service, were as follows:

                                                          TDS Common Shares
Calendar Period                                         High               Low

1993
        First Quarter.............................      40.50             33.25
        Second Quarter............................      45.50             37.38
        Third Quarter.............................      53.88             43.38
        Fourth Quarter............................      57.00             46.00

1994
        First Quarter.............................      51.50             36.75
        Second Quarter............................      42.88             36.00
        Third Quarter.............................      47.63             35.50
        Fourth Quarter............................      49.88             39.50

1995
        First Quarter.............................      46.38             36.13
        Second Quarter............................      39.38             36.00
        Third Quarter (through August 21, 1995)...      41.75             36.38

Background of the Merger

                In consecutive meetings during September, October, and November 1994, the Board of Directors of Camden met and reviewed Camden's future as a small company in an increasingly competitive and technologically changing telephone business. With the telephone industry rapidly facing an early end to the local-exchange monopoly franchise, the Camden Board decided to explore a possible sale of the company.

                At the December 7, 1994 Camden Board of Directors meeting, TDS presented a written proposal to the Camden Board for a merger of Camden with and into TDS through an exchange of shares. The Camden Board discussed the proposal with the TDS representatives and recommended numerous changes.

                On January 27, 1995 TDS delivered to Camden a Letter Agreement (the "Letter Agreement") setting forth the material terms pursuant to which TDS offered to acquire Camden by means of a merger.

                At the February 24, 1994 Camden Board of Directors meeting, the Camden Board reviewed an evaluation of potential telephone industry buyers for Camden that had prepared by Icore, a management consulting firm to the telephone industry, located in Emmaus, Pennsylvania. The evaluation was favorable to TDS as a potential purchaser. The Camden Board also met with a representative of McDonald & Company, a national investment banking firm headquartered in Cleveland, Ohio and commissioned it to conduct a market evaluation for sale of Camden.

                On Monday, March 6, 1995, the Camden Board, along with Dick N. Bishop, Camden's counsel, reviewed McDonald & Company's following conclusions: concurrence with the Icore evaluation of TDS, recommendation against seeking additional bids for Camden and recommendation of further negotiations with TDS.

                On March 6, 1995 the Camden Board met with the TDS and, following further negotiations, a Letter Agreement was executed which provided for a merger in which each Camden Share would be converted into 511.4286 TDS Common Shares. On April 27, 1995 the Board of Directors of Camden approved the Merger Agreement, and on April 27, 1995, TDS, Sub and Camden executed the Original Merger Agreement which provided for an $800 per share dividend to be paid to each Camden Shareholder in addition to the conversion of each Camden Share into 511.4286 TDS Common Shares.

                On the date of the Letter Agreement, the closing price of the TDS Common Shares on the American Stock Exchange was $44.25 per share. On April 27, 1995, the closing price had declined to $36.750. Such decline followed an announcement by TDS that one of its wholly-owned subsidiaries was the successful bidder in eight broad band Personal Communications Services ("PCS") licenses at an auction conducted by the FCC. TDS currently estimates that construction, development and introduction of PCS networks and services in its new markets may involve expenditures of $680 million to $750 million between now and the year 2000. TDS has already paid approximately $289 million for the eight licenses. TDS is considering a variety of financing options for these projected expenditures. No assurance can be given as to the effects of this project or the results of operations of TDS or the future market price of its Common Stock.

                On June 29, 1995, TDS, Sub and Camden executed and delivered the First Supplemental Agreement to the Original Merger Agreement which, as described above, provides for the conversion of each Camden Share into a variable number of TDS Common Shares depending on the Average Closing Price of the TDS Common Shares. See "- Merger Consideration" above.

                On August 10, 1995, TDS, Sub and Camden executed and delivered the Second Supplemental Agreement to the Original Merger Agreement. The Second Supplemental Agreement provides that if the Average Closing Price is less than $32, the Merger will not be consummated without the affirmative vote of the holders of at least a majority of the outstanding Camden Shares.
See "The Merger - Merger Consideration."

Camden's Reasons for the Merger; Recommendation of Camden's Board of Directors

                THE BOARD OF DIRECTORS OF CAMDEN BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CAMDEN AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                In reaching such determination, the Camden Board of Directors considered, among other things, the Board's knowledge of the management, business, operations, properties, assets, earnings and prospects of the business of Camden and of the environment in which it operates, the background of TDS and its plans regarding the operation of Camden, the lack of liquidity and restrictions of the Camden Shares, the liquidity and value of the TDS Common Shares, and the fact that the Merger would allow Camden shareholders to acquire an equity interest in a larger, more diversified company whose shares are publicly traded. In addition, the Camden Board of Directors considered the Aggregate Merger Consideration to Camden Shareholders as well as the $800 per Camden Share dividend permitted to be declared by the Merger Agreement and payable to Camden shareholders upon the Effective Date of the Merger to be of primary significance.

TDS's Reasons for the Merger

                TDS is acquiring Camden as part of its overall strategy of acquiring independent telephone companies. TDS believes that the Merger will enable TDS to expand its capabilities, provide it with the opportunity to serve additional customers in Indiana, and position it to meet emerging trends within the telephone industry.

Effective Date of the Merger

                If the Merger Agreement is approved by the requisite vote of the Camden shareholders, and the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of Articles of Merger together with the Plan of Merger with the Secretary of State of the State of Indiana. It is presently contemplated that the Effective Date will occur on or about October 13, 1995 if all required regulatory approvals are received by such date or as soon as practicable thereafter following the receipt of all required regulatory approvals.

Vote Required

                Approval of the Merger Agreement requires the affirmative vote of the holders of a majority (51%) of the outstanding Camden Shares. Each holder of Camden Shares as of the Camden Record Date is entitled to one vote for each Camden Share held. On the Camden Record Date, there were 280 Camden Shares outstanding.

                Approval of the Merger Agreement by TDS's shareholders is not required. The Board of Directors of Sub and TDS, as the sole shareholder of Sub, have approved the Merger and the Merger Agreement.

Conversion of Shares in the Merger

                At the Effective Date, each Camden Share issued and outstanding immediately prior thereto (other than Camden Shares held by any shareholder who shall have perfected his or her right to dissent under the IBCL) will be automatically converted into the right to receive the Merger Consideration, as further described in "The Merger - Merger Consideration."

Exchange of Certificates

                Harris Trust and Savings Bank, Chicago, Illinois, as exchange agent (the "Exchange Agent"), will provide transmittal forms to the Camden shareholders to be used in forwarding their certificates for Camden Shares for surrender and exchange for certificates representing the number of TDS Common Shares into which their Camden Shares were converted in the Merger and cash for fractional TDS Common Shares to which such holders otherwise would be entitled. Until such surrender, certificates representing Camden Shares will be deemed to represent the number of TDS Common Shares into which such Camden Shares were converted in the Merger, except that the holders of Camden certificates will not be entitled to receive dividends or any other distributions from TDS until such certificates are so surrendered. When such certificates are surrendered, the holders of TDS certificates issued in the Merger will be paid, without interest, any dividends or other distributions which may have become payable with respect to such TDS Common Shares since the Effective Date.

Fractional Shares

                No certificates representing fractional shares will be issued by TDS in respect of TDS Common Shares issued pursuant to the Merger and no TDS dividend, stock split or interest will relate to any fractional share. No fractional share interests will entitle the owner thereof to vote or to any rights of a shareholder of TDS. In lieu of any such fractional shares, each holder of Camden Shares who otherwise would be entitled to receive fractional TDS Common Shares in the Merger will receive an amount of cash (without interest) determined by multiplying (i) the closing sale price of a TDS Common Share on the American Stock Exchange on the Effective Date, or if the TDS Common Shares are not traded on such day, such closing sale price on the next preceding day on which such stock was traded on the American Stock Exchange, by (ii) the fractional share interest to which such holder would otherwise be entitled.

Representations and Warranties

                The  Merger  Agreement  contains  various   representations  and
warranties of the parties thereto. These include representations and warranties: by Camden as to (i) its organization and capital structure, (ii) its subsidiaries and investments, (iii) its authority to execute and perform the Merger Agreement and the lack of conflicts with any other obligation of Camden,
(iv) its financial statements, (v) the absence of certain changes or events since December 31, 1994, (vi) the availability of its assets and the legality of their use, (vii) title to property, (viii) undisclosed liabilities, (ix) no defaults or litigation, except as disclosed, (x) tax liabilities, (xi) patents, trade names, trademarks and other rights, (xii) real estate, (xiii) contracts,
(xiv) employee agreements and employee  relations,  (xv) employee benefit plans,
(xvi) permits, (xvii) insurance, (xviii) environmental conditions, (xix) bank accounts and powers of attorney, (xx) accounts receivable, (xxi) inventories,
(xxii) the accuracy of information provided by Camden for this Proxy Statement-Prospectus, (xxiii) no obligation to any finder and (xxiv) the lack of omissions in any disclosures to TDS; by TDS and Sub as to (i) their organization and capital structure and (ii) their authority to execute and perform the Merger Agreement and that such execution and performance will not conflict with other obligations of TDS or Sub; and by TDS as to (i) its Registration Statement and Prospectus; (ii) the accuracy of information supplied by TDS and Sub for the Proxy Statement-Prospectus, (iii) the TDS Common Shares and (iv) no obligation to any finder.

Business of Camden Pending Completion of the Merger

                Camden has agreed that, among other things, prior to consummation of the Merger, unless TDS agrees otherwise, it will (i) refrain from taking any action which would render any representation or warranty contained in the Merger Agreement inaccurate in any material respect as of the Effective Date; (ii) use its best efforts to maintain its business in accordance with past practices and sound business judgment and to preserve the goodwill of the suppliers, employees, customers and others having business relations with it; and (iii) not make any material change in the business or the operations of Camden, except as described below declare or pay any dividends in cash on the issued and outstanding capital stock of Camden or make any other distribution of any kind in respect thereof, purchase or redeem any of the capital stock of Camden, issue, sell or otherwise distribute any treasury shares or any stock of Camden to effect any stock split or reclassification of any shares of its capital stock or grant or commit to grant any option, warrant or other right to subscribe for or purchase or otherwise acquire any shares of its capital stock or securities convertible or exchangeable for such shares, effect any amendments to the Articles of Incorporation or By-laws of Camden, except pursuant to the Merger Agreement, authorize any director, or authorize or permit any officer or employee or any attorney, accountant or other representative retained by Camden, to solicit or encourage any inquiries or the making of any proposal which it is reasonably expected may lead to any takeover proposal, or enter into or amend any agreements with or for the benefit of officers, directors or employees of Camden, amend any employee benefit plan or grant any increases in compensation except as permitted by the Merger Agreement.

                The Merger Agreement provides that if the Camden Special Meeting is held and the shareholders of Camden duly approve and authorize the Merger, Camden shall have the right to declare and pay a cash dividend on each Camden Share equal to $224,000 divided by the total number of Camden Shares outstanding on the date of payment. There are presently outstanding 280 Camden Shares.
Assuming that that number of Camden Shares is outstanding on the date of such dividend, the dividend would be equal to $800 per Camden Share.

                Camden has also agreed to afford to the officers, employees and authorized representatives of TDS complete access to the offices, properties, customers, suppliers, employees and business and financial records of Camden to the extent TDS shall deem necessary or desirable, and to furnish to TDS or its authorized representatives such additional information concerning the operations, properties and business of Camden as shall be reasonably requested, including all such information as shall be necessary to enable TDS to determine whether the conditions set forth in the Merger Agreement have been satisfied.

                                      -16

Conditions

                The respective obligations of TDS, Sub and Camden to effect the Merger are subject to the satisfaction of certain conditions, including, among others:

                        (i) the approval by Camden shareholders of the Merger Agreement;

                        (ii) the parties shall have received all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated by the Merger Agreement, which are either required to be obtained prior to the Effective Date by applicable law or regulation or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of Camden;

                        (iii) no stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus is a part shall have been entered by the Commission; and

                        (iv) the TDS Common Shares to be issued pursuant to the Merger Agreement shall have been approved for listing upon notice of issuance by the American Stock Exchange.

                In addition, the obligations of TDS and Sub to effect the Merger are subject to the conditions that:

                        (i) there shall have been no material breach by Camden in the performance of any of its covenants and agreements in the Merger Agreement; each of the representations and warranties of Camden contained in the Merger Agreement shall be true and correct in all material respects on the Effective Date as though made on the Effective Date except as affected by transactions contemplated by the Merger Agreement; and there shall have been delivered to TDS and Sub a certificate to such effect, dated the Effective Date, signed on behalf of Camden by its President or one of its Vice Presidents;

                        (ii) between the date of the Merger Agreement and the Effective Date, there shall have been (a) no material adverse change in the assets, liabilities, business, properties, profits, prospects or conditions of Camden; (b) no material adverse federal or state legislative or regulatory change affecting the products, services or business of Camden; and (c) no material damage to the properties and assets of Camden by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to TDS and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Camden by its President or its Vice President;

                        (iii) TDS and Sub shall have received from counsel for Camden, an opinion, dated the Effective Date, in form and substance satisfactory to TDS and its counsel, to the effect set forth as an exhibit to the Merger Agreement;

                        (iv) No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or challenge the legality or validity of the Merger;

                        (v) Camden shall have received consents in form and substance reasonably satisfactory to TDS, to the transactions contemplated by the Merger Agreement from all appropriate governmental authorities and from the other parties to all contracts, leases, agreements and permits to which Camden is a party or by which it is affected and which require such consent prior to the Effective Date or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of Camden;

                        (vi) TDS and Sub shall have received comfort letters from Camden's independent public accountants dated the date this Proxy Statement-Prospectus was mailed and the Effective Date and addressed to TDS and Sub, in each case in form and substance reasonably acceptable to TDS and Sub, covering such matters reasonably requested by them and customarily requested in transactions of this type; and

                        (vii) The holders of not more than 15 Camden Shares shall have filed the written notice to demand payment contemplated by Section 23-1-44-11 of the IBCL and not voted in favor of the Merger at the Camden Special Meeting.

                The obligations of Camden to effect the Merger are subject to the conditions that: (i) there shall have been no material breach by TDS or Sub in their performance of any of their respective covenants and agreements in the Merger Agreement; each of the representations and warranties of TDS and Sub contained or referred to in the Merger Agreement shall be true and correct in all material respects on the Effective Date as though made on the Effective Date except as affected by transactions contemplated by the Merger Agreement; and there shall have been delivered to Camden a certificate or certificates to such effect, dated the Effective Date, signed on behalf of TDS by its President or one of its Vice Presidents; (ii) Camden shall have received from counsel for TDS and Sub an opinion, dated the Effective Date, in form and substance satisfactory to Camden and its counsel to the effect set forth as an exhibit to the Merger Agreement; (iii) TDS and Sub shall have taken all corporate action necessary to approve the transactions contemplated by the Merger Agreement and there shall have been furnished to Camden certified copies of resolutions adopted by the Boards of Directors of TDS and Sub and by the sole shareholder of Sub, in form and substance satisfactory to counsel for Camden, in connection with such transactions.

Amendment; Termination

                If the Average Closing Price of the TDS Common Shares is less than $36, TDS may, but shall not be required to, terminate the Merger Agreement without incurring any liability to Camden or Camden's shareholders. In addition, the Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger Agreement, by mutual consent of the Boards of Directors of TDS and Camden, by TDS or Camden if a federal or state court or agency permanently restrains, enjoins or otherwise prohibits the Merger by a final and non-appealable order, by TDS or Camden upon any material breach by the other party of certain of the covenants in the Merger Agreement, or by TDS or Camden if the shareholders of Camden do not approve the Merger at the Camden Meeting.

                In the event of such termination, all further obligations of the parties under the Merger Agreement shall terminate without any liability on the part of any party, except with respect to the treatment of all confidential information furnished by each party and the payment of certain expenses and except that nothing in the Merger Agreement shall relieve any party from liability for its breach of the Merger Agreement.

Operation of Camden Following the Merger; Interests of Certain Persons in the
   Merger

                TDS has agreed that after the Effective Date it will continue to operate Camden as an independent local telephone company maintaining the present Board of Directors, management and employees and the existing business office in Camden Indiana for at least ten years after the Effective Date (with the exception of Mr. Jack Ford, as described below). The existing Camden directors, officers and employees will receive annual compensation, bonuses and benefits no less than they receive from Camden on the Effective Date. In addition, TDS has agreed to cause Camden to continue to provide, at Camden's expense, existing medical benefits for three of the senior directors of Camden and their spouses, throughout their respective lifetimes.

                TDS has also agreed to cause to enter into employment agreements with Mr. Jack Ford, General Manager of Camden; Mr. J. Robert McCain, Assistant Manager of Camden; Ms. Brenda Elizelda, Public Affairs/Subscriber Relations Representative of Camden; and Ms. Pamela Brown, Service Order Coordinator. Mr. Ford's agreement provides for a term of five years from the Effective Date; the agreements for Mr. McCain, Ms. Elizelda and Ms. Brown provide for ten year terms. Generally, these agreements provide for salaries at an annual rate determined by industry standards for comparable positions. Generally, the agreements permit the employee to elect to continue to participate in the Camden employee benefit plans in existence on the Effective Date or to elect to be covered by benefit plans offered by TDS.

Indemnification

                The Merger Agreement provides for indemnification obligations of Camden Shareholders and TDS in certain circumstances.

                By their approval of the Merger Agreement and their receipt of the Merger Consideration, the Camden Shareholders jointly and severally have agreed to indemnify, hold harmless and defend TDS and each of its officers, directors, employees, affiliates, subsidiaries, successors and assigns (the "TDS Indemnitees"), against any claim, demand, loss, expense, obligation or liability, including interest, penalties and reasonable attorneys' fees (collectively, "Losses") incurred by any TDS Indemnitee relating to, resulting from or arising out of (a) any breach by Camden or the Camden Shareholders in the performance of their respective obligations under the Merger Agreement, (b) the inaccuracy of any of the representations or warranties made by Camden in the Merger Agreement, in any exhibit or schedule thereto, or in any other instrument delivered in accordance with the provisions thereof, or (c) any action, suit, proceeding, assessment or judgment incident to any of the foregoing.

                TDS has agreed to indemnify, hold harmless and defend the Camden Shareholders, and each of Camden's officers, directors, employees affiliates, subsidiaries, successors and assigns (the "Camden Indemnitees"), against all Losses incurred by any of them relating to, resulting from or arising out of (a) any breach by the TDS or Sub in the performance of their respective obligations under the Merger Agreement, (b) the inaccuracy of any of the representations made by TDS or Sub in the Merger Agreement, in any schedule or exhibit thereto, or in any instrument executed or delivered in accordance with the provisions thereof, or (c) any action, suit, proceeding, assessment or judgment incident to any of the foregoing.

Registration and Listing

                TDS has registered the TDS Common Shares issuable upon conversion of the Camden Shares in the Merger pursuant to a filing with the Commission of a Registration Statement on Form S-4 with respect to, and will take any actions necessary under the state blue sky or securities laws in connection with, the issuance of such shares. TDS will use its best efforts to cause such shares to be approved for listing on the American Stock Exchange, upon official notice of issuance, at or prior to the Effective Date.

Certain Federal Income Tax Consequences

                The following discussion summarizes certain federal income tax considerations involved in the exchange of Camden Shares for TDS Common Shares in the Merger. The Merger will constitute either a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") or a taxable exchange of shares. Accordingly, the following discussion addresses the tax consequences of the Merger in both circumstances.

                Tax-Free Reorganization. If the Merger qualifies as a tax-free reorganization within the meaning of section 368(a) of the Code, no gain or loss will be recognized by a holder of Camden Shares upon the exchange of Camden Shares solely for TDS Common Shares. The aggregate basis of the TDS Common
Shares received in the Merger by a holder of Camden Shares (including any fractional TDS Common Share for which cash is received) will be the same as the aggregate basis of Camden Shares surrendered in exchange therefor. The holding period of the TDS Common Shares received in the Merger by a holder of Camden Shares (including any fractional TDS Common Share for which cash is received) will include the holding period of Camden Shares surrendered in exchange therefor, provided that the holder held Camden Shares as capital assets as of the Effective Date. A holder of Camden Shares who receives cash in lieu of a fractional TDS Common Share will be treated as if the holder received the fractional TDS Common Share and then received cash from TDS in redemption thereof. The holder will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional TDS Common Share. This gain or loss will be capital gain or loss provided that the holder held his TDS Common Shares as capital assets as of the Effective Date, and will be long-term capital gain or loss if the holding period of the TDS Common Shares, as of the Effective Date, is more than one year.

                Taxable Exchange of Shares. If the Merger constitutes a taxable exchange of shares, each holder of Camden Shares will recognize gain or loss equal to the difference between the fair market value of the TDS Common Shares and/or cash, if applicable, received in the Merger and the holder's basis in the Camden Shares surrendered in exchange therefor. This gain or loss will be capital gain or loss provided that the holder held his Camden Shares as capital assets as of the Effective Date, and will be long-term capital gain or loss if the holding period of Camden Shares, as of the Effective Date, is more than one year.

                Continuity of Interest Test. Although there are a number of requirements that must be satisfied in order for the Merger to qualify as a tax-free reorganization, one significant issue regarding whether the Merger qualifies as tax-free relates to the continuity of interest test. In order for this test to be satisfied, the holders of Camden Shares must retain after the Merger a sufficient continuing interest in Camden through ownership of TDS Common Shares. Under the interpretation of the continuity of interest test used by the IRS for the purpose of issuing advance rulings, the test will not be satisfied unless the holders of Camden Shares prior to the Effective Date retain, in the aggregate, TDS Common Shares with a value, as of the Effective Date, equal to at least 50% of the value of all of the Camden Shares as of the same date. Sales or other dispositions of TDS Common Shares that are part of a plan of reorganization will be considered in determining whether the continuity of interest test is met. If the sales or other dispositions of TDS Common Shares are sufficient to prevent the continuity of interest test from being satisfied, the Merger will constitute a taxable transaction, with the results described above.

                THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED HEREIN FOR INFORMATIONAL PURPOSES ONLY AND IS BASED UPON CURRENT LAW AND INTERPRETATIONS THEREOF. BECAUSE THE TAX CIRCUMSTANCES OF EACH HOLDER OF CAMDEN SHARES MAY DIFFER, EACH HOLDER OF CAMDEN SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THE HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

Accounting Treatment

                The Merger will be accounted for under the purchase method for accounting and financial reporting purposes.

Regulatory Approvals

                The Merger must be approved by the IURC which regulates providers of telephone service in Indiana. The transfer of control of certain microwave radio licenses held by Camden to TDS pursuant to the Merger requires the approval of the Federal Communications Commission. As of June 23, 1995, the Federal Communications Commission had accepted for filing TDS's application for this transfer of control.

                TDS and Camden are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities and "blue sky" laws of Indiana.

Dissenters' Rights

                Any holder of record of Camden Shares who follows the procedures specified in Sections 23-1-44-1 through 23-1-44-20 of the IBCL (the "Appraisal Provisions") is entitled to receive the "fair value" of such shares in lieu of the Merger Consideration that such shareholder would otherwise be entitled to receive pursuant to the Merger Agreement. Reference is made to the Appraisal Provisions, copies of which are attached to this Proxy Statement-Prospectus as Annex B, for a complete statement of the appraisal rights of dissenting shareholders. The following information is qualified in its entirety by reference to the Appraisal Provisions.

                If a holder of record of Camden Shares elects to exercise such shareholder's right to an appraisal under the Appraisal Provisions, such shareholder must satisfy ALL of the following conditions:

                (i) such shareholder must deliver a written notice of intent to demand the fair value of such shareholder's Camden Shares to Camden prior to the vote with respect to the Merger Agreement;

                (ii) such shareholder must not vote in favor of or consent in writing to the proposal to approve the Merger Agreement. A failure to vote will satisfy this condition, but voting in favor of or delivering a proxy in favor of the proposal to approve the Merger Agreement or an unmarked proxy will constitute a waiver or such shareholder's right to appraisal and will nullify any written demand for appraisal; and

                (iii) not less than 30 nor more than 60 days after receipt of the notice of procedure for dissenting shareholders from Camden (which Camden must send to all dissenting shareholders who properly file notice of intent to assert dissenters' rights) such shareholder must demand payment of the fair value of his or her Camden Shares (the "Initial Demand"), certify whether he or she acquired their Camden Shares before the date the Merger was first announced to the Camden Shareholders and deposit their Camden Shares with Camden.

                Under the Appraisal Provisions, record holders of Camden Shares are entitled to appraisal rights as described above, and the procedures to perfect such rights must be carried out by and in the name of such holders of record. Persons who are beneficial but not record owners of Camden Shares and who wish to exercise appraisal rights with respect to the Merger must submit to Camden, at the time of or before the assertion of the right, a written consent of the record holders of their shares.

                After the Effective Date Camden shall remit to each dissenting shareholder who has complied with the conditions set forth above an amount which Camden estimates to be the fair value of the Camden Shares held by each dissenting shareholder. Along with the remittance, Camden shall also send: (i) a year end balance sheet and statements of income and changes in shareholders' equity for any fiscal year of Camden ending 16 months or less before the Effective Date, together with the latest available interim financial statements;
(ii) an estimate by Camden of the fair value of Camden Shares; and (iii) a statement of the dissenting shareholder's right to demand an additional payment, as described below. If a dissenting shareholder believes that the fair value of Camden Shares is greater than the amount remitted by Camden, then, within 30 days after Camden mails the remittance, the dissenting shareholder may give written notice to Camden of such shareholder's own estimate of the fair value of Camden Shares, and demand payment of the difference (the "Supplemental Demand"). Within 60 days after receiving the Supplemental Demand, Camden shall either: (i) pay the dissenting shareholder the amount demanded (or such other amount agreed to by such shareholder), or (ii) file a petition requesting that the Indiana state court located in County of Carroll (the "Court") determine the fair value of the Camden Shares.

                The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Fair value means the value of Camden Shares immediately before the effectuation of the Merger, excluding appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. Dissenters will be entitled to judgment for any amount by which the fair value of their shares, plus interest, is found to exceed the amount previously remitted. Fair value may be found by the Court to be more, less or the same as the amount offered by Camden or the amount the shareholder would have received had he or she not dissented from the Merger.

                                BUSINESS OF TDS

                TDS is a diversified telecommunications service company with cellular telephone, local telephone and radio paging operations. At June 30, 1995, TDS served approximately 1.7 million customer units in 37 states, including 550,000 cellular telephones, 416,000 telephone access lines and 738,600 pagers. For the twelve months ended June 30, 1995, cellular operations provided 48% of TDS' consolidated revenues; telephone operations provided 40%; and paging operations provided 12%. TDS' business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes will utilize TDS' expertise in customer-based telecommunications services.

                TDS conducts substantially all of its cellular operations through its 80.9%-owned subsidiary, United States Cellular Corporation (American Stock Exchange symbol "USM"), which is engaged through subsidiaries and joint ventures primarily in the development and operation of an the acquisition of interests in cellular markets. As of June 30, 1995 USM owns, operates, invests in and has the right to acquire interests in cellular telephone systems representing approximately 24.8 million population equivalents in 208 markets in 36 states. USM owns a controlling interest in and manages cellular systems serving 137 markets ("consolidated markets").

                TDS conducts substantially all of its telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). As of June 30, 1995 TDS Telecom operates 100 telephone companies serving 416,000 access lines in 29 states. TDS Telecom is expanding through the selective acquisition of local exchange telephone companies serving rural and suburban areas and by offering additional lines of telecommunications products and services to existing customers.

                TDS conducts substantially all of its radio paging operations through its 82.4%-owned subsidiary, American Paging, Inc. (American Stock Exchange symbol "APP"). APP offers radio paging and related services through its subsidiaries. As of June 30, 1995 APP provides service to 738,600 paging units through 36 sales and service operating centers in 14 states and the District of Columbia. APP's service areas cover a total population of approximately 75 million.

                TDS was incorporated in Iowa in 1968. TDS' executive offices are located at 30 North LaSalle Street, Chicago, Illinois 60602. Its telephone number is 312-630-1900.


                       INFORMATION WITH RESPECT TO CAMDEN

Business of Camden

                Camden Telephone Company, Inc. ("Camden") is an Indiana corporation organized in 1958 for the purpose of constructing, maintaining and operating a telephone plant and equipment to provide telephone service to subscribers within its prescribed service area in the State of Indiana. Camden currently has four full-time employees. The principal office of Camden is located at 170 W. Main Street, Camden, Indiana, and its telephone number is 219-686-2111.

                Camden provides telephone service to approximately 1600 single party line customers located in a 150 square mile area surrounding the Town of Camden in the Counties of Carroll and Cass, Indiana. No statistics are available as to the population of Camden's service area which is restricted to the certificates of public convenience and necessity issued by the IURC. The IURC will allow expansion of the service area by application process, but only in the event an area has been abandoned or is not served by another telephone company.

                Digital switching, recording, equal access and a full array of custom-calling features are provided to Camden customers using a single Northern-Telecom DMS-10 digital central office switch installed in 1982.

                Camden currently has contracts with long distance telephone carriers for the transmission of long distance service by Camden to its customers. Camden does not share in the proceeds of toll charges for long distance service. Camden charges the subscriber a toll set by the long distance carrier and remits all of the payment to the carrier. Camden is compensated for the toll services it provides through access charges to the carriers based on rates established by the Federal Communications Commission for interstate calls and by the IURC for Camden's intrastate calls. See "Management's Discussion and Analysis of Financial Condition and Statement of Operations."

                Camden's contracts with its long distance carriers remain in effect unless cancelled by either party. If any of these contracts are cancelled, other long distance carriers are available to provide long distance service. In the unlikely event of a cancellation of any long distance contract, no adverse impact upon Camden is anticipated.

                Future growth and attendant increased revenues of Camden depend principally on the future development of the area which it serves. Future growth and increased indebtedness may also result from upgrades in service and additional services made possible by advances in technology. See "Management's Discussion and Analysis of Financial Condition and Statement of Operations."

                Camden's policy is to upgrade its plant and equipment as required and to furnish to its customers technological advancements which are economical. For example, Camden converted its exchange to digital switching technology in 1982 and is currently replacing copper transmission cable with fiber optic cable, which is easier to maintain.

                Management believes that the current plant and equipment in use by Camden are considered modern by accepted telephone industry standards. Camden's current plant has the capacity to handle 2,500 access lines. As of December 31, 1994, Camden had 1,598 access lines leaving a growth potential of 902 access lines or an increase of 56% over its current level of service. With the current level of its plant and equipment, Camden can reasonably expect to meet its needs for future customer growth.

                No material changes in the operation of the business of Camden are expected from the date of the financial statements of Camden included in this Proxy-Statement Prospectus.

Property of Camden

                Camden operates three telephone exchanges at its headquarters in Camden, Indiana. The property of Camden consists principally of tangible property, including telephone lines, central office equipment, telephone instruments, land and buildings related to telephone operations and motor vehicles and equipment. Telephone lines include buried cable, aerial cable, poles and wire. Central office equipment consists of switching equipment, carrier equipment and related facilities. Telephone instruments and related equipment are located on the subscribers' premises and include private branch exchanges. Included in land and buildings is a 2,800 square foot office building at 170 W. Main Street in Camden, Indiana owned by Camden and maintained as its headquarters.

                The plant and equipment of Camden are maintained in good operating condition and are suitable and adequate for Camden's operations. Camden does not lease a significant amount of plant or equipment. Camden telephone lines are located either on private or public property by virtue of easements or other arrangements.

                In addition to its tangible property, Camden owns a 51% interest in Camden Cellular Telephone Company. Camden Cellular Telephone Company is the general partner in Indiana RSA No. 4 Limited Partnership (the "Partnership") which is the Licensee for the Indiana RSA No. 4 FCC cellular wireline authorization. Camden also owns a 13.775% limited partnership interest in the Partnership.

Legal Proceedings of Camden

                Camden  does  not  have  any  material   pending  or  threatened
litigation.

Changes in and Disagreements with Accountants of Camden

                There have been no changes in or disagreements with the independent accountants of Camden during the two most recent fiscal years or any subsequent interim period.

Authorized and Outstanding Securities of Camden

                The only class of securities of Camden authorized by the Articles of Incorporation of Camden consists of 560 shares of Capital Stock, Common, without par value. Camden shareholders do not have the right to vote their shares cumulatively for the election of directors or other purposes and do not have preemptive rights to purchase additional securities. On the record date set for the special meeting there were 280 shares of common stock of Camden outstanding held by 68 record holders.

Market for Shares and Dividends

                There is no public or established private market for Camden common stock. Camden paid dividends of $800 and $700 per share of common stock, an aggregate of $224,000 and $196,000, on March 10, 1995 and April 5, 1994, respectively. Future dividends will be subject to the discretion of the Board of Directors of Camden and will depend on, among other things, future earnings, the operating and financial condition, capital requirements and general business conditions.


Security Ownership of Certain Beneficial Owners

                The following table sets forth as of the record date for this meeting information regarding the persons who beneficially own more than 5% of the Camden Shares (being the only class of voting securities of Camden), except for directors, executive officers and management employees of Camden.

                                  Number of Camden                  Percent of
Name and Address              Shares Beneficially Owned              Ownership
----------------              -------------------------             -----------
Hanna Appleton                         15                               5.36%
P.O. Box 123
Camden, IN  46917

Thomas J. Tesh                         15                               5.36%
Box 86
Caliente, NV  89008

Security Ownership of Directors, Executive Officers and Management Employees

                The following table sets forth as of the record date for this meeting the beneficial ownership of the directors, officers and management employees of Camden.

                                                      Number of
                                                    Camden Shares
                    Position(s)                     Beneficially       Percent
Name                and Office(s)                      Owned        of Ownership
-----               -------------                  --------------   ----------
James Sullivan      President and Director               5              1.78%
J. Robert McCain    Vice President, Assistant
                     General Manager and Director       15              5.36%
Joann Johnson       Secretary, Treasurer
                     and Director                        5              1.78%
Lloyd Yerkes        Director                             5              1.78%
Joe B. Sullivan     Director                             5              1.78%
Jack Ford           General Manager                      0                 0%
                                                         -              -----

All directors, officers and
  management employees,
  as a group (a total of 6)                             35             12.50%

                No director, officer or management employee of Camden owns more than 5.36% of its outstanding voting shares.

Directors, Executive Officers and Management Employees

                The directors, officers and management employees of Camden, the positions and offices, the ages of such persons, and their term of office as of the Camden Record Date are set forth below:


                         Date First        Date            Date First
                         Elected As        Term           Appointed as
Name:              Age    Director        Expires       Officer or Manager
                  -----  ----------       -------       -----------------
James Sullivan     56      4/1986         4/1997               1995
J. Robert McCain   47      4/1986         4/1996               1971
Joann Johnson      70     12/1994         4/1998               1995
Lloyd Yerkes       79      4/1958         4/1996               1985
Joe B. Sullivan    76      5/1967         4/1997                --
Jack Ford          60       --              --                 1977

James Sullivan - President and Director
        Graduated from Indiana College of Mortuary Science in 1958. Employed by Fisher's Funeral Home, Logansport, Indiana from 1958 to 1960. Served in United States Coast Guard from 1960 to 1964. Owner of Sullivan Funeral Home, Inc., Camden, Indiana from 1964 to 1988. Employed by Hildebrand Industries, Batesville, Indiana from 1988 to present. Received a Bachelor Degree in Business Management in 1994.

J. Robert McCain - Vice President, Assistant General Manager and Director
        Served in the U.S. Army from 1968 - 1971. Employed by Camden Telephone Company, Inc. from 1971 to present.

JoAnn Johnson - Secretary, Treasurer and Director
        Co-Owner of E.E. Johnson Plumbing Contractors Co., Camden, Indiana from 1946 to 1985. Currently retired.

Lloyd Yerkes - Director
        President of Yerkes Trucking Company, Inc., Camden, Indiana from 1948 to 1988. Currently retired.

Joe B. Sullivan - Director
        Co-owner of Yeager & Sullivan, Inc. from 1952 to 1977. Currently retired.

Jack Ford - General Manager
        Served in the U.S. Army from 1953 to 1956. Employed by Western Electric Corporation, Los Angeles, California from 1956 to 1959. Employed by I.T.T. Corporation as Senior Customer Service Engineer, Milan, Tennessee from 1959 to 1977. Employed by Camden Telephone Company, Inc. Camden, Indiana as General Manager from 1977 to present.

Compensation of Directors, Officers and Management Employees

                The following table sets forth the cash compensation paid by Camden for the fiscal year ended December 31, 1994, to James Sullivan, Camden's Chief Executive Officer.

        Name                                   Cash Compensation Paid
        -----                                  ----------------------
        James Sullivan                                $4,400

Benefit Plans

                The Camden Telephone Company VIP Qualified Plan and Trust (the "Qualified Plan") is a defined contribution plan designed to provide retirement benefits for eligible employees of Camden. Under the Qualified Plan, Camden makes annual contributions based upon actuarial assumptions and a formula designed to fund a target pension benefit for each participant commencing generally upon the participant's attainment of retirement age. Individual accounts are maintained for all participants in the Qualified Plan. A participant's retirement benefit is based solely on amounts contributed to his account, as well as any income, expenses, gains and losses attributable to his account, plus his allocated share of forfeitures of other participants' accounts.

Certain Relationships and Related Transactions

                Camden has no material business relationships with, did not engage in any material transactions with and had no material indebtedness due from, any of its directors and officers or any member of their families or their affiliates.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


                The following discussion is presented to assist in assessing the changes in financial condition and performance of Camden Telephone Company, Inc. ("Camden") over the three most recent fiscal years and the six month periods ended June 30, 1995 and 1994. The following information should be read in conjunction with the financial statements and related notes and other detailed information regarding Camden included elsewhere in this Proxy Statement-Prospectus.

                Camden is a supplier of telephone services to subscribers within its prescribed service area. Its income is derived from subscriber fees charged to its customers and from access charges imposed pursuant to contracts with long-distance ("interexchange") telephone carriers. Both the fees charged to Camden's customers for its services and the access charges to interexchange carriers are based upon rates established by the Indiana Utility Regulatory Commission ("IURC") for intrastate services and the Federal Communications Commission ("FCC") for interstate services. Generally, these fees are a function of a prescribed return on Camden's investment in plant and equipment and its cost of services provided to its subscribers.

                The audited financial statements for the years ended December 31, 1994, 1993, and 1992, and the unaudited financial statements for the periods ended June 30, 1995 and 1994, included in this Proxy Statement-Prospectus are stated to comply with the financial reporting requirements mandated by generally accepted accounting principles reflecting practices appropriate to the telephone industry. Camden uses a fiscal year ending December 31.

                Net income totaled $449,372, $349,614 and $367,832 for the three fiscal years ended 1994, 1993 and 1992, respectively, reflecting an increase of 28.5% in 1994 and an decrease of 5.0% in 1993. Net income totaled $234,421 and $214,627 for the six month periods ended June 30, 1995 and 1994, respectively. See the analysis set forth in "Operating Revenues," "Operating Expenses" and "Other Items" listed below.

                Earnings per share were $1,605 in 1994, $1,249 in 1993 and $1,314 in 1992 based upon 280 shares outstanding in each year. Earnings per share for the six month periods ended June 30, 1995 and 1994 were $837 and $767, respectively, based upon 280 shares outstanding in each period.

OPERATING REVENUES

                In the years ended December 31, 1994, 1993, and 1992, operating revenues totaled $1,220,607, $1,084,179 and $1,044,977, respectively. This equates to increases of 12.6% in 1994 and 3.8% in 1993. Operating revenues for the six month periods ended June 30, 1995 and 1994 totaled $600,503 and $554,106, respectively, reflecting an increase of 8.4%.

                Local network service revenues are derived from providing local telephone exchange service within Camden's franchise area. Local network service revenues increased $5,534 (2.2%) and $6,945 (2.8%) in 1994 and 1993, respectively.

                Network access service revenues result from charges assessed to interexchange network to transmit long-distance communications ("toll calls"). Such revenues are based upon the allocation of operating expenses and telephone plant investment to interstate and intrastate jurisdictions under cost separation procedures established by the FCC. Revenues are designed to cover expenses and provide a rate of return on plant investment. Charges to interexchange carriers for interstate network usage are based on tariffs filed with the FCC by the National Exchange Carriers Association ("NECA"), a service organization formed after the AT&T divestiture for the purpose of administering collection and distribution of revenues between its member local exchange carriers and the interexchange carriers. Charges to interexchange carriers for intrastate network usage are based on tariffs established by state regulatory agencies. The interstate portion of these revenues is initially received based on estimates of expenses, plant investment and rates of return for the settlement period (usually a calendar year). The intrastate portion of these revenues is received based on approved tariffs and is influenced by changes in traffic levels as measured by minutes of use.

                Network access service revenues increased $118,759 (16.8%) in 1994 and $44,628 (6.8%) in 1993. The increase in 1994 resulted primarily from an increase in message volume. The increase in 1993 was mainly due to a switched access rate increase.

                Billing and collection revenues increased $8,154 (7.8%) in 1994 and decreased $1,373 (1.3%) in 1993. The increase in 1994 was due to an increase in message volume.

                Local network services revenues increased $5,659 (4.6%) in the six months ended June 30, 1995. Network access revenues increased $36,682 (10.1%). Network access revenues for the six month period ending June 30, 1994, were reduced by $13,541 for charges related to prior period excess earnings. The remaining network access increase of $23,141 is due mainly to an increase in message volume. Billing and collection revenues increased by $4,198 (7.7%) for the six months ended June 30, 1995.

                The operating revenue of Camden will not be impacted if the pending Merger with Sub is not consummated.

OPERATING EXPENSES

                Operating expenses totaled $584,072, $577,996 and $552,276 for the years ended 1994, 1993 and 1992, respectively. This equates to increases of 1.1% in 1994 and 4.7% in 1993. Operating expenses for the six month periods ended June 30, 1995 and 1994 totaled $312,856 and $250,316, respectively. This 25.0% increase resulted primarily from additional plant repairs, additional wage expense, expenditures on meetings, and a consultant report for management.

                Plant specific operations expenses increased $1,561 (1.5%) in 1994 and $11,501 (12.0%) in 1993. The 12.0% increase in 1993 related mainly to increased repair costs of central office switching and transmission facilities.

                Plant nonspecific operations expenses did not change in 1994 and increased $1,860 (3.5%) in 1993.

                Depreciation and amortization decreased $18,593 (11.9%) in 1994 and increased $3,145 (2.1%) in 1993. The 11.9% decrease in 1994 was primarily due to reduced depreciation from assets that were fully depreciated.

                Customer operations expense increased $9,050 (11.8%) in 1994 and $5,236 (7.3%) in 1993. The 11.8% increase in 1994 was mainly due to an increase in the cost of call completion services and labor costs to provide customer service while the 7.3% increase in 1993 was primarily due to the increased costs of customer service.

                Corporate operations expense increased $14,092 (7.7%) in 1994 and $3,978 (2.2%) in 1993. The 7.7% increase in 1994 was primarily due to the costs of billing additional interexchange carriers.

                Operating taxes consist of federal and state income taxes as well as property taxes. Total operating taxes increased $56,320 (29.9%) in 1994 and $18,281 (10.8%) in 1993. The 29.9% increase in 1994 was primarily attributable to the $63,155 (58.3%) increase in federal income taxes related to the increase in operating income. The 1993 increase was attributable mainly to the adjustment of deferred taxes when the Company adopted FASB Statement 109, "Accounting for Income Taxes".

                The operating expenses of Camden will not be impacted if the pending merger with Sub is not consummated.

OTHER ITEMS

                Interest  income totaled  $46,370,  $59,200 and $74,124 in 1994,
1993 and 1992, respectively, resulting in decreases of 21.7% in 1994 and 20.1% in 1993. Interest income has steadily decreased over the past two years primarily because of decreases in interest rates after reinvestment of funds.

                Partnership  income was  $69,566,  $62,678  and $89,680 in 1994,
1993 and 1992, respectively, an increase of 11.0% in 1994 and a decrease of 30.1% in 1993. Partnership income for the six month periods ended June 30, 1995 and 1994 totaled $68,875 and $30,994, respectively, reflecting an increase of 122%. Partnership income is recognized when it is distributed by the partnership. Partnership distributions vary according to the cash needs of the partnership. These distributions do not necessarily correspond to income at the partnership level.

                Federal and state income taxes - nonoperating generally reflect the changes in the level of pretax nonoperating income.

                Interest expense totaled $33,699, $59,604 and $67,854 in 1994, 1993 and 1992, respectively, resulting in decreases of 43.5% in 1994 and 12.2% in 1993. This reduction in interest expense relates to the reduction in long-term debt in each of the years.

LIQUIDITY AND CAPITAL RESOURCES

                Cash and cash equivalents, temporary investments and government securities were $1,063,264, $1,266,310 and $927,068 as of December 31, 1994,
1993 and 1992, respectively. This represents a 14.7% increase from December 31, 1992 to December 31, 1994.

                Cash flows from operating activities were $663,381 in 1994, $478,004 in 1993 and $514,804 in 1992. The 38.8% increase in cash flows from operating activities in 1994 primarily results from the increase in net income and accounts payable offset by the reduction in depreciation and deferred income taxes. The 7.1% decrease in 1993 was primarily due to the reduction in net income and the change in working capital.

                Cash flows from investing activities were $356,063 in 1994 and $49,881 in 1993. Cash flows used in investing activities was $90,166 in 1992. The increase in 1994 was due primarily from the maturity of U.S. Government securities offset by the purchase of plant and equipment and municipal bonds. The increase in 1993 reflects the excess of proceeds from the maturity of temporary cash investments and U.S. Government securities over the purchases of these investments and other investments.

                Cash flows used in financing activities were $788,655 in 1994, $550,562 in 1993 and $230,980 in 1992. The primary reasons for the increases in each year relate to the changes in principal payments on long term debt and dividend payments.

                In 1995 capital expenditures are expected to be approximately $125,000. The money is to be used for an upgrade of central office equipment and repair of outside plant cable. It is expected that internally generated funds will be used to finance these improvements.

                It is expected that internally generated funds will be adequate to meet current and future operating needs of Camden. However, while cash flows generated from operations are expected to be sufficient to meet the future operating needs of Camden, future capital expenditures may require additional borrowing. The specific means of obtaining the financing and its resulting impact on the financial position and earnings capacity of Camden have not been determined.

                Inflation and changing prices did not have a material effect on Camden's financial position or earnings during the three years ended December 31, 1994.

                Management of Camden believes that its liquidity and capital operating resources are presently adequate for its anticipated needs and will not be materially impacted if the pending merger with Sub is not consummated.

Material Changes in Financial Condition from December 31, 1994 to June 30, 1995

                Subsequent to the original issuance of Camden's financial statements for the year ended December 31, 1994, Camden discovered that in 1994 excess billings to interexchange carriers had caused
1994 revenues to be overstated by $125,260. The adjustment to revenues reduced reported net income and shareholders' equity by $76,267.

                There have been no other material changes in the financial condition of Camden from December 31, 1994 to June 30, 1995 nor are any material changes anticipated for the remainder of 1995.

                          DESCRIPTION OF CAMDEN SHARES

                The only class of capital stock of Camden authorized by the Articles of Incorporation of Camden, as amended, consists of Camden Shares. The Articles of Incorporation of Camden authorized 560 Camden Shares without par value. There were 280 Camden Shares issued and outstanding on the Camden Record Date.

                Holders of Camden Shares are entitled to one vote for each Camden Share held on all matters submitted to a vote of shareholders. Pursuant to the Articles of Incorporation of Camden, in the election of directors, shareholders are not permitted to cumulate their votes. All issued and outstanding Camden Shares are fully paid and non-assessable.

                Pursuant to Section 23-1-28-3 of the IBCL, the Board of Directors of Camden may not make a distribution to its shareholders if, after giving effect to such distribution (a) Camden would not be able to pay its debts as they become due in the ordinary course of business or (b) its total assets would be less than its total liabilities.

                Upon liquidation of Camden, the holders of Camden Shares are entitled to share ratably in the distribution of all assets remaining after provision for the creditors of Camden.


                         DESCRIPTION OF TDS SECURITIES

                The authorized capital stock of TDS consists of 100,000,000 TDS Common Shares, $1.00 par value, 25,000,000 Series A Common Shares, $1.00 par value ("Series A Common Shares"), and 5,000,000 shares of Preferred Stock, without par value ("Preferred Stock"). As of June 30, 1995, 50,898,032 TDS Common Shares (excluding 484,012 Common Shares held by a subsidiary of TDS), 6,879,661 TDS Series A Common Shares and 453,452 TDS Preferred Shares were outstanding and 31,431 TDS Common Shares were issuable in connection with acquisitions.

Voting Trust

                Over 90% of TDS's outstanding Series A Common Shares are held in a voting trust which expires on June 30, 2009. The voting trust was created to facilitate the long-standing relationships among the trustees' certificate holders. By virtue of the number of shares held by them, the voting trustees have the power to elect 75% of the Directors. The trustees of the voting trust are LeRoy T. Carlson, Jr., a director and the President of TDS, Walter C.D. Carlson, a director of TDS, Letitia G.
Carlson, Melanie J. Heald and Donald C. Nebergall, a director of TDS.

Preferred Stock

                The Board of Directors of TDS is authorized by the Articles of Incorporation of TDS to issue Preferred Stock from time to time in series and to establish as to each series the designation and number of shares to be issued, the dividend rate, the redemption price and terms, if any, the amount payable upon voluntary or involuntary dissolution of TDS, sinking fund provisions, if any, voting rights, if any, and the terms of conversion into TDS Common Shares, if provided for. As of June 30, 1995, an aggregate of 453,452 shares of Preferred Stock of TDS were outstanding, all of which were issued in connection with acquisitions.


Voting Rights

                With respect to the election of directors, the holders of TDS Common Shares, and the holders of Preferred Stock issued before October 31, 1981 (an aggregate of 11,476 shares), voting as a class, are entitled to elect 25% of the Board of Directors of TDS, rounded up to the nearest whole number. The holders of Series A Common Shares, and the holders of Preferred Stock issued after October 31, 1981 (an aggregate of 441,976 shares), voting as a class, are entitled to elect the remaining members of the Board of Directors of TDS. Furthermore, the Articles of Incorporation provide for the Board of Directors to be divided into three classes. Each class is elected for a three-year term. The Board of Directors currently consists of eleven directors. Accordingly, the holders of TDS Common Shares, and the holders of Preferred Stock issued before October 31, 1981, are entitled to elect three directors.

                The holders of TDS Common Shares and the outstanding Preferred Stock are entitled to one vote per share and the holders of Series A Common Shares are entitled to ten votes per share. The holders of TDS Common Shares, Series A Common Shares and Preferred Stock vote as a single class, except with respect to the election of directors as discussed above and with respect to certain amendments to the Articles of Incorporation (e.g., amendments prejudicial to the holders of a class), as to which the Iowa Business Corporation Act grants class voting rights.

                If the number of Series A Common Shares issued and outstanding at any time falls below 500,000 (because of the conversion of Series A Common Shares or otherwise), the holders of Series A Common Shares would lose the right to vote as a separate class (with the holders of Preferred Stock issued after October 31, 1981) in the election of approximately 75% of the directors, and thereafter the holders of Series A Common Shares (with ten votes per share) would vote with the holders of TDS Common Shares and Preferred Stock as a single class in the election of directors. Management of TDS believes it is unlikely that the number of outstanding Series A Common Shares will fall below 500,000, because more than 6,000,000 Series A Common Shares are held in the voting trust described above, and the trustees of the voting trust have indicated that they have no present intention of converting Series A Common Shares into TDS Common Shares. However, if the number of outstanding Series A Common Shares falls below 500,000 with the consequences described above, then the TDS Common Shares listed on the American Stock Exchange may be delisted because the holders of such shares would not have the right, voting as a separate class, to elect approximately 25% of the Board of Directors.

Dividend Rights and Restrictions

                Subject to the satisfaction of all Preferred Stock dividend preference and redemption provisions, holders of TDS Common Shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors. Unless the same, or greater, dividends, on a per share basis, are declared and paid at the same time on the TDS Common Shares, no dividends may be declared or paid on the Series A Common Shares. As of June 30, 1995, the annual preferred dividend requirements on all outstanding Preferred Stock aggregated $2,536,000.

                In the case of stock dividends, the Board of Directors is authorized to permit both the holders of TDS Common Shares and Series A Common Shares to elect to receive cash in lieu of stock.

                Under TDS's loan agreements, at December 31, 1994, all of TDS's consolidated retained earnings were available for the payment of dividends on TDS Common Shares and Series A Common Shares.

Conversion Rights

                The TDS Common Shares have no conversion rights. The Series A Common Shares are convertible, on a share-for-share basis, into TDS Common Shares. An aggregate of 287,886 shares of Preferred Stock were convertible into 992,257 TDS Common Shares as of June 30, 1995.

Other Rights

                The TDS Common Shares and Series A Common Shares have no redemption or sinking fund provisions. An aggregate of 158,086 shares of Preferred Stock at June 30, 1995 had mandatory redemption features. An aggregate of 295,366 shares of Preferred Stock were redeemable at the option of TDS as of June 30, 1995.

                Upon liquidation, holders of TDS Common Shares and Series A Common Shares are entitled to receive a pro rata share of all assets available to shareholders after payment to holders of the shares of Preferred Stock of $100 per share (or, in the aggregate, $45,355,660 as of June 30, 1995), plus a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed for each series of Cumulative Preferred Stock by the Board of Directors. At June 30, 1995, there were no unpaid or accumulated dividends payable on the shares of Preferred Stock.

                The holders of Series A Common Shares have a preemptive right to purchase any additional Series A Common Shares sold for cash, including treasury shares. Holders of TDS Common Shares and Preferred Stock have no preemptive rights.

General

                All issued and outstanding TDS Common Shares and Series A Common Shares and shares of Preferred Stock are fully paid and nonassessable, and all TDS Common Shares offered hereby will be fully paid and nonassessable when issued.

                The Transfer Agent and Registrar for the TDS Common Shares and Series A Common Shares is Harris Trust and Savings Bank, Chicago, Illinois. TDS transfers its Preferred Stock on its own books.

                TDS has and will continue to distribute annual reports to its shareholders which will contain its audited financial statements.

         COMPARATIVE RIGHTS OF TDS SHAREHOLDERS AND CAMDEN SHAREHOLDERS

                If the Merger is consummated, shareholders of Camden, an Indiana corporation, will become shareholders of TDS, an Iowa corporation, and their rights will be governed by the Iowa Business Corporation Act instead of the IBCL, and by the Articles of Incorporation of TDS instead of the Articles of

Incorporation of Camden, which differ in many respects. In addition to the matters described above under "Description of Camden Shares" and "Description of TDS Securities," there are other differences between the rights of shareholders in TDS, and those of shareholders in Camden, certain of which are described below:

Preferred Stock

                No dividends may be paid on the TDS Common Shares until all dividends due on Preferred Stock have been paid. In addition, the rights of holders of TDS Common Shares upon liquidation of TDS are subordinate to the rights of preferred shareholders. Camden has no shares of capital stock with any dividend, liquidation or other preference.

Limitation of Director Liability

                As permitted by Iowa law, the Articles of Incorporation of TDS includes a provision limiting or eliminating under certain circumstances directors' liability for monetary damages for breach of the duty of care. There is no similar provision in the Articles of Incorporation of Camden.

                The above does not present an exhaustive listing of all such differences and certain differences may exist which may be of significance to particular shareholders. Any such shareholder should refer to the respective Articles of Incorporation and state corporation statutes, which are available in the offices of Camden.

                                 LEGAL MATTERS

                The validity of the TDS Common Shares offered hereby will be passed upon for TDS by Sidley & Austin, Chicago, Illinois. Walter C.D. Carlson, Michael G. Hron and William S. DeCarlo, a Director, Secretary and Assistant Secretary, respectively, of TDS, are members of that law firm. Mr. Carlson is also a trustee of a voting trust which controls TDS.


                                    EXPERTS

TDS

                The audited consolidated financial statements and schedules of TDS incorporated by reference in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP., independent public accountants, as indicated in their reports incorporated by reference herein. The combined financial statements of the Los Angeles SMSA Limited Partnership, the Nashville/Clarksville MSA Limited Partnership and the Baton Rouge MSA Limited Partnership incorporated by reference in this Proxy Statement-Prospectus have been reviewed for compilation by Arthur Andersen LLP., as indicated in their report incorporated by reference herein. Reference is made to this report which includes an explanatory paragraph with respect to uncertainties discussed in
Note 7 of the Notes to Unaudited Combined Financial Statements. The reports of other independent accountants on the underlying financial statements which have been combined are incorporated by reference herein. The financial statements and schedules referred to above have been incorporated by reference in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports.

Camden

                The  balance  sheets of Camden  Telephone  Company,  Inc.  as of
December 31, 1994 and 1993 and the statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994 have been audited by Kehlenbrink, Lawrence & Pauckner, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                       INDEX TO CAMDEN FINANCIAL STATEMENTS

Interim Unaudited Statements:


Balance Sheets as of June 30, 1995 and December 31, 1994..................F-2


Statements of Income for the six month periods ended
           June 30, 1995 and 1994.........................................F-4


Statements of Changes in Shareholders' Equity for the six
           month periods ended June 30, 1995 and 1994.....................F-5


Statements of Cash Flows for the six month periods ended
           June 30, 1995 and 1994.........................................F-6

Notes to Financial Statements.............................................F-7

Annual Audited Statements:


Independent Auditor's Report..............................................F-8


Balance Sheets as of December 31, 1994 and 1993...........................F-9


Statements of Income for the years ended December 31, 1994,
           1993 and 1992 ................................................F-10


Statements of Changes in Shareholders' Equity for
           the years ended December 31, 1994, 1993 and 1992..............F-12


Statements of Cash Flows for the years ended
           December 31, 1994, 1993 and 1992..............................F-13


Notes to Financial Statements............................................F-14

                              CAMDEN TELEPHONE COMPANY, INC.

                                     BALANCE SHEETS


                                             (UNAUDITED)
                   ASSETS                      June 30,             December 31,
                                                 1995                   1994
                                             -----------            -----------
CURRENT ASSETS
    Cash and cash equivalents               $    946,348            $   849,552
    Temporary cash investments - at cost             ---                213,712
    Telecommunications accounts receivable        83,467                127,643
    Income tax refund                             92,181                  ---
    Interest receivable                            3,854                  7,164
    Material and supplies                         12,551                 12,155
    Prepayments                                    7,090                  6,024
    Deferred income tax                            3,757                  3,757
                                                   -----                  -----

                  Total current assets      $  1,149,248            $ 1,220,007
                                               ---------              ---------


NONCURRENT ASSETS
    Leased equipment, net of accumulated
        depreciation of $28,843 and $26,130
        respectively                        $     12,776            $    15,914
    Investments, at cost                         261,837                200,000
    Investments, at fair value                       ---                 48,880
    Other investments                            286,348                286,348
    Unamortized debt issuance expense                 72                    101
                                               ---------              ---------

                                            $    561,033            $   551,243
                                               ---------              ---------


TELECOMMUNICATIONS PLANT
    Telecommunications plant in service     $  2,813,917            $ 2,899,377
    Less - Accumulated depreciation            1,637,212              1,748,242
                                               ---------              ---------
                                            $  1,176,705            $ 1,151,135
                                               ---------              ---------


                  Total Assets              $  2,886,986            $ 2,922,385
                                               =========              =========



                    See selected information following these
                             financial statements.

                       CAMDEN TELEPHONE COMPANY, INC.

                              BALANCE SHEETS

                                               (UNAUDITED)
     LIABILITIES AND STOCKHOLDERS' EQUITY        June 30,          December 31,
                                                  1995                 1994
CURRENT LIABILITIES                            ------------        ------------
    Current maturities on long-term debt -
        REA notes                             $   109,684           $   112,009
    Accounts payable                              229,388               136,628
    Customer deposits                               2,300                 2,200
    Income tax payable                                ---                81,498
    Other accrued taxes                            22,957                22,929
    Other current liabilities                      11,492                14,549
                                                ---------             ---------

             Total current liabilities        $   375,821           $   369,813
                                                ---------             ---------


LONG-TERM DEBT
        REA Notes                             $   266,816           $   320,395
                                                ---------             ---------

DEFERRED CREDITS
    Unamortized investment tax credits        $    80,790           $    85,940
    Deferred income taxes                         271,364               271,364
                                                ---------             ---------

                                              $   352,154           $   357,304
                                                ---------             ---------


STOCKHOLDERS' EQUITY
    Capital stock, common, without par
        value; 560 shares authorized, 280
          shares issued and outstanding       $    38,016           $    38,016
    Retained earnings                           1,854,179             1,843,758
    Net unrealized loss on marketable
       securities                                     ---                (6,901)
                                                ---------              ---------

                                              $ 1,892,195           $ 1,874,873
                                                ---------             ---------


                  Total Liabilities and
                  Stockholders' Equity        $ 2,886,986           $ 2,922,385
                                                =========             =========


                    See selected information following these
                             financial statements.

                         CAMDEN TELEPHONE COMPANY, INC.

                              STATEMENTS OF INCOME
                                   (UNAUDITED)

                                               For The Six Months Ended
                                           June 30,               June 30,
                                            1995                    1994
                                        ------------            ------------
OPERATING REVENUES
     Local network services           $      129,665          $      124,006
     Network access services                 400,026                 363,344
     Billing and collection revenues          58,654                  54,456
     Miscellaneous revenues                   12,158                  11,343
     Uncollectible revenues                      ---                     957
                                      --------------          --------------

           Total operating revenues   $      600,503          $      554,106
                                      --------------          --------------

OPERATING EXPENSES
     Plant specific operations        $       63,493          $       45,741
     Plant nonspecific operations             29,531                  24,453
     Depreciation and amortization            66,911                  61,577
     Customer operations                      45,578                  37,702
     Corporate operations                    107,343                  80,843
                                      --------------          --------------

           Total operating expenses   $      312,856          $      250,316
                                      --------------          --------------

OPERATING TAXES
     Federal income tax               $       76,874          $       78,661
     State income taxes                       18,951                  21,177
     Property taxes                           12,480                  10,560
                                      --------------          --------------

           Total operating taxes      $      108,305          $      110,398
                                      --------------          --------------

           Net operating income       $      179,342          $      193,392

OTHER INCOME AND DEDUCTIONS
     Interest income                          23,382                  24,076
     Nonregulated income                      13,452                  14,750
     Partnership income                       68,875                  30,994
     Federal and state income taxes -
         Nonoperating                        (41,346)                (27,309)
                                      --------------          --------------

    Income before interest expense    $      243,705          $      235,903
                                      --------------          --------------
INTEREST AND RELATED ITEMS
     Interest on long term debt       $        9,256          $       21,248
     Other interest                               28                      28
                                      --------------          --------------

    Total interest and related items  $        9,284          $       21,276
                                      --------------          --------------

            NET INCOME                $      234,421          $      214,627
                                      ==============          ==============



                    See selected information following these
                             financial statements.

                           CAMDEN TELEPHONE COMPANY, INC.

                   STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                    (UNAUDITED)


                                              Net Unrealized
                                 Common           Loss On            Retained
                                 Stock      Marketable Securities    Earnings
                              ------------  ---------------------    --------
Balance, December 31, 1993   $    38,016       $       -0-         $ 1,590,386

Net income                                                             214,627

Dividends paid                                                        (196,000)

Balance, June 30, 1994       $    38,016       $       -0-         $ 1,609,013
                             ===========       ===========         ===========




Balance, December 31, 1994   $    38,016       $  (6,901)          $ 1,843,758

Net income                                                             234,421

Dividends paid, $800 per share                                        (224,000)

Decrease in unrealized loss
    on marketable securities                       6,901
                             -----------        ----------          ----------

Balance, June 30, 1995       $    38,016       $      -0-          $ 1,854,179
                             ===========       ===========         ===========



                    See selected information following these
                             financial statements.

                           CAMDEN TELEPHONE COMPANY, INC.

                              STATEMENTS OF CASH FLOWS
                                    (UNAUDITED)

                                                    For The Six Months Ended
                                                  June 30,           June 30,
                                                    1995               1994
                                                 -----------        ----------
OPERATING ACTIVITIES
 Net income                                      $   234,421        $  214,627
 Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                    70,720            65,750
     Investment tax credits                           (5,150)           (5,191)
     Changes in operating assets and liabilities:
       Accounts receivable                            44,176           (46,636)
       Other current assets                          (90,333)           (1,162)
       Accounts payable                               92,760            95,729
       Other current liabilities                     (84,427)          (36,747)
                                                    --------          --------

        NET CASH PROVIDED FROM
            OPERATING ACTIVITIES                 $   262,167         $ 286,370
                                                 -----------         ---------

INVESTING ACTIVITIES
 Additions to plant and equipment,
   net of salvage                                $   (93,123)        $  (6,394)
 Maturity of U.S. Government securities                  ---           447,547
 Purchase of municipal bonds                             ---          (200,000)
 Purchase of municipal bond fund                      (6,056)          (49,650)
 Maturity of Certificates of Deposit                 213,712               ---
                                                  ----------         ---------

        NET CASH PROVIDED FROM
            INVESTING ACTIVITIES                 $   114,533         $ 191,503
                                                 -----------         ---------

FINANCING ACTIVITIES
 Principal payments on long term debt            $   (55,904)         (341,523)
 Dividends paid                                     (224,000)         (196,000)
                                                  ----------          --------


         NET CASH USED IN FINANCING ACTIVITIES   $  (279,904)       $ (537,523)
                                                  ----------        ----------


INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                $    96,796        $  (59,650)
                                                  ----------        ----------
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                             $   849,552        $  618,763
                                                  ----------        ----------


CASH AND CASH EQUIVALENTS AT END OF PERIOD       $   946,348        $  559,113
                                                  ==========        ==========



                    See selected information following these
                             financial statements.

                         CAMDEN TELEPHONE COMPANY, INC.

                     SELECTED INFORMATION-SUBSTANTIALLY ALL
                   DISCLOSURES REQUIRED BY GENERALLY ACCEPTED
                     ACCOUNTING PRINCIPLES ARE NOT INCLUDED

                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994



 NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of Camden Telephone Company, Inc. (the Company), all adjustments considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1995, are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. For further information, refer to the annual December 31, 1994, financial statements and notes thereto.

 NOTE 2 - PROPOSED MERGER

On April 27, 1995, the Board of Directors of Camden Telephone Company, Inc. met and approved a merger agreement ("Merger Agreement") with Telephone and Data Systems, Inc. ("TDS") and TDS-Camden Acquisition Corp., a wholly owned subsidiary of TDS ("Sub"). The Merger Agreement, executed on April 27, 1995, by TDS, Sub and Camden Telephone Company, Inc., was amended by both the First Supplemental Agreement dated June 29, 1995 and the Second Supplemental Agreement dated August 10, 1995. An affirmative vote of the holders of a majority of the outstanding shares of the Company's stock is required to approve the Merger Agreement, as amended. In addition, the merger is subject to approval by the Indiana Utility Regulatory Commission and the Federal Communications Commission. The Merger Agreement, as amended, includes certain other closing conditions precedent to consummation of the transaction.

To the Board of Directors
Camden Telephone Company, Inc.


                          Independent Auditor's Report


We have audited the accompanying balance sheets of Camden Telephone Company, Inc. as of December 31, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows for the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards and the Governmental Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Camden Telephone Company, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Footnote 10, the financial statements have been restated to adjust for excess billings previously included in the 1994 financial report.



KEHLENBRINK, LAWRENCE & PAUCKNER

Indianapolis, Indiana
January 11, 1995

                        CAMDEN TELEPHONE COMPANY, INC.

                               BALANCE SHEETS



         ASSETS                                  December 31,     December 31,
                                                    1994              1993
                                                 ------------     -------------
CURRENT ASSETS
     Cash and cash equivalents - Notes 1 and 2  $   849,552       $   618,763
     Temporary cash investments - at cost           213,712           200,000
     U.S. Government securities  - Note 3               ---           447,547
     Telecommunications accounts receivable -
       Note 2                                       127,643            92,702
     Interest receivable                              7,164            13,435
     Material and supplies - Note 1                  12,155             7,296
     Prepayments                                      6,024             5,666
     Deferred income tax                              3,757             3,459
                                                 ----------        ----------

                  Total current assets          $ 1,220,007       $ 1,388,868
                                                 ----------        ----------


NONCURRENT ASSETS
     Leased equipment, net of accumulated
        depreciation of $26,130 and $27,916,
           respectively - Note 1                $    15,914       $    20,725
     Bank certificates of deposit, at cost              ---           205,828
     Investments, at cost - Note 3                  200,000               ---
     Investments, at fair value - Note 3             48,880               ---
     Other investments - Notes 1 and 4              286,348           286,348
     Unamortized debt issuance expense                  101               157
     Deferred retirements - Note 1                      ---             3,823
                                                 ----------        ----------

                                                $   551,243       $   516,881
                                                 ----------        ----------

TELECOMMUNICATIONS PLANT - Notes 1 and 6
     Telecommunications plant in service        $ 2,899,377       $ 2,895,341
     Less - Accumulated depreciation              1,748,242         1,635,626
                                                 ----------        ----------

                                                $ 1,151,135       $ 1,259,715
                                                 ----------        ----------

                  Total Assets                  $ 2,922,385       $ 3,165,464
                                                 ==========        ==========



              The accompanying notes are in integral part of these
                             financial statements.

                          CAMDEN TELEPHONE COMPANY, INC.

                                  BALANCE SHEETS


      LIABILITIES AND STOCKHOLDERS' EQUITY     December 31,       December 31,
                                                   1994               1993
                                              -------------       ------------
CURRENT LIABILITIES
    Current maturities on long-term debt -
        REA notes - Note 5                     $   112,009        $    83,500
    Accounts payable                               136,628             17,142
    Customer deposits                                2,200              2,700
    Income tax payable - Note 9                     81,498             39,733
    Other accrued taxes                             22,929             21,101
    Other current liabilities                       14,549             18,934
                                                ----------         ----------

             Total current liabilities         $   369,813        $   183,110
                                                ----------         ----------


LONG-TERM DEBT
    REA Notes - Note 5                         $   320,395        $   941,559
                                                ----------         ----------


DEFERRED CREDITS
    Unamortized investment tax credits -
        Note 1                                 $    85,940        $    96,322
    Deferred income taxes - Notes 1 and 9          271,364            316,071
                                                ----------         ----------

                                               $   357,304        $   412,393
                                                ----------         ----------


STOCKHOLDERS' EQUITY - Note 8
    Capital stock, common, without par
        value; 560 shares authorized, 280
          shares issued and outstanding        $    38,016        $    38,016
    Retained earnings                            1,843,758          1,590,386
    Net unrealized loss on marketable
        securities - Note 3                         (6,901)               ---
                                                ----------         ----------

                                               $ 1,874,873        $ 1,628,402
                                                ----------         ----------

                  Total Liabilities and
                  Stockholders' Equity         $ 2,922,385        $ 3,165,464
                                                ==========         ==========




              The accompanying notes are in integral part of these
                             financial statements.

                          CAMDEN TELEPHONE COMPANY, INC.

                               STATEMENTS OF INCOME




                                             For The Years Ended
                                 December 31,     December 31,    December 31,
                                     1994             1993            1992
                                  -----------     -----------     -----------
OPERATING REVENUES - NOTE 1
  Local network service           $   259,712     $   254,178     $   247,233
  Network access services             824,484         705,725         661,097
  Billing and collection revenues     113,174         105,020         106,393
  Miscellaneous revenues               22,316          21,129          28,415
  Uncollectible revenues                  921          (1,873)          1,839
                                   ----------      ----------      ----------

      Total operating revenues    $ 1,220,607     $ 1,084,179     $ 1,044,977
                                   ==========      ==========      ==========

OPERATING EXPENSES
  Plant specific operations       $   108,977     $   107,416     $    95,915
  Plant nonspecific operations         54,524          54,558          52,698
  Depreciation and amortization       137,475         156,068         152,923
  Customer operations                  85,932          76,882          71,646
  Corporate operations                197,164         183,072         179,094
                                   ----------      ----------      ----------

      Total operating expenses    $   584,072     $   577,996     $   552,276
                                   ----------      ----------      ----------

OPERATING TAXES - NOTES 1 and 9
  Federal income tax              $   171,423     $   108,268     $   113,092
  State income taxes                   48,138          60,678          33,726
  Property taxes                       24,987          19,282          23,129
                                   ----------      ----------      ----------

      Total operating taxes       $   244,548     $   188,228     $   169,947
                                   ----------      ----------      ----------

      Net operating income        $   391,987     $   317,955     $   322,754

OTHER INCOME AND DEDUCTIONS
  Interest income                      46,370          59,200          74,124
  Nonregulated income                  27,444          28,012          21,674
  Partnership income - Note 4          69,566          62,678          89,680
  Federal and state income taxes -
    Nonoperating - Note 9             (52,296)        (58,627)        (72,546)
                                   ----------      ----------      ----------


      Income before interest
        expense                   $   483,071     $   409,218     $   435,686
                                   ----------      ----------      ----------

INTEREST AND RELATED ITEMS
  Interest on long term
    debt - Note 5                 $    33,642     $    59,547     $    67,797
  Other interest                           57              57              57
                                   ----------      ----------      ----------

      Total interest and
        related items             $    33,699     $    59,604     $    67,854
                                   ----------      ----------      ----------


NET INCOME                        $   449,372     $   349,614     $   367,832
                                   ==========      ==========      ==========

EARNINGS PER SHARE                $  1,604.90     $  1,248.62     $  1,313.69
                                   ==========      ==========      ==========





              The accompanying notes are in integral part of these
                             financial statements.

                        CAMDEN TELEPHONE COMPANY, INC.

                STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                             Net Unrealized
                                                Loss On
                                  Common       Marketable          Retained
                                   Stock       Securities          Earnings
                                 ---------   --------------       -----------
Balance, December 31, 1991       $  38,016      $     -0-         $ 1,222,940

Net Income                                                            367,832

Dividends paid                                                       (168,000)
                                  --------       ----------        ----------
Balance, December 31, 1992       $  38,016      $     -0-         $ 1,422,772

Net income                                                            349,614

Dividends paid - $650 per share                                      (182,000)
                                  --------       ----------        ----------
Balance, December 31, 1993       $  38,016      $     -0-         $ 1,590,386

Net income                                                            449,372

Dividends paid, $700 per share                                       (196,000)

Cumulative effect of accounting
  change, net unrealized loss on
  marketable securities - Note 3                     (6,901)
                                  --------        ----------       ----------

Balance, December 31, 1994       $  38,016       $   (6,901)      $ 1,843,758
                                  ========        ==========       ==========




              The accompanying notes are in integral part of these
                             financial statements.

                         CAMDEN TELEPHONE COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                               For The Years Ended
                                       December 31,  December 31,   December 31,
                                          1994          1993           1992
                                       ------------  ------------   -----------
OPERATING ACTIVITIES
  Net income                            $  449,372    $  349,614      $367,832
  Adjustments to  reconcile  net
     income to net cash provided
      by operating activities:
        Depreciation and amortization      145,089       164,418       161,583
        Deferred income taxes              (45,005)      (11,935)       (3,397)
        Investment tax credits             (10,382)      (10,467)      (10,607)
        Changes in operating assets
          and liabilities:
            Accounts receivable            (34,941)       13,660       (21,685)
            Other current assets             1,054           543         3,628
            Accounts payable               119,486         9,972        (8,408)
            Other current liabilities       38,708       (37,801)       25,858
                                        ----------    ----------    ----------

          NET CASH PROVIDED FROM
          OPERATING ACTIVITIES          $  663,381    $  478,004    $  514,804
                                        ----------    ----------    ----------

INVESTING ACTIVITIES
  Additions to plant and equipment,
    net of salvage                      $  (27,819)   $  (30,483)   $  (22,454)
  Purchase of temporary cash investments    (7,884)       (7,337)     (312,697)
  Maturity of temporary cash investments   200,000        84,976       279,070
  Purchase of U.S. Government securities      --        (797,275)         --
  Maturity of U.S. Government securities   447,547       800,000       251,615
  Purchase of municipal bonds             (200,000)         --            --
  Purchase of municipal bond fund          (55,781)         --            --
  Investment in limited partnership           --            --        (275,500)
  Investment in Camden Cellular Telephone
    Company, Inc.                             --            --         (10,200)
                                        ----------     ----------   ----------

          NET CASH PROVIDED FROM
          INVESTING ACTIVITIES          $  356,063    $   49,881    $  (90,166)
                                        ----------    ----------    ----------

FINANCING ACTIVITIES
  Principal payments on long term debt  $ (592,655)   $ (368,562)   $  (62,980)
  Dividends paid                          (196,000)     (182,000)     (168,000)
                                        ----------    ----------    ----------

          NET CASH USED IN
          FINANCING ACTIVITIES          $ (788,655)   $ (550,562)   $ (230,980)
                                        ----------    ----------    ----------

INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                    $  230,789    $  (22,677)   $  193,658

CASH AND CASH EQUIVALENTS
AT BEGINNING OF YEAR                       618,763       641,440       447,782
                                        ----------    ----------    ----------

CASH AND CASH EQUIVALENTS
AT END OF YEAR                          $  849,552    $  618,763    $  641,440
                                        ==========    ==========    ==========







              The accompanying notes are in integral part of these
                             financial statements.

                         CAMDEN TELEPHONE COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994






NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company conform to generally accepted accounting principles and reflect practices appropriate to the telephone industry. The accounting records of the Company are maintained in accordance with the uniform system of accounts prescribed by the Federal Communications Commission.

Telephone plant is stated at original cost and includes expenditures for items which substantially increase the useful lives of the property, buildings and equipment. Renewals and betterments of units of property are charged to telephone plant in service. The original cost of depreciable property retired, together with removal cost less any salvage realized is charged to accumulated depreciation. No gain or loss is recognized in connection with ordinary retirements of depreciable property. Maintenance, repairs and minor renewals are expensed as incurred.

Depreciation on telephone plant for financial statement purposes is computed by the use of the straight-line method which is estimated to allocate the cost of depreciable plant equally over its estimated service life. The annual composite rate was 4.6% in 1994, 5.1% in 1993 and 5.2% in 1992. For income tax purposes, depreciation is computed by the use of accelerated methods.

Deferred taxes are provided on temporary differences arising from assets and liabilities whose bases are different for financial reporting and income tax purposes, primarily due to depreciable assets, property taxes and recognition of partnership income.

Investment tax credits are deferred and amortized over the estimated average useful lives of the telephone plant.

All local and access revenues are recognized in the period in which they are earned regardless of the period in which they are billed.

Materials and supplies are valued at cost.

Investments which are not readily marketable are valued at cost.

Debt issuance expense is being amortized over the life of the respective debt issue on a straight-line basis.

                         CAMDEN TELEPHONE COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES     (CONTINUED)

Retirements of telephone plant which have not reached its estimated service life have been deferred for financial reporting purposes and are being amortized over a five year period. For income tax purposes, the plant was expensed in the year retired.

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Income taxes and interest paid were $285,479 and $38,467 in 1994, $228,840 and $62,560 in 1993 and $204,337 and $68,142 in 1992,
respectively.

Earnings per share have been calculated by dividing net income by the weighted average number of shares outstanding during each year. The weighted average shares outstanding were 280 for all years.

NOTE 2 - CONCENTRATIONS OF CREDIT RISK

The Company's business activity consists of providing local telephone service to customers residing in north central Indiana and connecting various long distance telephone carriers to said customers. Receivables from long distance carriers as of December 31, 1994 and 1993 were unsecured and totaled $118,782 and $70,930, respectively.

The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's bank deposits are $568,791 in excess of the amount insured.

NOTE 3 - INVESTMENTS IN MARKETABLE SECURITIES

In 1994, the Company adopted the provisions of SFAS 115 - Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of SFAS 115, all securities classified as available-for-sale are reported at fair value. The unrealized gain or loss on these securities is reported as a separate component of stockholders' equity. Investments which are expected to be held until maturity are reported at cost. A summary of the investments follows:

                                         Fair                        Unrealized
                                        Value            Cost        Gain(Loss)
                                      -----------     -----------    ----------

Investments held to maturity - 1994
Municipal bonds maturing 1-5 years    $   193,556     $    200,000   $  (6,444)
                                      ===========     ============   ==========

Investments held to maturity - 1993
U.S. Government obligations maturing
     within 1 year                    $   447,872     $    447,547   $     325
                                      ===========     ============   ==========


Investments available for sale - 1994
Municipal bond fund                   $    48,880     $     55,781   $  (6,901)
                                      ===========     ============   ==========


Stockholders'   equity  for  1994  includes  an   unrealized   holding  loss  on
available-for-sale securities of $6,901.

NOTE 4 - INDIANA RSA NUMBER 4 LIMITED PARTNERSHIP

The Company has a 13.775% ownership interest as a limited partner in the Indiana RSA Number 4 Limited Partnership. The Company owns a 51% interest in Camden Cellular Telephone Company, Inc. which owns 1% of the partnership. The financial transactions of the subsidiary have not been consolidated in this financial statement due to the immaterial effect they would have on the financial statements.

The partnership provides cellular service to a rural area with several smaller cities in northern Indiana. At December 31, 1994, the Company had made $275,638 in capital contributions to the partnership and paid a total of $10,710 for Camden Cellular Telephone Company, Inc. stock. The fair market value of the partnership interest may differ significantly from the carrying value, however, a reasonable estimate of fair market value could not be made without incurring excessive costs. Partnership income is recognized when it is distributed by the partnership.



NOTE 5 - ASSETS PLEDGED AND LONG TERM DEBT

Long-term debt consists of mortgage notes payable to the United States of America, pursuant to the Rural Electrification Act of 1936, and are secured by all assets of the company. The terms of the mortgage notes are as follows:

                                                  1994                1993
                                               ----------          ----------

2% mortgage notes, payable in quarterly
installments of $6,702, including
principal and interest, through maturity.
Notes mature at various dates from
1995 through 1997.                            $    52,621         $    78,060

5% mortgage  notes,  payable in  quarterly
installments  of $26,079,  including
principal and interest, through maturity.
Notes mature in 1999                              379,783             946,999
                                                  -------             -------

                                              $   432,404         $ 1,025,059

Less current maturities                           112,009              83,500
                                                  -------              ------
                                              $   320,395         $   941,559
                                                  =======             =======



Maturities on long-term debt for years subsequent to December 31, 1994 are as follows:

                              1995   112,009
                              1996   107,359
                              1997   107,322
                              1998    99,907
                              1999     5,807

                         CAMDEN TELEPHONE COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994




NOTE 6 - TELEPHONE PLANT IN SERVICE

The major classes of property are detailed below:

                                               1994                  1993
                                           -----------            -----------

Land                                       $    5,691            $    5,691
Buildings                                     180,217               180,216
Telephone plant                             2,527,158             2,515,433
Furniture and office equipment                 66,113                66,113
Vehicles and other work equipment             120,198               127,888
                                           ----------             ---------
         Total telephone plant
         in service                        $2,899,377            $2,895,341
                                           ==========            ==========


Depreciation for the years ended December 31, 1994, 1993 and 1992 was $133,651, $148,421, and $153,879 respectively.



NOTE 7 - PENSION

The Company sponsors a defined contribution pension plan that covers all employees. The plan is a target benefit plan. Contributions to the plan are designed to provide a certain benefit at normal retirement age. The amount of retirement expense for the years ended December 31, 1994, 1993, and 1992 was $14,313, $14,178, and $12,098, respectively.



NOTE 8 - CAPITAL STOCK AND RETAINED EARNINGS

The long-term debt agreements contain restrictions regarding the payment of dividends or redemption of capital stock. The restrictions are related in general to the Company's adjusted net worth and assets (as defined). At December 31, 1993 the Company qualified as to adjusted net worth and assets; therefore a dividend of $700 per share totaling $196,000 was approved and paid during 1994.



NOTE 9 - INCOME TAXES

During 1993, the Company adopted FASB Statement 109, "Accounting for Income Taxes", which changed the criteria for measuring the provision for income taxes and recognizing deferred tax assets and liabilities on the balance sheet. The change did not have a material effect on net income, but had the effect of increasing state income tax expense and decreasing federal tax expense for 1993. The Company's net deferred tax asset and liability consists of:

                                               1994                      1993
                                         ------------               -----------
Current
   Deferred tax asset                      $    3,757               $    3,459
                                           ==========               ==========
Noncurrent
   Deferred tax asset                      $   58,205               $   19,960
   Deferred tax liabilities                  (329,569)                (336,031)
                                           ----------               ----------

   Net deferred tax liability              $ (271,364)              $ (316,071)
                                           ==========               ==========

                         CAMDEN TELEPHONE COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994




The components of income tax expense from operations were as follows:


                      1994                   1993                  1992
              --------------------   -------------------   -------------------

               Federal       State     Federal     State     Federal     State

Current      $ 259,965   $  67,279   $ 200,033   $ 49,943  $ 184,730   $ 48,637
Deferred       (36,222)     (8,783)    (34,282)    22,347     (2,855)      (542)
Deferred ITC   (10,382)       --       (10,468)      --      (10,606)      --
             ---------    --------   ---------   --------  ---------   --------

   TOTAL     $ 213,361   $  58,496   $ 155,283   $ 72,290  $ 171,269   $ 48,095
             =========   =========   =========   ========  =========   ========


NOTE 9 - INCOME TAXES - CONTINUED

The effective income tax rate differs from the federal statutory rate of 34% due to the following factors:

                                   1994        1993      1992
                                  -------     -------   ------

Statuary federal income tax rate   34.0%      34.0%      34.0%

State income taxes net of federal
  tax benefit                       5.4        8.3        5.4

Amortization of investment credit  (1.4)      (1.8)      (1.8)
Other differences                   (.3)      (1.1)       (.2)
                                    ----       ----       ----

Effective tax rate                 37.7%      39.4%      37.4%
                                    ====       ====       ====



NOTE 10 - SUBSEQUENT CHANGES TO FINANCIAL STATEMENTS

Subsequent to the original issuance of the financial statements, the company discovered that in 1994 excess billings to interexchange carriers had caused revenues to be overstated by $125,260. The adjustment to revenues reduced reported net income and shareholders' equity by $76,267.

                                                            ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                           Dated as of April 27, 1995

                                  By and Among

                       Telephone and Data Systems, Inc.,

                         TDS - Camden Acquisition Corp.

                                      and

                         Camden Telephone Company, Inc.

                               TABLE OF CONTENTS


                                                                          Page

SECTION 1.  THE MERGER..................................................    1
     1.1    The Merger..................................................    1
     1.2    Effective Date of the Merger................................    2
     1.3    Articles of Incorporation; By-laws; Directors and
              Officers..................................................    2
     1.4    Conversion of Shares........................................    2
     1.5    TDS to Make Certificates Available..........................    3
     1.6    Dividends; Transfer Taxes...................................    3
     1.7    Dissenting Shares...........................................    4
     1.8    Non-Dilution................................................    4
     1.9    Closing of Camden Transfer Books............................    4
     1.10   Closing.....................................................    5
     1.11   No Fractional Securities....................................    5

SECTION 2.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF CAMDEN........    5
     2.1    Organization and Capital Structure of Camden................    5
     2.2    Subsidiaries and Investments................................    6
     2.3    Authority; No Conflict......................................    6
     2.4    Financial Statements........................................    7
     2.5    Absence of Certain Changes or Events Since Balance
              Sheet Date ...............................................    7
     2.6    Availability of Assets and Legality of Use..................    8
     2.7    Title to Property...........................................    8
     2.8    Undisclosed Liabilities.....................................    8
     2.9    No Default or Litigation....................................    8
     2.10   Patents, Trade Names, Trademarks and Other Rights...........    9
     2.11   Real Estate.................................................   10
     2.12   Contracts...................................................   10
     2.13   Employee Agreements; Employee Relations.....................   11
     2.14   Taxes.......................................................   13
     2.15   Employee Benefit Plans......................................   13
     2.16   Permits.....................................................   14
     2.17   Insurance...................................................   14
     2.18   Environmental Conditions....................................   14
     2.19   Bank Accounts; Powers of Attorney...........................   15
     2.20   Accounts Receivable.........................................   15
     2.21   Inventories.................................................   15
     2.22   Information in Proxy Statement..............................   15
     2.23   Exchange Act; Investment Company Act........................   16
     2.24   No Finder...................................................   16
     2.25   No Omissions................................................   16

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF TDS.......................   16
     3.1    Organization and Capital Structure of TDS...................   16
     3.2    Authority; No Conflict......................................   17
     3.3    Financial Statements........................................   17
     3.4    TDS Registration Statement and Prospectus...................   18

                                                                         Page
     3.5    Information in Proxy Statement..............................   18
     3.6    TDS Common Shares...........................................   19
     3.7    No Finder...................................................   19

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SUB.......................   19
     4.1    Organization and Capital Structure of Sub...................   19
     4.2    Authority...................................................   19

SECTION 5.  ACTION PRIOR TO EFFECTIVE DATE..............................   20
     5.1    Regulatory Approvals........................................   20
     5.2    Investigation of Business of Camden by TDS..................   20
     5.3    Preserve Accuracy of Representations and
               Warranties...............................................   21
     5.4    Maintain Business of Camden as a Going Concern..............   21
     5.5    No Material Change in the Business of Camden................   21
     5.6    Necessary Consents and Governmental Approvals...............   22
     5.7    No Public Announcement......................................   22
     5.8    Camden Shareholders' Meeting................................   22
     5.9    The Merger Registration Statement...........................   23

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF TDS AND SUB..........   23
     6.1    No Misrepresentation or Breach of Covenants and
              Warranties................................................   23
     6.2    No Changes or Destruction of Property.......................   23
     6.3    Opinion of Counsel for Camden...............................   23
     6.4    No Restraint or Litigation..................................   23
     6.5    Necessary Governmental Approvals............................   24
     6.6    Necessary Consents..........................................   24
     6.7    Approval by Camden Shareholders.............................   24
     6.8    No Stop Orders..............................................   24
     6.9    Listing of TDS Common Shares................................   24
     6.10   Approval by TDS Board of Directors..........................   24
     6.11   Dissenting Shares...........................................   24
     6.12   Comfort Letter..............................................   24

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF CAMDEN................   25
     7.1    No Misrepresentation or Breach of Covenants and
              Warranties................................................   25
     7.2    Opinions of Counsel for TDS and Sub.........................   25
     7.3    Corporate Action............................................   25
     7.4    No Restraint or Litigation..................................   25
     7.5    Necessary Governmental Approvals............................   25
     7.6    Approval by Camden Shareholders.............................   26
     7.7    No Stop Orders..............................................   26
     7.8    Listing of TDS Common Shares................................   26

SECTION 8.  OPERATION OF CAMDEN FOLLOWING THE MERGER....................   26
     8.1    Operation of Camden; Officers and Directors of
              Camden....................................................   26

                                                                         Page

SECTION 9.  INDEMNIFICATION.............................................   27
     9.1    By the Camden Shareholders to TDS...........................   27
     9.2    By TDS to the Camden Shareholders...........................   27

SECTION 10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS......   28

SECTION 11.  TAXES......................................................   28
     11.1    Liability For Certain Taxes................................   28
     11.2    Tax Returns................................................   28
     11.3    Assistance and Cooperation.................................   28
     11.4    Adjustment to Merger Consideration.........................   29
     11.5    Survival of Obligations....................................   29
     11.6    Definitions................................................   29

SECTION 12.  NOTICES....................................................   30

SECTION 13.  CONFIDENTIAL NATURE OF INFORMATION.........................   30

SECTION 14.  TERMINATION AND ABANDONMENT................................   30

SECTION 15.  OTHER PROVISIONS...........................................   31
     15.1    Expenses...................................................   31
     15.2    Governing Law..............................................   31
     15.3    Partial Invalidity.........................................   31
     15.4    Successors and Assigns; Parties in Interest................   31
     15.5    Execution in Counterparts..................................   31
     15.6    Titles and Headings........................................   31
     15.7    Schedules and Exhibits.....................................   31
     15.8    Entire Agreement; Amendments and Waivers...................   32


                                    EXHIBITS

Exhibit A     -    Plan of Merger
Exhibit B     -    Form of Opinion of Counsel to Camden
Exhibit C     -    Form of Opinion of Counsel to TDS
Exhibit D     -    Form of Opinion of Special Indiana Counsel to TDS and Sub
Exhibit E-1   -    Consulting Agreement with Jack Ford
Exhibit E-2   -    Employment Agreement with Jack Ford
Exhibit E-3   -    Employment Agreement with J. Robert McCain
Exhibit E-4   -    Employment Agreement with Brenda Elizelda
Exhibit E-5   -    Employment Agreement with Pamela Brown

                          AGREEMENT AND PLAN OF MERGER


                  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of this 27th day of April, 1995 by and among Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), TDS-Camden Acquisition Corp., an Indiana corporation and indirect, wholly-owned subsidiary of TDS ("Sub"), and Camden Telephone Company, Inc., an Indiana corporation ("Camden") (Sub and Camden being sometimes referred to hereinafter together as the "Constituent Corporations").

                  WHEREAS, TDS and Camden, through its Board of Directors, have entered into a Letter Agreement dated January 27, 1995 (executed by Camden on March 6, 1995) providing for the acquisition of Camden by TDS by means of the merger of Sub with and into Camden (the "Merger");

                  WHEREAS, the Board of Directors of each of TDS, Sub and Camden have approved the Merger of Camden and Sub upon the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, TDS and Camden intend that the Merger constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the premises and the agreements, representations and warranties hereinafter set forth, TDS, Sub and Camden hereby agree as follows:


SECTION 1.   THE MERGER

                  1.1 The Merger. On the Effective Date, Sub shall be merged with and into Camden and the separate existence of Sub shall thereupon cease. The name of Camden, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger remain "Camden Telephone Company, Inc." The Merger shall have the effect set forth in Section 23-1-40 of the Indiana Business Corporation Law; the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of the Constituent Corporations, and all obligations belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation without further act or deed; title to any real estate or any interest in the real estate vested in either Constituent Corporation shall not revert or in any way be impaired by reason of the Merger; the Surviving Corporation shall thenceforth be liable for all the pre-existing obligations of each Constituent Corporation, including liability to dissenting shareholders. The parties intend the Merger to qualify as a
                                   -1-
reorganization  pursuant  to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                  1.2 Effective Date of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will cause the Merger to become effective by filing, with the Secretary of State of the State of Indiana, Articles of Merger, including the Plan of Merger substantially in the form of Exhibit A hereto, as required by, and executed in accordance with, Section 24- 1-40 of the Indiana Business Corporation Law. When used in this Agreement, the term "Effective Date" shall mean the date and time at which such Articles of Merger are so filed.

                  1.3 Articles of Incorporation; By-laws; Directors and Officers. The Articles of Incorporation of Camden, as amended, shall be the Articles of Incorporation of the Surviving Corporation after the Effective Date unless and until amended in accordance with its terms and as provided by law. The By-laws of Camden as in effect on the Effective Date shall be the By-laws of the Surviving Corporation unless and until amended in accordance with its terms or the Articles of Incorporation of the Surviving Corporation and as provided by the Indiana Business Corporation Law. The initial Board of Directors of the Surviving Corporation shall consist of the directors of Camden immediately prior to the Effective Date, who shall serve until their respective successors are duly elected and qualified. The officers of Camden immediately prior to the Effective Date shall be the initial officers of the Surviving Corporation until their respective successors are duly elected and qualified.

                  1.4 Conversion of Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of any of TDS, Sub, Camden, the Surviving Corporation or any holder of any of the following securities:

                  (a) Each share of Camden common stock, without par value, (each, a "Camden Share") held in the treasury of Camden shall be cancelled;

                  (b) Each issued and outstanding share of capital stock of Sub shall be converted into 100 validly issued, fully paid and nonassessable shares of common stock, without par value, of the Surviving Corporation; and

                  (c) Subject to Section 1.11, each Camden Share issued and outstanding immediately prior to the Effective Date (other than Dissenting
Shares (as defined in Section 1.7)) shall be converted into the right to receive, from Sub, the number of Common Shares, par value $1.00 per share, of TDS (the "TDS Common Shares") equal to the quotient obtained by dividing One
Hundred Forty-Three Thousand, Two Hundred (143,200) TDS Common Shares (such number of TDS Common Shares is herein referred to as the "Aggregate Merger
                                    -2-

Consideration") by the total number of Camden Shares issued and outstanding immediately prior to the Effective Date. (The number of TDS Common Shares into which each Camden Share is converted is hereinafter referred to as the "Merger Consideration.")

                  1.5 TDS to Make Certificates Available. As soon as practicable after the Effective Date, TDS shall make available, and, subject to Sections 1.6 and 1.11, each holder of a certificate which prior to the Effective Date represented Camden Shares will be entitled to receive, following surrender to TDS of one or more such certificates for cancellation, certificates representing the number of TDS Common Shares into which such Camden Shares were converted in the Merger. TDS Common Shares into which Camden Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Date, and certificates which prior to the Effective Date represented Camden Shares shall, at and after the Effective Date, be deemed to represent only the right to receive, upon surrender of such certificates, the certificates contemplated by the preceding sentence.

                  1.6 Dividends; Transfer Taxes. No dividends or other distributions that are declared after the Effective Date on TDS Common Shares or are payable to the holders of record thereof after the Effective Date will be paid to persons entitled by reason of the Merger to receive certificates representing TDS Common Shares until such persons surrender their certificates which prior to the Effective Date represented Camden Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such TDS Common Shares shall be issued, any dividends or other distributions which shall have become payable with respect to such TDS Common Shares between the Effective Date and the time of such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing TDS Common Shares is to be paid to or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to TDS any transfer or other Taxes required by reason of the issuance of the certificate for such TDS Common Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of TDS that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither TDS nor any party hereto shall be liable to a holder of Camden Shares for any TDS Common Shares or dividends or other distributions thereon delivered to a public official pursuant to applicable escheat or unclaimed property laws. No fees or other charges shall be assessed or imposed by TDS or any person acting for or on behalf of TDS, upon holders of Camden Shares who surrender such shares for exchange in connection with this Agreement.

                  1.7 Dissenting  Shares. The provisions of Sections 1.4 through
1.6 inclusive shall not apply to Camden Shares (the "Dissenting Shares") held by Camden Shareholders who do not vote such Camden Shares in favor of the approval and adoption of this Agreement and the Merger and who deliver a written notice to Camden in the manner required by Section 23-1-44 of the Indiana Business Corporation Law, stating the intention to demand payment of the fair value of such Camden Shares if the Merger is effected, and if such holders of Camden Shares take all other action required in the manner provided in Section 23- 1-44 of the Indiana Business Corporation Law. Such holders shall be entitled to payment for such Camden Shares in accordance with the provisions of Section 23-1-44 of the Indiana Business Corporation Law if applicable.

                  1.8 Non-Dilution. In the event that, at any time after the date hereof and prior to the Effective Date, TDS shall effect (a) a dividend upon TDS Common Shares payable in TDS Common Shares or in the common stock, preferred stock or other securities of TDS or any affiliated corporation, (b) a split or combination of outstanding TDS Common Shares into a greater or smaller number of TDS Common Shares, or (c) any reorganization or reclassification of TDS Common Shares, or any liquidation, or any consolidation or merger with another corporation, or the sale of all or substantially all of its assets to another person (collectively, any "Organic Change"), in such a way that holders of outstanding TDS Common Shares shall be entitled to receive (either directly, or upon subsequent liquidation) cash, stock, securities, or other property with respect to or in exchange for such TDS Common Shares, then, as a condition of such dividend, split, combination, or Organic Change, lawful and adequate provisions shall be made whereby the Camden shareholders immediately prior to the Effective Date, other than holders of Dissenting Shares ("Camden Shareholders") shall be entitled, under the same terms otherwise applicable to their receipt of the TDS Common Shares in the Merger, to become entitled to receive on the Effective Date, in lieu of or in addition to the TDS Common Shares to which such Camden Shareholders are entitled immediately prior to such dividend, split, combination or Organic Change, such cash, stock, securities, or other property which Camden Shareholders would have owned or been entitled to receive if the Camden Shareholders had owned the TDS Common Shares, immediately prior to the happening of such event or the record date therefor, and in any such case appropriate provisions shall also be made with respect to Camden Shareholders' rights and interests to the end that the provisions of this
Section 1.8 shall thereafter be applicable in relation to any stock, securities, or other property thereafter payable or deliverable to Camden Shareholders pursuant to the earlier application of the provisions of this Section 1.8.

                  1.9 Closing of Camden Transfer Books. Upon the Effective Date, the stock transfer books of Camden shall be closed and no transfer of Camden Shares shall thereafter be made. If, after the Effective Date, certificates which prior to the Effective

Date represented Camden Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing TDS Common Shares as provided in this Section 1.

                  1.10 Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Camden, at 10:00 a.m., local time, on a date selected by TDS which is no later than 10 business days after the last to occur of (i) the IURC Approval (as such term is defined in Section 5.1) or (ii) the holders of the Camden Shares shall have duly approved the Merger as contemplated by Section 6.7 or at such other time and place as TDS and Camden shall agree.

                  1.11 No Fractional Securities. No certificates or scrip representing fractional shares of TDS Common Shares shall be issued upon the surrender for exchange of certificates which prior to the Effective Date represented Camden Shares pursuant to this Section 1 and no TDS dividend or other distribution, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of TDS. In lieu of any such fractional securities, each holder of a Camden Share who would otherwise have been entitled to a fraction of a TDS Common Share upon surrender of stock certificates for exchange pursuant to this Section 1 will be paid cash upon such surrender in an amount equal to such fraction times the closing sale price of a TDS Common Share on the American Stock Exchange on the Effective Date, or if the TDS Common Shares are not traded on such day, such closing sale price on the next preceding day on which such stock was traded on the American Stock Exchange.


SECTION 2.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF CAMDEN.

                  As an inducement to TDS and Sub to enter into this Agreement and to consummate the transactions contemplated hereby, Camden represents and warrants to TDS, Sub and their respective successors and assigns, and agrees as follows:

                  2.1 Organization and Capital Structure of Camden. Camden is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, which is the only jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires it to be qualified to do business, and no other jurisdiction has demanded, requested or otherwise indicated that Camden is required so to qualify; and Camden has full power and authority to own or lease and operate its properties and to carry on its business as now conducted. Camden serves not less than 1,606 telephone access lines.

                  The authorized capital of Camden consists of 560 shares of capital stock, Common, without par value, of which 280 shares have been issued and are outstanding and none of which are held in Camden's treasury. Except for this Agreement, Camden is not a party to or bound by any agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of Camden. No holder of Camden Shares has any preemptive, stock purchase or other rights to acquire Camden Shares. All of the outstanding Camden Shares are validly issued, fully paid and non-assessable.

                  True and correct copies of Camden's Articles of Incorporation and all amendments thereto and of its By-laws as amended to date have been delivered to TDS.

                  2.2 Subsidiaries and Investments. Camden holds a 13.775% interest as a limited partner in the Indiana RSA Number 4 Limited Partnership ("Indiana RSA Partnership") which holds the FCC Cellular license for Indiana RSA #4. Camden owns a 51% interest in Camden Cellular Telephone Company, Inc., an Indiana corporation ("Camden Cellular"), which owns 1% of the Indiana RSA Partnership. Except for such interests and except as set forth in Schedule 2.2 Camden does not own, of record or beneficially, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

                  2.3 Authority; No Conflict. Camden has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Camden of this Agreement and the transactions contemplated hereby have been duly authorized by its Board of Directors and, except for the approval by the shareholders of Camden as provided in Section 5.8, do not require further authorization or consent by Camden or its board of directors or shareholders. This Agreement is the legal, valid and binding agreement of Camden enforceable in accordance with its terms. Camden shall furnish TDS with certified copies of the resolutions adopted by the Board of Directors of Camden in connection with the transactions contemplated hereby.

                  Neither the execution or delivery of this Agreement by Camden nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of termination or cancellation under, the Articles of Incorporation or the By-laws of Camden, as amended, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which Camden or Camden Cellular, is a party or to which any of their respective properties is subject or by which Camden or Camden Cellular, is bound or any statute, other law or regulatory provision affecting Camden or Camden Cellular, or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, except as required by the Indiana Business Corporation Law, by the regulations of the Indiana Utility Regulatory Commission (the "IURC"), by the regulations of the Federal Communications Commission ("FCC") and as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

                  2.4 Financial Statements. The balance sheet of Camden at each of December 31, 1993 and 1994 and the related statements of income, changes in shareholders' equity and of cash flows for each of the fiscal years then ended, accompanied by the report of Kehlenbrink, Lawrence & Pauckner certified public accountants, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of Camden as of the date of such balance sheets and the results of its operations and cash flows for the fiscal periods then ended. True and correct copies of such financial statements are included in Schedule 2.4.

                  2.5 Absence of Certain Changes or Events Since Balance Sheet Date. Since December 31, 1994 there has been:

                  (a) no increase in the indebtedness for borrowed money incurred by Camden and no incurrence of any other obligation or liability (fixed or contingent) except for obligations incurred in the ordinary course of business consistent with past practice;

                  (b) no material adverse change in the assets, liabilities, properties, business, profits, prospects or condition of Camden and no occurrence of any fact or existence of any condition (or the contemplation or threat of either thereof) which might reasonably be expected to cause such a change in the future;

                  (c) no damage, destruction, loss or claim to or against any property or assets of Camden, whether or not covered by insurance, which materially adversely affects the assets, liabilities, properties, business, profits, prospects or condition of Camden;

                  (d) no sale, transfer or other disposition by Camden or mortgage or pledge of, or imposition of any lien, charge or encumbrance on, any of its properties or assets, other than transactions (including the sale of capital assets) in the ordinary course of business consistent with past practice;

                  (e) no contribution to the capital of Camden, no dividend or other distribution or payment in respect of, and no subdivision, consolidation or other recapitalization of, the capital stock of Camden and no declaration or authorization of any of the foregoing (except for a regular annual dividend of $800 per share ($224,000 in the aggregate) declared on March 6, 1995 on the issued and outstanding Camden Shares payable March 15, 1995); and

                  (f) no proceeding with respect to the merger, consolidation, liquidation or reorganization of Camden, except pursuant to this Agreement.

                  2.6 Availability of Assets and Legality of Use. The assets owned or leased by Camden constitute all of the assets which are being used in the business of Camden; such assets constitute all of the assets necessary to continue the operations of Camden; and such assets are in good and serviceable condition (normal wear and tear excepted) and suitable for the uses for which they are intended. Such assets and their use conform in all material respects to all applicable building, zoning, fire, environmental, health, safety and other laws or ordinances or regulations in effect on the date hereof (including, without limitation, all laws and regulations in respect of the protection of the environment and the regulation of the disposal of hazardous waste and hazardous products), and no notice of any violation of any such law, ordinance or regulation has been received by Camden.

                  2.7 Title to Property. Camden has good and marketable title to all of its assets reflected in the financial statements of Camden referred to in
Section 2.4 and all of the assets thereafter acquired by it, except to the extent that such assets have been disposed of for fair value in the ordinary course of its business consistent with past practice or as permitted by the express terms of this Agreement, subject to no mortgage, lien, security interest or other encumbrance or adverse interest of any kind except (a) as set forth in
Schedule 2.7 or (b) any lien for current Taxes which are not yet due and payable.

                  2.8 Undisclosed Liabilities. Camden is not subject to any liability (including, without limitation, all asserted and unasserted claims arising from events occurring on or prior to the date hereof, whether known or unknown to Camden), absolute or contingent, which is not shown or which is materially in excess of amounts shown or reserved for in the balance sheet as of December 31, 1994 or referred to in the notes thereto, or otherwise disclosed in this Agreement, other than liabilities which are of the same nature as those set forth in such balance sheet and notes and reasonably incurred after December 31, 1994 in the ordinary course of business consistent with past practice and other liabilities expressly permitted by this Agreement.

                  2.9 No Default or Litigation. Except as described in Schedule
 2.9 hereto:

                  (a) Camden is not in default or violation under any agreement, lease or other instrument to which it is a party, or under any law, regulation, writ, injunction, order or decree of any court or any foreign, federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, applicable laws, rules and regulations relating to environmental protection, anti-trust, civil rights, health and occupational health and safety matters);

                  (b) there are no actions at law, suits in equity or claims pending or threatened against or affecting Camden or its business or properties, nor is there any reasonable basis therefor;

                  (c) there are no governmental proceedings or investigations (including, without limitation, proceedings or investigations before or by the Environmental Protection Agency ("EPA") or any state or local agency responsible for similar regulation) pending or threatened against or affecting Camden or its business or properties, nor is there any reasonable basis therefor; and

                  (d) no action, suit or proceeding has been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                  2.10     Patents, Trade Names, Trademarks and Other Rights.

                  (a) Except as disclosed on Schedule 2.10, Camden does not own or control, or have any right, license or interest in, any United States or foreign patent or patent application or any United States, state or foreign trade name, trademark or servicemark registration or application or any United States, foreign or state copyright registration. Schedule 2.10 hereto contains a list and description of: (i) all unregistered trade names, trademarks and, servicemarks (A) owned or controlled by Camden or (B) under which Camden holds any right, license or interest, (ii) all agreements, commitments, contracts, understandings, licenses, assignments and indemnities relating or pertaining to such registrations to which Camden is a party showing in each case the parties and the material terms; (iii) all licenses or agreements pertaining to know-how, trade secrets, inventions, disclosures or uses of ideas and intellectual property to which Camden is a party, showing in each case the parties and the material terms; and (iv) all registered assumed or fictitious names under which Camden is conducting business.

                  (b) Except as disclosed in Schedule 2.10, Camden owns or has the perpetual royalty free right to use all patents, trademarks, servicemarks, copyrights, trade names, improvements, processes, formulae, trade secrets, know-how and proprietary or confidential information used in conducting its business. No infringement of any patent, patent right, trademark, servicemark, trade name, brand name or copyright or registration thereof has occurred or resulted in any way from the operation of the business of Camden. No claim or threat of any such infringement has been made or implied in respect of any of the foregoing, and no proceedings are pending or threatened against Camden which challenge the validity or ownership of any trademark, trade name or servicemark or the ownership of any other right or property described in Schedule 2.10, and Camden knows of no infringing use of any of the same by others. Camden has no notice of, or knowledge of any basis for, a claim against Camden that any of its operations, activities, products, equipment, machinery or processes infringes the patents, trademarks, servicemarks, trade names, copyrights or other property rights of others.

                  2.11 Real Estate. Schedule 2.11 contains a list of (a) each lease or agreement under which Camden is lessee of, or holds or operates, any real estate owned by any third party, and (b) each parcel of real estate owned by Camden and each contract or agreement for the purchase, sale, or lease of real estate. Except as disclosed in such Schedule, each of the leases and agreements described therein (i) is in good standing and in full force and effect and is the valid and binding obligation of Camden and the other parties thereto in accordance with its respective terms and (ii) will continue in effect after the Effective Date without the consent, approval or act of, or the making of any filing with, any other party. Except as disclosed in Schedule 2.11, Camden is not in default in any material respect under any of such leases or agreements and Camden has not received any notice of default thereunder which has not been cured. To the knowledge of Camden, no other party to any such lease or agreement is in material default thereunder. Except as described in such Schedule, Camden has the right to quiet enjoyment of all such real property described in such Schedule for the full term of each such lease or similar agreement  relating  thereto,  including  any related  renewal  option,  and the leasehold or other interest of Camden in such real property is not subject or subordinate to any security interest, lien, claim, pledge, mortgage, encumbrance or charge of any kind except for liens for Taxes not yet due and payable and, in the case of real estate owned by Camden, except for such easements, restrictions, defects in title, covenants and similar charges as do not render title to the property unmarketable or uninsurable or detract from or interfere in any material respect with the existing use of the property subject thereto. True and correct copies of all leases or agreements identified in Schedule 2.11 have heretofore been delivered to TDS.

                  2.12 Contracts. Except as set forth in Schedule 2.12, Camden is not a party to:

                  (a) any contract for the lease or sublease of personal property from or to any third party which provides for annual rentals in excess of $5,000, or any group of contracts for the lease or sublease of similar kinds of personal property from or to third parties which provides in the aggregate for annual rentals in excess of $5,000;

                  (b) any contract for the purchase or sale of raw materials, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services which calls for performance over a period of more than ninety (90) days and involves more than the sum of $5,000;

                  (c) any distributor, dealer, manufacturer's representative, sales, agency, advertising or other contract which is not terminable by Camden without penalty on notice of thirty (30) days or less;

                  (d) any guarantee of the obligations of customers, suppliers, officers, directors, employees or others;

                  (e) any loan or other indebtedness for borrowed money, including, without limitation, loans owing to either the Rural Electrification Administration or the Rural Telephone Bank; or

                  (f) any other contract, whether or not made in the ordinary course of business, which is material to the business or assets of Camden.

                  True and correct copies of all contracts and agreements identified in Schedule 2.12 have heretofore been delivered to TDS. No purchase commitment by Camden is in excess of its ordinary business requirements or at a price in excess of fair market price at the date thereof. Except as set forth in Schedule 2.12, (i) none of the contracts or agreements listed in Schedule 2.12 will expire or be terminated or be subject to any modification of terms or conditions upon the consummation of the transactions contemplated hereby; (ii) Camden is neither in default in any material respect under the terms of any such contract or agreement nor in default in the payment of any principal of or interest on any indebtedness for borrowed money, and no event has occurred which, with the passage of time or giving of notice, or both, would constitute such a default by Camden; and (iii) no other party to any such contract or agreement is in default in any material respect thereunder, and no such event has occurred with respect to such party. None of such contracts or agreements contains terms unduly burdensome to Camden or is harmful to its business.

                  2.13     Employee Agreements; Employee Relations.

                  (a) Except as disclosed on Schedule 2.13(a), there are no plans, contracts and arrangements, oral or written, including, but not limited to, union contracts and employee severance plans, whereunder Camden has any obligations to its officers, directors, employees or agents or whereunder any of such persons owes money or any obligation to Camden. Except as disclosed in
Schedule 2.13(a), Camden is not a party to any (i) agreement with any director, officer or employee of Camden (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Camden of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or
(C) providing
severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment or (ii) agreement or plan, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (b) Schedule 2.13(b) lists (i) the names and positions of each of the officers, directors and employees of Camden, and (ii) the base salary level as of the date hereof. From the date hereof, through the Effective Date, there will be no increase in the compensation payable to any of such officers, directors or employees, except for budgeted increases set forth in such Schedule.

                  (c) There are (i) no situations in which Camden is involved with the personal interests of any officer, director or shareholder of Camden which may be generally characterized as a "conflict of interest," including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of Camden, and (ii) no situations with respect to Camden which involved or involves (A) the use of any corporate funds or unlawful contributions, gifts or entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws, or (E) any investigation by the IURC, the Securities and Exchange Commission ("SEC") or any other foreign, federal, state, county or local government agency or authority.

                  (d) Camden has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business and Camden has complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of employees; and Camden has not had notice of any claim that Camden has engaged in any such practice or has failed to so comply and withhold. The relations of Camden with its employees are satisfactory from an operational point of view. Camden is not a party to or adversely affected by or threatened with any dispute or controversy with a union or with respect to unionization or collective bargaining, whether involving Camden or any supplier.

                  (e)      Camden employs fewer than 50 employees.

                  2.14     Taxes.

                  (a) Except as set forth on Schedule 2.14 attached hereto, (i) Camden has filed on or before the date hereof (or will timely file) all Tax Returns required to be filed on or before the Effective Date; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by Camden for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by Camden and required to be paid on or before the Effective Date have been (or will be) timely paid or, in the case of Taxes which Camden is presently contesting in good faith, Camden has established an adequate reserve for such Taxes on the financial statements described in Section 2.4; (iv) Camden has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of Camden and, to the best of Camden's knowledge, no basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) there are no liens for Taxes upon the assets of Camden except liens relating to current Taxes not yet due; (ix) Camden has never made an election under Section 1362 of the Code to be treated as an "S corporation"; and
(x) Camden has never been a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) and has never filed Tax Returns on a combined, consolidated or unitary basis with any entity.

                  (b) Capitalized terms have the meanings set forth in Section 11.6.

                  2.15     Employee Benefit Plans.

                  (a) Schedule 2.15 sets forth a list of all deferred compensation plans, all supplemental death, disability, and retirement plans, all medical reimbursement plans, all employee welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all pension plans (within the meaning of Section 3(2) of ERISA), all severance plans, all bonus plans and all other employee benefit plans of any kind or character, whether written or oral, maintained by Camden ("Employee Benefit Plans"). None of such Employee Benefit Plans is (i) a multi-employer plan (as defined in Section 414(f) of the Code or Section 4001(a) of ERISA), or (ii) a plan with respect to which more than one employer makes contributions within the meaning of Sections 4063 and 4064 of ERISA. Camden has delivered to TDS true and correct copies of all written plans and descriptions of all oral plans listed on Schedule 2.15.

                  (b) With respect to such Employee Benefit Plans: (i) all contributions required for each Employee Benefit Plan for the plan year most recently ended and for all prior years have been made or reserved for; (ii) Camden is in compliance in all material respects with the applicable provisions of ERISA, including applicable ERISA reporting and disclosure requirements, and applicable rules and regulations promulgated under ERISA, (iii) there is no accumulated funding deficiency or any additional funding requirement for any Employee Benefit Plan for any period ending before the Effective Date; (iv) none of the Employee Benefit Plans, any fiduciary thereof nor Camden has engaged in transactions which might subject any of the plans, any fiduciary thereof or Camden, or any party dealing with them, to any tax or penalty imposed by the Code or ERISA; (v) no Employee Benefit Plan has been completely or partially terminated; and (vi) no reportable event, as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any of such plans which are subject to Section 4043(b) of ERISA, other than those which might arise solely as a result of the transactions contemplated by this Agreement.

                  2.16 Permits. Camden possesses all franchises, permits, licenses, certificates, approvals and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted, all of which are hereinafter collectively called the "Permits." All Permits are listed in Schedule 2.16.

                  All Permits are in full force and effect and will continue in effect after the Effective Date without the consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other party, subject to the receipt of certain governmental and regulatory approvals as set forth in Section 6.5 hereof. Camden is not in default under the terms of any such Permit and has not received notice of any default thereunder; and no other party to any such Permit is in default thereunder.

                  2.17 Insurance. Schedule 2.17 sets forth a list and brief description (including nature of coverage, limits, deductibles and premiums with respect to each type of coverage) of all policies of insurance maintained, owned or held by Camden on the date hereof. Camden has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.

                  2.18 Environmental Conditions. Camden has no liability under, and has not violated, any federal, state and local environmental or health and safety-related laws, regulations, rules and ordinances applicable to its facilities and operations, or of any condition with respect to the environment, whether or not yet discovered, which could or does result in any liability, loss, cost, damages, fees or expenses to or against Camden, Sub or TDS. Camden has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed, and has no knowledge of the actual or potential releasing, spilling, leaking or discharging of, at or in the vicinity of the properties of Camden, any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solid waste or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, ordinance or rule.

                  2.19 Bank Accounts; Powers of Attorney. Schedule 2.19 contains a correct and complete list of all (a) accounts or deposits of Camden with banks or other financial institutions, (b) safe deposit boxes of Camden, (c) persons authorized to sign or otherwise act with respect thereto as of the date hereof, and (d) powers of attorney for Camden. No change in such accounts or deposits, safe deposit boxes or persons authorized to sign will be made prior to the Effective Date other than changes in the ordinary course of business consistent with past practice.

                  2.20 Accounts Receivable. All accounts receivable of Camden have arisen from bona fide transactions in the ordinary course of its business. All accounts receivable reflected in the balance sheet dated December 31, 1994 are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the balance sheet dated December 31, 1994.

                  2.21 Inventories. The inventories of Camden (a) are reflected in the balance sheet dated December 31, 1994 in accordance with generally accepted accounting principles, (b) are reflected in the books and records of Camden at the lower of cost or market value and (c) are not known by Camden to be obsolete and are in good, merchantable and useable condition.

                  2.22 Information in Proxy Statement. None of the information to be supplied by Camden for inclusion in the proxy statement to be distributed to shareholders of Camden in connection with the meeting of shareholders of Camden to vote upon the approval and adoption of this Agreement and the Merger (the "Proxy Statement") or any amendment or supplement thereto, will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of shareholders of Camden to vote upon this Agreement, the Merger and related transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any material statement in any earlier communication (including the Proxy Statement or any amendment or supplement thereto) to shareholders of Camden with respect to the Merger. If at any time prior to the Effective Date any event with respect to Camden, its officers and directors should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described and disseminated to the shareholders of Camden. The Proxy Statement will comply (with respect to Camden) in all material respects with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, as though Camden were subject to the Exchange Act and such rules and regulations.

                  2.23 Exchange Act; Investment Company Act. Camden is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended. No securities of Camden are required to be registered under
Section 12 of the Exchange Act.

                  2.24 No Finder.  Neither Camden nor any party acting on behalf of Camden has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

                  2.25 No Omissions. None of the representations or warranties of Camden contained herein, none of the information contained in the Schedules referred to in this Section 2, and none of the other information or documents furnished to TDS or its representatives by Camden in connection with this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future might reasonably be expected to adversely affect the business, profits or financial condition of Camden, in any material respect, which has not been set forth or referred to in this Agreement or in the Schedules hereto.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF TDS.

                  As an inducement to Camden to enter into this Agreement and to consummate the transactions contemplated herein, TDS hereby represents and warrants to Camden and agrees as follows:

                  3.1 Organization and Capital Structure of TDS. TDS is a corporation duly organized and validly existing under the laws of the State of Iowa. TDS is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on TDS and its subsidiaries, taken as a whole, or except where the failure to so qualify would not have a material adverse effect on the transactions contemplated by this Agreement.

                  TDS has authorized capital consisting of 100,000,000 TDS Common Shares; 25,000,000 Series A Common Shares, $1.00 par value; and 5,000,000 shares of Preferred Stock, no par value. As of February 28, 1995, a total of 50,147,231 TDS Common Shares, 6,876,432 Series A Common Shares and 548,100 shares of Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and do not have any preemptive rights except as disclosed in the Prospectus (as hereinafter defined). The TDS Common Shares are listed on the American Stock Exchange.

                  3.2 Authority; No Conflict. TDS has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to the approval of this Agreement by the Board of Directors of TDS, the execution, delivery and performance by TDS of this Agreement and the transactions contemplated hereby will have been duly authorized by all necessary corporate action and will not require any further authorization or consent by TDS or its shareholders. This Agreement is, and each other agreement or instrument of TDS contemplated hereby will be, the legal, valid and binding agreement of TDS enforceable in accordance with its respective terms.

                  Neither the execution and delivery of this Agreement by TDS nor the consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or any event creating rights of termination or cancellation under, the Articles of Incorporation or the By-laws of TDS, as amended, or any subsidiary of TDS, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which TDS or any of its subsidiaries is a party or any of their respective properties is subject or by which any of them is bound or any statute, other law or regulatory provisions affecting any of them, or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any federal, state or local court, governmental authority or regulatory body, except as provided by the Indiana Business Corporation Law, the regulations of the IURC, the regulations of the FCC, the HSR Act, the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the securities, blue sky or takeover laws of applicable states.

                  3.3 Financial Statements. The consolidated balance sheets of TDS and its subsidiaries at December 31, 1994 and 1993 and the related consolidated statements of income, of shareholders' equity and of cash flows for each of the three years ended December 31, 1994, together with appropriate notes to such financial statements, all accompanied by the report thereon of Arthur Andersen & Co., independent certified public accountants, incorporated by reference in the TDS Registration Statement (as hereinafter defined), have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and present fairly the consolidated financial position of TDS and its subsidiaries as at the date of such balance sheets and the consolidated results of their operations and changes in their shareholders' equity and financial position for the fiscal periods then ended.


                  3.4      TDS Registration Statement and Prospectus.

                  (a) TDS has filed a registration statement ("TDS Registration Statement") on Form S-4 (Registration No. 33-68988) with respect to the TDS Common Shares to be delivered in connection with acquisitions by TDS. Such TDS Registration Statement has been declared effective by the SEC and no stop order suspending the effectiveness of such TDS Registration Statement has been entered by the SEC. The Prospectus dated September 24, 1993 (the "Prospectus"), accurately reflects the matters contained or incorporated by reference therein as of the date thereof.

                  (b) TDS has delivered to Camden true and correct copies of the Prospectus, the TDS Form 10-K and Annual Report to shareholders for the year ended December 31, 1994, the TDS Form 8-K dated March 15 1995, and the TDS Notice of Annual Meeting and Proxy Statement dated April 14, 1995. The TDS Common Stock to be delivered to holders of Camden Shares in the Merger will be shares registered on a TDS registration statement on Form S-4 (the "Merger Registration Statement") which shall include the Proxy Statement and which TDS agrees to file promptly under the Securities Act and use its best efforts to cause to become effective in a timely manner thereafter.

                  3.5 Information in Proxy Statement. None of the information to be supplied by TDS or Sub for inclusion in the Proxy Statement, or any amendment or supplement thereto, will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of such meeting of shareholders of Camden, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any material statement in any earlier communication (including the Proxy Statement or any amendment or supplement thereto) to shareholders of Camden with respect to the Merger. If at any time prior to the Effective Date any event with respect to TDS, its officers and directors or any of its subsidiaries (including Sub) shall occur which is required to be described in an amendment of, or a supplement to, the Proxy
Statement, such event shall be so described, such amendment or supplement shall be promptly filed with the SEC, if required, and as required by law, disseminated to the shareholders of Camden. The Proxy Statement and any amendment or supplement thereto will comply (with respect to TDS and TDS Sub) as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, as though Camden were subject to the Exchange Act and such rules and regulations.

                  3.6 TDS Common Shares. The TDS Common Shares to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be (a) validly issued, fully paid and non-assessable and (b) listed for trading on the American Stock Exchange.

                  3.7 No Finder. Neither TDS nor any party acting on its behalf has paid or become obligated to pay any fee or any commission to any broker, finder or intermediary for or on account of the transactions contemplated herein.

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF SUB.

                  As an inducement to Camden to enter into this Agreement and to consummate the transactions contemplated herein, TDS and Sub hereby jointly and severally represent and warrant to Camden and agree as follows:

                  4.1 Organization and Capital Structure of Sub. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Sub has not engaged in any business since it was incorporated, except as contemplated by this Agreement.

                  The authorized capital of Sub consists of 1,000 common shares, without par value, of which 100 have been issued and are outstanding. All of the outstanding common shares of Sub are validly issued, fully paid and nonassessable and are owned by TDS free and clear of all liens, claims and encumbrances.

                  4.2 Authority. Sub has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sub have been duly authorized by the Board of Directors of Sub and TDS as its sole shareholder and do not require any further authorization or consent by Sub or TDS as its sole shareholder. This Agreement is the legal, valid and binding agreement of Sub enforceable in accordance with its terms.

                  Neither the execution and delivery of this Agreement by Sub nor consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby will (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of termination or cancellation under, the Articles of Incorporation or the By-laws of Sub, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which Sub is a party or any of its properties is subject or by which it is bound or any statute, other law or regulatory provision affecting it, or (b) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any federal, state or local court, governmental authority or regulatory body, except as provided by the Indiana Business Corporation Law, the regulations of the IURC, the regulations of the FCC, the Securities Act, the Exchange Act and the securities, blue sky or takeover laws of applicable states.


SECTION 5.   ACTION PRIOR TO EFFECTIVE DATE.

                  The parties covenant to take, or to refrain from taking, as appropriate, the following action between the date hereof and the Effective
Date:

                  5.1 Regulatory Approvals. TDS and Camden shall jointly file and vigorously prosecute all documents and take all action which may be necessary to obtain the authorization, approval or consent of the IURC (the "IURC Approval") and any other applicable regulatory authority to the transactions contemplated by this Agreement, including, if necessary, any filings required under the HSR Act. TDS and Camden will cooperate in providing the IURC and any other applicable regulatory authority with any additional information requested by the IURC and any other applicable regulatory authority. Each of TDS and Camden agree to make such amendments and modifications to this Agreement as may be required to obtain the approval of the IURC and any other applicable regulatory authority, provided that such changes are permitted by Section 13.8.

                  5.2 Investigation of Business of Camden by TDS. Camden shall afford to the officers, employees and authorized representatives of TDS (including, without limitation, independent public accountants and attorneys) complete access during normal business hours to the offices, properties, customers, suppliers, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Camden to the extent TDS shall deem necessary or desirable, and shall furnish to TDS or its authorized representatives such additional information concerning the operations, properties and business of Camden as shall be reasonably requested, including all such information as shall be necessary to enable TDS or its authorized representatives to verify the accuracy of the representations and warranties contained in Section 2, to verify the accuracy of the financial statements referred to in Section 2.4 and to determine whether the conditions set forth in Section 6 have been satisfied. TDS agrees that such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Camden.

                  5.3 Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained herein inaccurate in any material respect as of the Effective Date. Camden shall notify TDS promptly of any event which renders or would render any representation or warranty of Camden contained herein to be inaccurate in any material respect at any time on or prior to the Effective Date or which would have been listed in the Schedules hereto if such event had taken place prior to the date hereof. TDS shall notify Camden promptly of any event which renders or would render any representation of warranty of TDS or Sub contained herein to be inaccurate in any material respect at any time on or prior to the Effective Date.

                  5.4 Maintain Business of Camden as a Going Concern. Camden shall use its best efforts to maintain its businesses in accordance with past practices and sound business judgment and to preserve the goodwill of the suppliers, employees, customers and others having business relations with it.

                  5.5 No Material Change in the Business of Camden. Without the written approval of TDS, except as otherwise permitted by this Agreement, Camden shall not:

                  (a) make any material change in the business or operations of Camden;

                  (b) declare or pay any dividends in cash on the issued and outstanding capital stock of Camden or make any other distribution of any kind in respect thereof (provided that, in the event that Camden calls a meeting of its shareholders in accordance with Section 5.8 and at such meeting the shareholders of Camden duly approve and adopt this Agreement and the Merger, Camden shall have the right, prior to the Effective Date, to declare and pay a dividend on each Camden Share equal to $224,000 divided by the total number of Camden Shares outstanding on the date of payment thereof);

                  (c) purchase or redeem any of the capital stock of Camden;

                  (d) issue, sell or otherwise distribute any treasury shares or any stock of Camden or effect any stock split or reclassification of any shares of its capital stock or grant or commit to grant any option, warrant or other right to subscribe for or purchase or otherwise acquire any shares of its capital stock or security convertible or exchangeable for such shares;

                  (e) effect any amendment to the Articles of Incorporation or By-laws of Camden, except pursuant to this Agreement;

                  (f) authorize any director, or authorize or permit any officer or employee or any attorney, accountant or other representative retained by Camden, to solicit or encourage any inquiries or the making of any proposal which it reasonably expects may lead to any takeover proposal. As used in this paragraph, "takeover proposal" shall mean any proposal for a merger, tender offer or other business combination involving Camden or for the acquisition of a substantial equity interest in it or a substantial portion of the assets of Camden other than as contemplated by this Agreement. Camden will promptly communicate to TDS if it receives an inquiry or proposal and will promptly communicate the terms of any such inquiry or proposal in respect of a takeover proposal. Camden will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any takeover proposals; or

                  (g) enter into or amend any agreements with or for the benefit of any of the officers, directors or employees of Camden, amend any employee benefit plan or arrangement or grant any increases in the compensation or benefits of the officers, directors and employees of Camden, except as permitted by Section 2.13(b) or as specifically contemplated in the Schedules hereto.

                  5.6 Necessary Consents and Governmental Approvals. Camden shall use its best efforts promptly to obtain all consents from parties to contracts, licenses, leases and other agreements of Camden, and all consents or permits from governmental authorities, which are required by the terms thereof, this Agreement or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement.

                  5.7 No Public Announcement. Neither TDS nor Camden shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement except as and to the extent that any party shall be so obligated by law, in which case the other parties shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

                  5.8      Camden Shareholders' Meeting.

                  Camden shall promptly call, in accordance with the Indiana Business Corporation Law and its Articles of Incorporation and By-laws, a meeting of its shareholders for the purpose of voting upon the approval and adoption of this Agreement and the Merger and shall use its best efforts to obtain shareholder approval of this Agreement and the Merger. Such meeting shall be held as soon as practicable but not earlier than 20 business days after the Proxy Statement is sent to Camden shareholders.

                  5.9 The Merger Registration Statement. TDS shall also file with the Commission the Merger Registration Statement on Form S-4 with respect to the TDS Common Shares to be issued in connection with the Merger. TDS shall use its best efforts to cause such Registration Statement to become effective in a timely manner. TDS shall also take any action required to be taken under any applicable state securities, blue sky or takeover laws in connection with the issuance of the TDS Common Shares pursuant to the Merger. Camden shall furnish TDS all information concerning Camden and the Camden shareholders and take such other action as TDS may reasonably request in connection with the Merger Registration Statement.

SECTION 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF TDS AND SUB.

                  The obligations of TDS and Sub to effect the Merger shall, at the option of TDS, be subject to the satisfaction, on or prior to the Effective Date, of the following conditions:

                  6.1  No   Misrepresentation   or  Breach  of   Covenants   and
Warranties. There shall have been no material breach by Camden in the performance of any of its covenants and agreements herein; each of the representations and warranties of Camden contained herein shall be true and correct in all material respects on the Effective Date as though made on the Effective Date except as affected by transactions contemplated by this Agreement; and there shall have been delivered to TDS and Sub a certificate to such effect, dated the Effective Date, signed on behalf of Camden by its President or one of its Vice Presidents.

                  6.2 No Changes or Destruction of Property. Between the date hereof and the Effective Date, there shall have been (a) no material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of Camden; (b) no material adverse federal or state legislative or regulatory change affecting the products, services or business of Camden; and
(c) no material damage to the properties and assets of Camden by fire, flood, casualty, act of God or public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to TDS and Sub a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Camden by its President or one of its Vice Presidents.

                  6.3 Opinion of Counsel for Camden. TDS and Sub shall have received from Bishop, Bishop & Bishop of Flora, Indiana, counsel for Camden, an opinion, dated the Effective Date, in form and substance reasonably satisfactory to TDS and its counsel, substantially to the effect set forth in Exhibit B.

                  6.4 No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                  6.5 Necessary Governmental Approvals. If necessary, the waiting period under the HSR Act shall have expired or been terminated, and the parties shall have received the approval of the IURC and all other governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Effective Date by applicable law or regulation or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of Camden.

                  6.6 Necessary Consents. Camden shall have received consents, in form and substance reasonably satisfactory to TDS, to the transactions contemplated hereby from all appropriate governmental authorities and from the other parties to all contracts, leases, agreements and permits to which Camden is a party or by which it is affected and which require such consent prior to the Effective Date or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of Camden.

                  6.7 Approval by Camden Shareholders. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the holders of outstanding Camden Shares at a meeting duly called and held, and there shall have been delivered to TDS and Sub a certificate, dated the Effective Date, signed on behalf of Camden by its Secretary or an Assistant Secretary to such effect and to which is attached the resolution or resolutions approved by such Camden Shares and a list of the shareholders of record of Camden on the Effective Date, including holders of any Dissenting Shares.

                  6.8 No Stop Orders. No stop order suspending the effectiveness of the TDS Registration Statement or the Merger Registration Statement shall have been entered by the SEC.

                  6.9 Listing of TDS Common Shares. The TDS Common Shares to be issued in connection with the Merger shall continue to be approved for listing upon notice of issuance by the American Stock Exchange.

                  6.10 Approval by TDS Board of Directors. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of TDS.

                  6.11 Dissenting Shares. There shall be not more than 15 Dissenting Shares.

                  6.12 Comfort Letter. TDS and Sub shall have received a comfort letter from Kehlenbrink, Lawrence & Pauckner, certified public accountants, dated the date of mailing the Proxy Statement and the Effective Date and addressed to TDS and Sub, in each case in form and substance reasonably acceptable to TDS and Sub, covering such matters reasonably requested by them.


SECTION 7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF CAMDEN.

                  The obligations of Camden to effect the Merger shall, at the option of Camden, be subject to the satisfaction, on or prior to the Effective Date, of the following conditions:

                  7.1  No   Misrepresentation   or  Breach  of   Covenants   and
Warranties. There shall have been no material breach by TDS or Sub in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of TDS and Sub contained or referred to in this Agreement shall be true and correct in all material respects on the Effective Date as though made on the Effective Date except as affected by transactions contemplated by this Agreement; and there shall have been delivered to Camden a certificate or certificates to such effect, dated the Effective Date, signed on behalf of TDS by its President or one of its vice presidents.

                  7.2 Opinions of Counsel for TDS and Sub. Camden shall have received opinions, dated the Effective Date, in form and substance reasonably satisfactory to Camden and its counsel, from (i) Sidley & Austin, counsel for TDS and Sub, to the effect set forth in Exhibit C, and (ii) from Barnes & Thornburg, special Indiana counsel for TDS and Sub, substantially to the effect set forth in Exhibit D.

                  7.3 Corporate Action. TDS and Sub shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and there shall have been furnished to Camden certified copies of resolutions adopted by the Board of Directors of TDS and of Sub and by the sole shareholder of Sub, in form and substance reasonably satisfactory to counsel for Camden, in connection with such transactions. The Consulting Agreement and each of the Employment Agreements attached as Exhibits to this Agreement (the "Employment Agreements") shall have been duly executed and delivered by the parties thereto.

                  7.4 No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                  7.5  Necessary  Governmental  Approvals.  If  necessary,   the
waiting period under the HSR Act shall have expired or been terminated, and the parties shall have received the approval of the

IURC and all other governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained prior to the Effective Date by applicable law or regulation or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of Camden.

                  7.6 Approval by Camden Shareholders. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the holders of outstanding Camden Shares.

                  7.7 No Stop Orders. No stop order suspending the effectiveness of the TDS Registration Statement or the Merger Registration Statement shall have been entered by the Commission.

                  7.8 Listing of TDS Common Shares. The TDS Common Shares to be issued in connection with the Merger shall continue to be approved for listing upon notice of issuance by the American Stock Exchange.


SECTION 8.   OPERATION OF CAMDEN FOLLOWING THE MERGER

                  8.1 Operation of Camden; Officers and Directors of Camden. (a) After the Effective Date, TDS intends to continue to operate Camden as an independent local telephone company with its Board of Directors, Management and employees existing on the date hereof, provided that TDS shall have the right to nominate and elect one member of the Camden Board. TDS shall also keep the present business office open at Camden for at least ten years following the Effective Date. So long as such Camden directors continue to serve as directors, they will receive annual compensation at a level no less than the annual compensation and bonus now payable to such directors. Subject to the Employment Agreements, annual compensation of Camden's officers and employees on the date hereof will be maintained at no less than the compensation now payable to such officers and employees. During such ten-year period, Camden's President and Vice President may, at their discretion, attend the Annual Convention and spring and fall District Meetings of the Indiana Telephone Association and the USTA Annual Convention, accompanied by their spouses, with all expenses to be paid by Camden.

                  (b) The Board of Directors of Camden may continue, in its reasonable discretion, to utilize the services of those local banks, accountants and attorneys currently utilized by Camden. The Camden Board of Directors shall, in its discretion, have the right to continue to make community service donations to local school, library, Little League and similar community institutions, activities and services at levels equal to those paid by Camden in the past.

                  (c) During such ten-year period each director of Camden shall continue to receive a Christmas bonus of $500.

                  (d) TDS shall cause Camden to continue to provide, at Camden's expense, existing medical benefits for Camden Directors Lloyd Yerkes and Joe P. Sullivan and their respective wives with Blue Cross and Blue Shield of Indiana and for Jo Ann Johnson with Pipe Traders Industry Health & Welfare Plan, Terre Haute, Indiana, throughout their respective lifetimes.

                  (e) Subject to the foregoing provisions of this Section 8 and to the Employment Agreements, TDS shall have the right, no later than ten years following the Effective Date, to convert all Camden employees on the date hereof then employed by Camden to TDS wage and salary scales (but compensation of any such employee shall not be reduced from what he/she is actually earning at the time of such conversion) and to TDS standard benefit plans, including, but not limited to, pension, medical, dental and insurance benefits.

                  (f) All new employees hired by Camden after the date hereof shall come under TDS wage and salary scales and participate only in TDS standard employee benefit plans.


SECTION 9.   INDEMNIFICATION

                  9.1 By the Camden  Shareholders  to TDS. By their  approval of this Merger Agreement and their receipt of the Merger Consideration, the Camden Shareholders, jointly and severally, agree to indemnify, hold harmless and defend TDS and each of its officers, directors, employees, affiliates, subsidiaries, successors and assigns (the "TDS Indemnitees"), against any claim, demand, loss, expense, obligation or liability, including interest, penalties and reasonable attorneys' fees (collectively, "Losses") incurred by any TDS Indemnitee ("TDS Losses") relating to, resulting from or arising out of (a) any breach by Camden or any Camden Shareholder in the performance of their respective obligations under this Agreement, (b) the inaccuracy of any of the representations or warranties made by Camden or any Camden Shareholder in this Agreement, in any exhibit or schedule hereto, or in any other instrument delivered in accordance with the provisions hereof, or (c) any action, suit, proceeding, assessment or judgment incident to any of the foregoing.

                  9.2 By TDS to the Camden Shareholders. TDS agrees to indemnify, hold harmless and defend the Camden Shareholders, and each of Camden's officers, directors, employees, affiliates, subsidiaries, successors and assigns (the "Camden Indemnitees"), against all Losses incurred by any of them ("Camden Shareholder Losses") relating to, resulting from or arising out of
(a) any breach by TDS or Sub in the performance of their respective obligations under this Agreement, (b) the inaccuracy of any of the representations made by TDS or Sub in this Agreement, in any schedule or exhibit hereto, or in any instrument executed or delivered in accordance with the provisions hereof, or (c) any action, suit, proceeding, assessment or judgment incident to any of the foregoing.


SECTION 10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements contained in this Agreement shall survive the Merger until terminated by any applicable statute of limitations, except for the representations, warranties and agreements contained in Sections 2.14, 2.17 and 10, which shall survive the Effective Date and never expire.


SECTION 11.  TAXES.

                  11.1 Liability for Certain Taxes. The Camden Shareholders will pay, and will indemnify TDS and Camden against, any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the transfer of the Camden Shares pursuant to this Agreement, together with any penalties or interest with respect to such taxes.

                  11.2 Tax Returns. (a) Camden shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to Camden for taxable years or periods ending on or before the Effective Date and shall remit any Taxes due in respect of such Tax Returns, and TDS shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to Camden for taxable years or periods ending after the Effective Date and shall remit any Taxes due in respect of such Tax Returns. All Tax Returns which Camden is required to file or cause to be filed in accordance with this Section 10.2(a) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken or method adopted that is inconsistent with positions taken or methods used in preparing and filing similar Tax Returns in prior periods.

                  (b) Camden will promptly deliver or cause to be delivered to TDS true and complete copies of: (A) all income Tax Returns of Camden requested by TDS; (B) any other Tax Returns requested by TDS, as may be relevant to Camden or its assets or operations; and (C) any workpapers or other supporting data requested by TDS relating to income Taxes reflected in the financial statements described in Section 2.4, relating to Tax Returns made available pursuant to (A) or (B), or relating to Tax Returns not yet filed, in each case, however, only to the extent in the possession of Camden.

                  11.3 Assistance and Cooperation. After the Closing Date, each of the Camden Shareholders and TDS shall:

                  (i) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 11.2;

                  (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Camden;

                  (iii) make available to the other and to any taxing  authority
         as  reasonably  requested  all  information,   records,  and  documents
         relating to Taxes of Camden;

                  (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of Camden for taxable periods for which the other may have a liability under this Section 10; and

                  (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

                  11.4 Adjustment to Merger Consideration. Any payment by TDS, Camden or the Camden Shareholders under this Section 11 will be an adjustment to the Aggregate Merger Consideration.

                  11.5 Survival of Obligations. Notwithstanding anything to the contrary, the obligations of the parties set forth in this Section 11 shall be unconditional and absolute and shall remain in effect without limitation as to time.

                  11.6 Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, excise, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

                  "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                  "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a combined, consolidated or unitary Tax Return which Tax Return includes Camden.


SECTION 12. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be given by hand or by registered mail, return receipt requested, addressed, if to TDS or Sub, to: Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 400, 60602, Attention: Mr. LeRoy
T. Carlson, Chairman, with a copy to Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, Attention: David J. Boyd, Esq., or, if to Camden, to:
Camden Telephone Company, Inc., 170 West Main Street, Camden, Indiana 46917-0066, Attention: Mr. Jack Ford, with a copy to: Dick N. Bishop, Esq., Bishop, Bishop & Bishop, 19 South Center Street, Flora, Indiana 46929. Any party hereto may specify a different address for such purpose by notice to the parties.


SECTION 13. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that, except for the furnishing of the Proxy Statement to shareholders of Camden and as otherwise required by law, it will treat in strict confidence all documents, materials and other information which it has obtained regarding the parties during the course of the negotiations leading to the consummation of the transactions provided for herein, and the preparation of this Agreement. Each party hereto agrees that, except for the furnishing of the Proxy Statement to shareholders of Camden and as otherwise required by law, it will not release or cause or permit to be released this Agreement or any part thereof or any copy of the foregoing without the express written consent of the other parties hereto.


SECTION 14. TERMINATION AND ABANDONMENT. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

                  (a)      by mutual consent of TDS, Sub and Camden;

                  (b) by TDS, Sub or Camden if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining or enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c)      as otherwise set forth herein.

                  In the event that this Agreement shall be terminated and the Merger abandoned pursuant to this Section 14, all further obligations of the parties under this Agreement (other than Sections 11, 13 and 15) shall terminate without further liability of any party to the others, provided that nothing herein shall relieve any party from liability for any breach of this Agreement.


SECTION 15.  OTHER PROVISIONS.

                  15.1 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with.

                  15.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflict of laws.

                  15.3 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

                  15.4 Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. TDS shall have the right to assign its rights to a direct or indirect wholly-owned subsidiary, but any such assignment shall not change the obligations of TDS as provided herein. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person, other than the parties and successors and assigns permitted by this
Section 15.4, any right, remedy or claim under or by reason of this Agreement.

                  15.5 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when TDS, Sub and Camden shall have each executed and delivered one counterpart.

                  15.6 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  15.7 Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement shall be construed with and are an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  15.8 Entire Agreement; Amendments and Waivers. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein and supersedes all prior agreements and understandings, whether written or oral. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement at any time before or after the approval of this Agreement by the holders of Camden shares to the extent permitted by applicable law. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                        CAMDEN TELEPHONE COMPANY, INC.


                        -------------------------------
                        Name: James R. Sullivan
                        Title:  President


                        TELEPHONE AND DATA SYSTEMS, INC.


                        -------------------------------
                        Name: LeRoy T. Carlson
                        Title:  Chairman


                        TDS-CAMDEN ACQUISITION CORP.


                        -------------------------------
                        Name: George L. Dienes
                        Title: Vice President


        SIGNATURE PAGE OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG
                 CAMDEN TELEPHONE COMPANY, INC., TELEPHONE AND
              DATA SYSTEMS, INC. AND TDS-CAMDEN ACQUISITION CORP.

                                                                  EXHIBIT A

                                 PLAN OF MERGER



                  This PLAN OF MERGER, dated as of _________, 1995 is made by and between Camden Telephone Company, Inc., a corporation organized and existing under and by virtue of the laws of the State of Indiana (herein called "Camden" or the "Surviving Corporation"), and TDS-Camden Acquisition Corp., a corporation organized and existing under and by virtue of the laws of the State of Indiana (herein called "Sub"). (Camden and TDS are hereinafter sometimes called the "Constituent Corporations").

                              W I T N E S S E T H:

                  WHEREAS, the board of directors of each of the Constituent Corporations, in consideration of the mutual agreements of each Constituent Corporation set forth herein, do deem it advisable and generally to the advantage and welfare of the Constituent Corporations and their respective shareholders that Sub be merged with and into Camden;

                  WHEREAS, Camden, Sub and Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), have entered into an Agreement and Plan of Merger, (the "Merger Agreement"), providing for the merger (the "Merger") of Sub with and into Camden;

                  WHEREAS, Camden has authorized capital stock consisting of 560 shares of common stock, without par value (the "Camden Shares");

                  WHEREAS, Sub has authorized capital stock of 1,000 shares of common stock, without par value, of which 100 shares are now issued and outstanding;

                  WHEREAS, Sub is a wholly-owned subsidiary of TDS, and TDS has determined to issue its Common Shares, par value one dollar ($1.00) per share (the "TDS Common Shares"), in order to consummate the Merger of Sub with and into Camden, as provided in the Merger Agreement (the "Merger Consideration"); and

                  WHEREAS, Section 23-1-40 of the Indiana Business Corporation Law, as amended, authorizes the merger of corporations organized under the Indiana Business Corporation Law.

                  NOW, THEREFORE, the Constituent Corporations have agreed and do hereby agree as follows:

                  1. The Merger. On the Effective Date, Sub shall be merged into
Camden and the separate  existence of Sub shall thereupon cease, and the name of
Camden,   as  the   surviving
corporation   in  the  Merger  (the   "Surviving
Corporation"), shall by virtue of the Merger remain "Camden Telephone Company, Inc." Upon the Effective Date of the Merger, the Surviving Corporation shall be possessed of all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of each of the Constituent Corporations, and all obligations belonging to or due to each of the Constituent Corporations, shall be vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest therein vested in any Constituent Corporation shall not revert or in any way be impaired by reason of the Merger; that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the Surviving Corporation, the officers of the Constituent Corporations shall execute, acknowledge and deliver such instruments and do such acts.

                  The Surviving Corporation shall be liable for all the obligations of each Constituent Corporation. All the rights of creditors of each Constituent Corporation are preserved unimpaired, and all liens upon the property of any Constituent Corporation are preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Date of the Merger.

                  2. Effective Date of the Merger. The Merger will become effective upon the filing with the Secretary of State of the State of Indiana this Plan of Merger together with Articles of Merger as required by the Indiana Business Corporation Law. When used in this Plan of Merger, the term "Effective Date" shall mean the date and time at which this Plan of Merger is so filed.

                  3. Articles of Incorporation; By-Laws; Directors and Officers. The Articles of Incorporation of Camden as amended shall be the Articles of Incorporation of the Surviving Corporation after the Effective Date unless and until amended in accordance with its terms and as provided by law. The By-Laws of Camden as in effect on the Effective Date shall be the By-Laws of the Surviving Corporation unless and until amended in accordance with its terms or the Articles of Incorporation of the Surviving Corporation and as provided by law. The initial Board of Directors of the Surviving Corporation shall consist of the directors of Sub immediately prior to the Effective Date, who shall serve until their respective successors are duly elected and qualified. The officers of Sub immediately prior to the Effective Date shall be the initial officers of the Surviving Corporation until their respective successors are duly elected and qualified.

                  4. Conversion of Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of Sub, Camden, the Surviving Corporation or any holder of any of the following securities:

                  (a) Any Camden Shares which are held in the treasury of Camden shall be cancelled;

                  (b) All issued and outstanding shares of capital stock of Sub shall be converted into 100 validly issued, fully paid and nonassessable common shares, without par value, of the Surviving Corporation; and

                  (c) The Camden Shares issued and outstanding immediately prior to the Effective Date (other than Camden Shares to be cancelled pursuant to Section 4(a) and Dissenting Shares (as defined in Section 5)) shall be converted into the Merger Consideration.

                  5. Dissenting Shares. The provisions of Section 4 shall not apply to Camden Shares (the "Dissenting Shares") held by Camden Shareholders who do not vote such Camden Shares in favor of the approval and adoption of this Agreement and the Merger and who deliver a written notice to Camden in the manner required by Section 23-1-44 of the Indiana Business Corporation Law, stating the intention to demand payment of the fair value of such Camden Shares if the Merger is effected, and if such holders of Camden Shares take all other action required in the manner provided in Section 23-1-44 of the Indiana Business Corporation Law. Such holders shall be entitled to payment for such Camden Shares in accordance with the provisions of Section 23-1-44 of the Indiana Business Corporation Law, if applicable.

                  6. Terms and Conditions. The obligations of each Constituent Corporation under this Plan of Merger are subject to the satisfaction or waiver of the terms and conditions of the Merger Agreement prior to the Effective Time of the Merger.

                  7. Termination and Abandonment. Anything contained in this Plan of Merger to the contrary notwithstanding, this Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Date if the Merger Agreement is terminated.

                  8. Amendments. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Plan of Merger at any time before or after the approval of this Plan of Merger by the holders of Camden Shares to the extent permitted by applicable law.

                  9. Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflict of laws.

                  IN WITNESS WHEREOF, the parties to this Plan of Merger have caused this Plan of Merger to be executed on the day and year first above written.

Attest:                                           TDS-CAMDEN ACQUISITION CORP.



-------------------------                         By:--------------------------
Stephen P. Fitzell                                    George L. Dienes
Secretary                                             President


Attest:                                           CAMDEN TELEPHONE COMPANY, INC.



-------------------------                         By:--------------------------
Jo Ann Johnson                                       James R. Sullivan
Treasurer/Secretary                                  President

                                                                 EXHIBIT B

                      [Opinion of Bishop, Bishop & Bishop]






                                                 ___________, 1995




Telephone and Data Systems, Inc.
Suite 4000
30 North LaSalle Street
Chicago, Illinois  60602


Ladies and Gentlemen:

                  We refer to the Agreement and Plan of Merger dated as of ________, 1995 (the "Agreement") by and among Camden Telephone Company, Inc., an Indiana corporation ("Camden"), Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), and TDS-Camden Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of TDS ("Sub"), providing for (i) the merger of Sub with and into Camden (the "Merger") and (ii) the conversion of each issued and outstanding share of common stock, without par value, of Camden into the right to receive Common Shares, par value $1.00 per share, of TDS, as set forth in the Agreement. Unless otherwise defined herein, capitalized terms have the meanings specified in the Agreement.

                  We have acted as counsel to Camden in connection with the preparation, execution and delivery of the Agreement and the consummation of the transactions contemplated thereby. For the purpose of rendering the opinions set forth herein, we have relied, as to various questions of fact material to such opinions, upon the representations made in the Agreement and upon certificates of officers of Camden. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and, subject to the limitations set forth herein, have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of

Telephone and Data Systems, Inc.
________, 1995
Page 2

all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

                  Based  upon  the   foregoing,   subject  to  the   exceptions,
qualifications and limitations set forth hereafter, we are of the opinion that:

                  1. Camden is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has corporate power and authority to execute and deliver the Agreement, to consummate the transactions contemplated thereby (including the execution and delivery of the Plan of Merger and Articles of Merger) and to perform its obligations thereunder.

                  2. The execution, delivery and performance of the Agreement by Camden has been duly authorized by all necessary corporate action of Camden. Assuming due authorization, execution and delivery by the other parties thereto, the Agreement is a legal, valid and binding agreement of Camden, enforceable against Camden in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  3. The authorized capital of Camden consists of 560 shares of common stock, without par value, of which 280 shares are issued and outstanding. Except for the Merger Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of Camden. All of the outstanding Camden Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive of other rights.

                  4. The IURC Approval has been obtained and has become final. Assuming all other necessary consents contemplated by the Agreement have been obtained, the execution and delivery of the Agreement by Camden do not and will not result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or any event creating rights of termination or cancellation under (i) the articles of incorporation or by-laws of Camden or
(ii) to our knowledge, any material agreement, indenture, note, mortgage, lease, license, franchise, permit, judgment, decree, order, statute, rule or regulation to which Camden is a

Telephone and Data Systems, Inc.
________, 1995
Page 3

party, by which it is bound, or to which any of its properties are subject.

                  5. To our  knowledge,  no  consent,  authorization,  order  or approval of or filing or registration with any administrative agency, governmental authority or other person or entity is required for the valid execution, delivery or performance of the Agreement by Camden, except for the IURC Approval, which has been obtained and has become final.

                  6. To our knowledge, there is no investigation, claim, action, suit or other proceeding pending or threatened against Camden which questions the legality or propriety of the transactions contemplated by the Agreement.

                  7. On the date of mailing to Camden shareholders and on the date of the Camden shareholders meeting, the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and any information with respect to or supplied by TDS or Sub, as to which we express no opinion) complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, as though Camden were subject to such Act and such rules and regulations.

                  In the course of the preparation of the Proxy Statement we have considered the information set forth therein in light of the matters required to be set forth therein, and we have participated in conferences with officers and representatives of Camden, during the course of which the contents of the Proxy Statement and related matters were discussed. We have not independently checked the accuracy or completeness of, or otherwise verified, and accordingly are not passing upon, and do not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement; and we have relied as to materiality, to a large extent, upon the judgment of officers and representatives of Camden. However, as a result of such consideration and participation, nothing has come to our attention which causes us to believe that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and any information with respect to or supplied by TDS or Sub, as to which we express no belief), on the date of mailing to Camden shareholders or on the date of the Camden shareholders' meeting, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Telephone and Data Systems, Inc.
________, 1995
Page 4

                  Any opinion or statement herein which is expressed to be "to our knowledge" or is otherwise qualified by words of like import means that the lawyers currently practicing law with this Firm who have had an active involvement in negotiating the Agreement have no current conscious awareness of facts or information contrary to such opinion or statement. Except as otherwise expressly stated in this letter, no independent investigation with respect to such facts or information has been undertaken by or on behalf of such lawyers.

                  This opinion is limited to laws of the State of Indiana. We are furnishing this opinion to you solely for your benefit in connection with the above-described transactions; accordingly, it is not to be used, circulated, quoted, filed with any governmental authority or other regulatory agency or otherwise referred to or utilized for any other purpose without our prior written consent. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

                                                     Very truly yours,

                                                                   EXHIBIT C

                          [Opinion of Sidley & Austin]





                                                 ___________, 1995



The Stockholders of
Camden Telephone Company, Inc.


Ladies and Gentlemen:

                  We refer to the Agreement and Plan of Merger dated as of ________, 1995 (the "Agreement") by and among Camden Telephone Company, Inc., an Indiana corporation ("Camden"), Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), and TDS-Camden Acquisition Corp., an Indiana corporation and a wholly-owned subsidiary of TDS ("Sub"), providing for (i) the merger of Sub with and into Camden (the "Merger") and (ii) the conversion of each issued and outstanding share of common stock, without par value, of Camden into the right to receive Common Shares, par value $1.00 per share, of TDS, as set forth in the Agreement. Unless otherwise defined herein, capitalized terms have the meanings specified in the Agreement.

                  We have acted as counsel to TDS in connection with the preparation, execution and delivery of the Agreement and the consummation of the transactions contemplated thereby. For the purpose of rendering the opinions set forth herein, we have relied, as to various questions of fact material to such opinions, upon the representations made in the Agreement and upon certificates of officers of TDS. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and, subject to the limitations set forth herein, have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Stockholders of
Camden Telephone Company, Inc.
________, 1995
Page 2


                  Based  upon  the   foregoing,   subject  to  the   exceptions,
qualifications and limitations set forth hereafter, we are of the opinion that:

                  1. TDS is a corporation duly incorporated and validly existing under the laws of the State of Iowa, and has corporate power and authority to execute and deliver the Agreement, to consummate the transactions contemplated thereby and to perform its obligations thereunder.

                  2. The execution, delivery and performance of the Agreement by TDS have been duly authorized by all necessary corporate action of TDS.

                  3. The TDS Common Shares being issued on the date hereof in connection with the Agreement, when certificates therefor have been duly executed, countersigned and registered and delivered against payment of the agreed consideration therefor, will be duly authorized and validly issued Common Shares of TDS which are fully paid and nonassessable, and the issuance of such TDS Common Shares pursuant to the Agreement and the Merger have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and, subject to notice of official issuance, will be listed for trading on the American Stock Exchange.

                  4. Assuming the IURC Approval and all other necessary consents contemplated by the Agreement have been obtained, the execution and delivery of the Agreement by TDS do not and will not result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or any event creating rights of termination or cancellation under (i) the articles of incorporation or by-laws of TDS or (ii) to our knowledge, any material agreement, indenture, note, mortgage, lease, license, franchise, permit, judgment, decree, order, statute, rule or regulation to which TDS is a party, by which TDS is bound, or to which any of its properties is subject.

                  5. To our  knowledge,  no  consent,  authorization,  order  or approval of or filing or registration with any administrative agency, governmental authority or other person or entity is required for the valid execution, delivery or performance of the Agreement by TDS, except for those duly obtained or waived as contemplated by the Agreement on or prior to the date hereof.

                  6. To our knowledge, there is no investigation, claim, action, suit or other proceeding pending or threatened against TDS

Stockholders of
Camden Telephone Company, Inc.
________, 1995
Page 3

which questions the legality or propriety of the transactions contemplated by the Agreement.

                  7. On the date of mailing to holders of Camden Shares and on the date of the Camden shareholders' meeting, the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and any information with respect to or supplied by Camden, as to which we express no opinion) complied as to form in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC thereunder.

                  In the course of the preparation of the Proxy Statement we have considered the information set forth therein in light of the matters required to be set forth therein, and we have participated in conferences with officers and representatives of TDS and Sub, during the course of which the contents of the Prospectus and related matters were discussed. We have not independently checked the accuracy or completeness of, or otherwise verified, and accordingly are not passing upon, and do not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Prospectus; and we have relied as to materiality, to a large extent, upon the judgment of officers and representatives of TDS and Sub. However, as a result of such consideration and participation, nothing has come to our attention which causes us to believe that the Morser Registration Statement or the Prospectus (other than the financial statements, financial data, statistical data and supporting schedules included therein, and any information with respect to or supplied by Camden, as to which we express no belief), on the date of mailing to Camden shareholders or on the date of the Camden shareholders' meeting, included any untrue statement of a material fact relating to TDS or Sub or omitted to state a material fact relating to TDS or Sub necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  Any opinion or statement herein which is expressed to be "to our knowledge" or is otherwise qualified by words of like import means that the lawyers currently practicing law with this Firm who have had an active involvement in negotiating the Agreement have no current conscious awareness of facts or information contrary to such opinion or statement. Except as otherwise expressly stated in this letter, no independent investigation with respect to such facts or information has been undertaken by or on behalf of such lawyers.

Stockholders of
Camden Telephone Company, Inc.
________, 1995
Page 4

                  Except as expressly stated in the next sentence, this opinion is limited to the Securities Act. Insofar as the opinions expressed in paragraphs 1, 2, 3 and 4 above relate to matters governed by the laws of the State of Iowa, we have not made an independent examination of such laws, but have relied exclusively, with your consent, as to such laws, upon the attached opinion of Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C., of Des Moines, Iowa, subject to all the qualifications, exceptions and limitations stated therein.

                  TDS is controlled by a voting trust. Walter C.D. Carlson, a trustee and a beneficiary of such voting trust and a director of TDS, Michael G. Hron, the Secretary of TDS, Sub and certain other TDS subsidiaries, Stephen P. Fitzell, the Secretary of certain TDS subsidiaries, and Sherry S. Treston, the Assistant Secretary of certain TDS subsidiaries, are partners of this Firm.

                  We are furnishing this opinion to you solely for your benefit in connection with the above-described transactions; accordingly, it is not to be used, circulated, quoted, filed with any governmental authority or other regulatory agency or otherwise referred to or utilized for any other purpose without our prior written consent. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

                                                     Very truly yours,



                                                     Sidley & Austin

                                                                 EXHIBIT D


              [Opinion of Special Indiana Counsel to TDS and Sub]




                                                 ___________, 1995




The Stockholders of
Camden Telephone Company, Inc.


Ladies and Gentlemen:

                  We refer to the Agreement and Plan of Merger dated as of ________, 1995 (the "Agreement") by and among Camden Telephone Company, Inc., an Indiana corporation ("Camden"), Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), and TDS-Camden Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of TDS ("Sub"), providing for (i) the merger of Sub with and into Camden (the "Merger") and (ii) the conversion of each issued and outstanding share of common stock, without par value, of Camden into the right to receive Common Shares, par value $1.00 per share, of TDS, as set forth in the Agreement. Unless otherwise defined herein, capitalized terms have the meanings specified in the Agreement.

                  We have acted as special Indiana counsel to TDS and Sub in connection with the preparation, execution and delivery of the Agreement and the consummation of the transactions contemplated thereby. For the purpose of rendering the opinions set forth herein, we have relied, as to various questions of fact material to such opinions, upon the representations made in the Agreement and upon certificates of officers of TDS and Sub. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and, subject to the limitations set forth herein, have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Stockholders of
Camden Telephone Company, Inc.
________, 1995
Page 2

                  Based  upon  the   foregoing,   subject  to  the   exceptions,
qualifications and limitations set forth hereafter, we are of the opinion that:

                  1. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has corporate power and authority to execute and deliver the Agreement, to consummate the transactions contemplated thereby (including the execution and delivery of the Plan of Merger and Articles of Merger) and to perform its obligations thereunder.

                  2. The execution, delivery and performance of the Agreement by Sub has been duly authorized by all necessary corporate action of Sub. Assuming due authorization, execution and delivery by the other parties thereto, the Agreement is a legal, valid and binding agreement of TDS and Sub, enforceable against TDS and Sub in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  3. The IURC Approval has been obtained and has become final. Assuming all other necessary consents contemplated by the Agreement have been obtained, the execution and delivery of the Agreement by TDS and Sub do not and will not result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or any event creating rights of termination or cancellation under (i) the articles of incorporation or by-laws of Sub or (ii) to our knowledge, any material agreement, indenture, note, mortgage, lease, license, franchise, permit, judgment, decree, order, statute, rule or regulation to which TDS or Sub is a party, by which either of them is bound, or to which any of their respective properties is subject.

                  4. To our  knowledge,  no  consent,  authorization,  order  or approval of or filing or registration with any administrative agency, governmental authority or other person or entity is required for the valid execution, delivery or performance of the Agreement by TDS and Sub, except for the IURC Approval, which has been obtained and has become final.

                  5. To our knowledge, there is no investigation, claim, action, suit or other proceeding pending or threatened against TDS

Stockholders of
Camden Telephone Company, Inc.
________, 1995
Page 3

or Sub which questions the legality or propriety of the transactions contemplated by the Agreement.

                  Any opinion or statement herein which is expressed to be "to our knowledge" or is otherwise qualified by words of like import means that the lawyers currently practicing law with this Firm who have had an active involvement in negotiating the Agreement have no current conscious awareness of facts or information contrary to such opinion or statement. Except as otherwise expressly stated in this letter, no independent investigation with respect to such facts or information has been undertaken by or on behalf of such lawyers.

                  This opinion is limited to the laws of the State of Indiana. We are furnishing this opinion to you solely for your benefit in connection with the above-described transactions; accordingly, it is not to be used, circulated, quoted, filed with any governmental authority or other regulatory agency or otherwise referred to or utilized for any other purpose without our prior written consent. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

                                                     Very truly yours,

                                                                 EXHIBIT E-1

                              CONSULTING AGREEMENT



                  CONSULTING AGREEMENT made as of ___________, 1995, by and between CAMDEN TELEPHONE COMPANY, INC., an Indiana corporation (the "Company"), and Jack Ford ("Consultant").

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of __________, 1995, by and among Telephone and Data Systems, Inc. ("TDS"), TDS-Camden Acquisition Corp. ("Sub") and the Company, TDS has on the date hereof acquired all of the outstanding capital stock of the Company pursuant to a merger of Sub with and into the Company;

                  WHEREAS, the Consultant has entered into an Employment Agreement dated as of the date hereof (the "Employment Agreement") pursuant to which he will serve as General Manager of the Company for a term ending on the earlier of (a) ___________, 2000 or (b) the date on which Consultant elects to retire from the Company pursuant to Section 6(b) of the Employment Agreement (the "Employment Termination Date");

                  WHEREAS,   the  Consultant  has  considerable   knowledge  and
experience regarding the business, affairs, customers and operations of the Company (the "Business"); and

                  WHEREAS, in consideration of such knowledge and experience, the Company desires to provide for the services of Consultant under the terms and conditions as hereinafter set forth;

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

                  1. Engagement. The Company agrees to engage Consultant and Consultant agrees to provide consulting services to the Company in accordance with the terms and conditions hereinafter contained.

                  2. Term. Consultant shall provide consulting services to the Company for the term of five (5) years commencing on the Employment Termination Date (the "Term").

                  3. Duties. Consultant shall undertake to provide consulting and advisory services for and on behalf of, and in the manner and to the extent reasonably requested by, the Company or TDS. Such consulting services shall include (i) being accessible, via phone or in person, to answer operational questions relating to Camden, (ii) overseeing special projects, such as community service or awareness projects of a short duration and with at least 30 days advance notice, (iii) representation of the Company and TDS at Indiana Telephone Association meetings and on any committee thereof which the Company's board recommends, and, (iv) with appropriate advance notice, assisting TDS Development Team members in their acquisition efforts with respect to other independent telephone companies in Indiana. Such services shall be performed in the geographic areas in which Consultant has heretofore performed services for the Company, and Consultant shall not be required to accept assignments elsewhere without his consent.

                  Consultant   shall  at  all  times   during  the  Term  be  an
independent contractor, rather than a co-venturer, agent, employee or representative of the Company. The Company hereby acknowledges and agrees that Consultant may render consulting, employment or other services to other businesses during the Term, subject to the condition that such services shall not be detrimental to the interests of the Company or TDS. During the Term hereunder, Consultant shall take no action which would jeopardize or impair in any way the Business or the interests of the Company or TDS.

                  4. Expense. Consultant's actual and reasonable expenses incurred upon the specific request of the Company in connection with the duties and responsibilities under this Agreement shall be paid for by the Company upon presentment of vouchers covering such expenses in accordance with standard TDS policies.

                  5.       Compensation.

                  (a) The Company shall pay to Consultant during the Term hereunder a retainer at an annual rate equal to 40% of the base annual salary being paid to him on the Employment Termination Date pursuant to the Employment Agreement.

                  (b) The compensation payable pursuant to paragraph (a) of this Section shall be deemed to accrue ratably during the calendar year and shall be paid monthly.

                  (c) Except as provided in the Employment Agreement with respect to benefits payable to Mr. Ford as a retired employee of a TDS subsidiary, Consultant shall not be entitled to any employee benefits hereunder, including, but not limited to, medical, dental or life insurance, pension, vacation, disability, sick pay or any other benefits under plans or policies maintained from time to time by the Company or TDS.

                  6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor to the Company, and any such successor shall be deemed substituted for the Company under the provisions of this Agreement. For the purposes of the Agreement, the term "successor" shall mean any person, firm, corporation or other business equity which at any time, whether by merger, purchase, liquidation or otherwise, shall acquire all or substantially all of the assets or business of the Company. The Consultant's obligations hereunder are hereby expressly declared to be nonassignable and nontransferable.

                  7. Notices. Any notice given or required hereunder may be served by personal delivery or by leaving the same at or by sending the same by first-class post addressed to:

                  (a) in the case of the Company, at its principal executive office at the time being;

                  (b) in the case of the Consultant, at the Consultant's address on the records of the Company; or

                  (c) in the case of either party, such other address as shall have been notified in writing to the other party for the purposes of service hereunder.

                  8. Termination of Existing Terms of Service. Except for the Employment Agreement and as otherwise provided herein, this Agreement is in substitution for all previous contracts or arrangements, including terms of employment (express or implied) between the Company and the Consultant, which shall be deemed to have been terminated by mutual consent as of the date of this Agreement.

                  9. Amendment.  No modification,  amendment or waiver of any of
the  provisions  of  this  Agreement  shall  be  effective   unless  in  writing
specifically referring hereto and signed by both parties.

                  10. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to the Consultant's duties and obligations and compensation therefor.

                  11. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed as a wavier of such provisions or to affect either the validity of this Agreement, or any party hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

                  12. Governing Law. All questions pertaining to the validity, construction, execution, and performance of this Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

                  13. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted. While provisions of this Agreement are considered by the parties to be fair and reasonable in all the circumstances, it is agreed that if any of such provisions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

                  14. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts signed in the aggregate by all parties hereto shall constitute a single original instrument.

                  IN WITNESS WHEREOF, the parties hereof have caused this instrument to be duly executed as of the day and year first above written.

COMPANY:                                   CAMDEN TELEPHONE COMPANY, INC.



                                           By:---------------------------
                                           Name:
                                           Title:



CONSULTANT:                                ------------------------------
                                           Name:  Jack Ford





                               SIGNATURE PAGE TO
                              CONSULTING AGREEMENT
                                   JACK FORD

                                                               EXHIBIT E-2

                              EMPLOYMENT AGREEMENT



                  EMPLOYMENT AGREEMENT made as of ___________, 1995, by and between CAMDEN TELEPHONE COMPANY, INC., an Indiana corporation (the "Company"), and Jack Ford ("Employee").

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of __________, 1995, by and among Telephone and Data Systems, Inc. ("TDS"), TDS-Camden Acquisition Corp. ("Sub") and the Company, TDS has on the date hereof acquired all of the outstanding capital stock of the Company pursuant to a merger of Sub with and into the Company;

                  WHEREAS, the Employee has been employed as General Manager of the Company for __ years and accordingly has considerable knowledge and experience regarding the business, affairs, customers and operations of the Company (the "Business"); and

                  WHEREAS, in consideration of such knowledge and experience, the Company desires to provide for the employment of Employee under the terms and conditions as hereinafter set forth;

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

                  1. Employment. The Company agrees to employ Employee and Employee agrees to accept employment with the Company in accordance with the terms and conditions hereinafter contained.

                  2. Term. Subject to the right of the Company under Section 6(a) to terminate Employee's employment and to Employee's rights under Section 6(b), Employee shall serve the Company for the term of five (5) years commencing on the date of this Agreement (the "Term") and thereafter at the will of each of the Company and the Employee until such employment is terminated by either party.

                  3. Duties. Employee shall continue to serve as General Manager of the Company with substantially the same duties and responsibilities as he currently has and shall have such other responsibilities and shall perform such other duties as shall be mutually established by the Company and the Employee from time to time (the "Duties"). During employment hereunder, Employee shall devote full time to the business and affairs of the Company to perform such Duties, and shall take no action, or fail to take any action, which would jeopardize or impair in any way the Business and shall use such Employee's best efforts to advance the best interests of the Company and TDS at all times.

                  4. Place of Performance. Except as mutually agreed by Employee and the Company, Employee shall perform the Duties hereunder at the offices of the Company but may be required to travel and render services in different locations from time to time, on a temporary basis only, in the performance of such Duties.

                  5.       Compensation and Benefits.

                  (a)(i) During the period from the date of this Agreement until December 31, 1995, the Company shall pay to Employee a salary at an annual rate equal to the annual rate being paid by the Company to Employee on the date hereof.

                  (ii) During each calendar year during the Term after December 31, 1995, the Company shall pay to Employee a salary at an annual rate equal to the average compensation (as reported in the annual National Telephone Company Association ("NTCA") survey) paid by reporting NTCA member companies located in the Northeast Region to their General Managers (NTCA Table No. 6) during the prior year.

                  (b) The salary payable pursuant to paragraph (a) of this Section shall be deemed to accrue ratably during the calendar year and shall be paid according to the normal payroll periods of the Company. In the event Employee's employment is terminated pursuant to Section 6, payment shall be made for the portion of the payroll period during which Employee was employed on a pro rata basis.

                  (c) Subject to Section 6(b), the salary arrangements pursuant to paragraph (a) of this Section shall terminate upon the retirement, termination, death or permanent disability of Employee and no further payment thereof shall be made.

                  (d) The Employee shall be entitled to elect either (i) to continue to participate in the 100% Company paid group medical, dental, long-term disability and term insurance plans provided by Lincoln National Life Insurance Company to employees of the Company on the date hereof or (ii) to be covered by the group medical, dental, disability and life insurance plans maintained from time to time by TDS and available to employees of TDS' other telephone company subsidiaries, subject to all other eligibility requirements applicable to TDS employees generally. Any election by Employee to be covered by such TDS plans shall be final and Employee shall thereafter have no right to elect or reelect to be covered by the Company plans referred to in (i) above.

                  (e) Employee shall be entitled to continue to participate in the Company's pension benefit plan (the "Existing Camden Plan") unless such participation or the continuation of the

Existing  Camden Plan after the date
hereof has the effect of terminating the tax-qualified status (under Section 401(a) of the Internal Revenue Code) of the Existing Camden Plan or the TDS Plan (as defined below). In such event (i) Employee's participation in the Existing Camden Plan shall be terminated and Employee shall participate in the then current TDS pension plan applicable to employees of TDS' other telephone company subsidiaries (the "TDS Plan"); and (ii) TDS shall, if necessary, supplement the benefits available to Employee upon his retirement from the Company to the extent necessary to make the aggregate retirement benefits payable to Employee at least equal to those payable under the Existing Camden Plan. Upon retirement, Employee shall be entitled to participate in the TDS then existing retirement medical and insurance benefits, subject to clause (g) below.

                  (f) Employee shall be entitled to participate in TDS' 401(k) Tax-Deferred Savings Plan and Trust and TDS' Employee Stock Purchase Plan.

                  (g) For the purposes of clauses (d), (e) and (f) above, and participation by Employee in the TDS employee or retiree benefit plans mentioned therein, (i) Employee's participation shall be subject to all eligibility standards applicable to such plans applicable to all employees of TDS and its affiliates and (ii) Employee shall be credited with his prior years of service with Camden to the extent permitted by such plans and standards.

                  (h) During the Term, the Employee will be entitled to receive the customary $500 Christmas bonus paid by the Company in the past.

                  (i) During the Term, the Employee shall be entitled to receive, at the cost of the Company, local exchange telephone service so long as Employee lives within the Camden exchange area.

                  (j) During the Term, Employee shall be entitled to the number of vacation days and holiday periods as are in accordance with applicable TDS policy for employees of its other telephone company subsidiaries.

                  (k)  During  the  Term,  the  Company's  vehicle   replacement
program, as it exists on the date hereof, shall be applicable to Employee.

                  (l) Employee shall be entitled to reimbursement for business travel and professional education related expenses in accordance with TDS's standard company policy.

                  6. Termination. (a) Without prejudice to any other rights it may have, the Company shall have the right by notice in writing given to Employee to terminate this Agreement and the Employee's employment hereunder if:

                  (i) Employee shall be guilty of gross negligence in connection with the Duties hereunder;

                  (ii) Employee fails to satisfactorily perform the Duties hereunder or to comply with reasonable directions or regulations of the Company or TDS, or Employee fails to observe and perform the terms and provisions of this Agreement; or

                  (iii) Employee shall be convicted of a crime involving dishonesty or moral turpitude.

                  (b) At anytime after the first anniversary of the execution of this Agreement, Employee shall have the right to retire from the Company and receive (on the date of such retirement) a single lump sum severance benefit equal to the product obtained by multiplying (x) his average annual compensation during the five calendar years immediately preceding his retirement date, by (y) the lesser of (i) the number of years remaining in the Term, or (ii) 2.99. The foregoing severance payment shall be in lieu of and in full satisfaction of all of the Company's remaining obligations under this Agreement except for the payment of applicable pension and retiree medical and insurance benefits.

                  7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor to the Company, and any such successor shall be deemed substituted for the Company under the provisions of this Agreement. For the purposes of the Agreement, the term "successor" shall mean any person, firm, corporation or other business equity which at any time, whether by merger, purchase, liquidation or otherwise, shall acquire all or substantially all of the assets or business of the Company. The Employee's obligations hereunder are hereby expressly declared to be nonassignable and nontransferable.

                  8. Notices. Any notice given or required hereunder may be served by personal delivery or by leaving the same at or by sending the same by first-class post addressed to:

                  (a) in the case of the Company, at its principal executive office at the time being;

                  (b) in the case of the Employee, at the Employee's address on the records of the Company; or

                  (c) in the case of either party, such other address as shall have been notified in writing to the other party for the purposes of service hereunder.

                  9. Termination of Existing Terms of Service. Except as otherwise provided herein, this Agreement is in substitution for all previous contracts or terms of employment (express or implied) between the Company and the Employee, which shall be deemed to have been terminated by mutual consent as of the date of this Agreement.

                  10. Amendment. No modification,  amendment or waiver of any of
the  provisions  of  this  Agreement  shall  be  effective   unless  in  writing
specifically referring hereto and signed by both parties.

                  11. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to the Employee's duties and obligations and compensation therefor.

                  12. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed as a wavier of such provisions or to affect either the validity of this Agreement, or any party hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

                  13. Governing Law. All questions pertaining to the validity, construction, execution, and performance of this Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

                  14. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted. While provisions of this Agreement are considered by the parties to be fair and reasonable in all the circumstances, it is agreed that if any of such provisions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

                  15. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts signed in the aggregate by all parties hereto shall constitute a single original instrument.

                  IN WITNESS WHEREOF, the parties hereof have caused this instrument to be duly executed as of the day and year first above written.


COMPANY:                                        CAMDEN TELEPHONE COMPANY, INC.

                                                By:---------------------------
                                                Name:
                                                Title:


EMPLOYEE:                                       ------------------------------
                                                Name:  Jack Ford



                               SIGNATURE PAGE TO
                              EMPLOYMENT AGREEMENT
                                   JACK FORD

                                                                 EXHIBIT E-3

                              EMPLOYMENT AGREEMENT



                  EMPLOYMENT AGREEMENT made as of ___________, 1995, by and between CAMDEN TELEPHONE COMPANY, INC., an Indiana corporation (the "Company"), and Robert McCain ("Employee").

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of __________, 1995, by and among Telephone and Data Systems, Inc. ("TDS"), TDS-Camden Acquisition Corp. ("Sub") and the Company, TDS has on the date hereof acquired all of the outstanding capital stock of the Company pursuant to a merger of Sub with and into the Company;

                  WHEREAS,   the  Employee  has   considerable   knowledge   and
experience regarding the business, affairs, customers and operations of the Company (the "Business"); and

                  WHEREAS, in consideration of such knowledge and experience, the Company desires to provide for the employment of Employee under the terms and conditions as hereinafter set forth;

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

                  1. Employment. The Company agrees to employ Employee and Employee agrees to accept employment with the Company in accordance with the terms and conditions hereinafter contained.

                  2. Term. Subject to the right of the Company under Section 6 to terminate Employee's employment, Employee shall serve the Company for the term of ten (10) years commencing on the date of this Agreement (the "Term") and thereafter at the will of each of the Company and the Employee until such employment is terminated by either party. If Employee completes the full ten-year Term hereunder, and suitable employment opportunities then no longer exist at the Company, Employee shall be offered employment opportunities at other TDS companies.

                  3. Duties. Employee shall continue to serve as Assistant Manager of the Company with substantially the same duties and responsibilities as he currently has and shall have such other responsibilities and shall perform such other duties as shall be mutually established by the Company and the Employee from time to time (the "Duties"). During employment hereunder, Employee shall devote full time to the business and affairs of the Company to perform such Duties, and shall take no action, or fail to take any action, which would jeopardize or impair in any way the Business and shall use such Employee's best efforts to advance the best interests of the Company and TDS at all times.

                  4. Place of Performance. Except as mutually agreed by Employee and the Company, Employee shall perform the Duties hereunder at the offices of the Company but may be required to travel and render services in different locations from time to time, on a temporary basis only, in the performance of such Duties.

                  5.       Compensation and Benefits.

                  (a)(i) During the period from the date of this Agreement until December 31, 1995, the Company shall pay to Employee a salary at an annual rate equal to the annual rate being paid by the Company to Employee on the date hereof.

                  (ii) During each calendar year during the Term after December 31, 1995, the Company shall pay to Employee a salary at an annual rate equal to the average compensation (as reported in the annual National Telephone Company Association ("NTCA") survey) paid by reporting NTCA member companies located in the Northeast Region to their Assistant Managers (NTCA Table No. 15) during the prior year; provided that, if Employee is promoted to a new position within Camden during the Term, Employee's salary thereafter shall be the average compensation so reported on the NTCA Table which corresponds to such new position.

                  (b) The salary payable pursuant to paragraph (a) of this Section shall be deemed to accrue ratably during the calendar year and shall be paid according to the normal payroll periods of the Company. In the event Employee's employment is terminated pursuant to Section 6, payment shall be made for the portion of the payroll period during which Employee was employed on a pro rata basis.

                  (c) The salary arrangements pursuant to paragraph (a) of this Section shall terminate upon the termination, death or permanent disability of Employee and no further payment thereof shall be made.

                  (d) The Employee shall be entitled to elect either (i) to continue to participate in the 100% Company paid medical, dental, long-term disability and group term insurance plans provided by Lincoln National Life Insurance Company to employees of the Company on the date hereof or (ii) to be covered by the group medical, dental, disability and life insurance plans maintained from time to time by TDS and available to employees of TDS' other telephone company subsidiaries, subject to all other eligibility requirements applicable to TDS employees generally. Any election by Employee to be covered by such TDS plans shall be final and Employee shall thereafter have no right to elect or reelect to be covered by the Company plans referred to in (i) above.

                  (e) Reference is made to the Employment Agreement dated the date hereof between Mr. Jack Ford and the Company (the "Ford Agreement"). For so long as Mr. Ford continues to be the General Manager of the Company pursuant to the Ford Agreement (but not after the 10th anniversary of this Agreement), Employee shall be entitled to continue to participate in the Company's pension benefit plan (the "Existing Camden Plan") unless such participation or the continuation of the Existing Camden Plan after the date hereof has the effect of terminating the tax-qualified status (under Section 401(a) of the Internal Revenue Code) of the Existing Camden Plan or the TDS Plan (as such term is defined below). In such event (i) Employee's participation in the Existing Camden Plan shall be terminated and Employee shall participate in the then current TDS pension plan applicable to employees of TDS' other telephone company subsidiaries (the "TDS Plan"); and (ii), if Employee should retire from the Company on or prior to the date (the "Ford Termination Date") on which Jack Ford is no longer employed by the Company pursuant to the Ford Agreement, TDS shall, if necessary, supplement the benefits available to Employee upon such retirement from the Company to the extent necessary to make the aggregate retirement benefits payable to Employee at least equal to those payable under the Existing Camden Plan. From and after the Ford Termination Date, Employee shall participate in the TDS Plan and TDS shall have no obligation to supplement the benefits provided thereunder. Upon retirement, Employee shall be entitled to participate in the then existing TDS retirement medical and insurance benefit programs, subject to clause (g) below.

                  (f) Employee shall be entitled to participate in TDS' 401(k) Tax-Deferred Savings Plan and Trust and TDS' Employee Stock Purchase Plan.

                  (g) For the purposes of clauses (d), (e) and (f) above, and participation by Employee in the TDS employee or retiree benefit plans mentioned therein, (i) Employee's participation shall be subject to all eligibility standards applicable to such plans applicable to all employees of TDS and its affiliates and (ii) Employee shall be credited with his prior years of service with Camden to the extent permitted by such plans and standards.

                  (h) During the Term, the Employee will be entitled to receive the customary $500 Christmas bonus paid by the Company in the past.

                  (i) During the Term, the Employee shall be entitled to receive, at the cost of the Company, local exchange telephone service so long as Employee lives within the Camden exchange area.

                  (j) During the Term, Employee shall be entitled to the number of vacation days and holiday periods as are in accordance with applicable TDS policy for employees of its other telephone company subsidiaries.

                  (k) For the first five years of the Term, the Company's vehicle replacement program, as it exists on the date hereof, shall remain in effect if applicable to Employee.

                  (l) Employee shall be entitled to reimbursement for business travel and professional education related expenses in accordance with TDS's standard company policy.

                  6. Termination. Without prejudice to any other rights it may have, the Company shall have the right by notice in writing given to Employee to terminate this Agreement and the Employee's employment hereunder if:

                  (a) Employee shall be guilty of gross negligence in connection with the Duties hereunder;

                  (b) Employee fails to satisfactorily perform the Duties hereunder or to comply with reasonable directions or regulations of the Company or TDS, or Employee fails to observe and perform the terms and provisions of this Agreement; or

                  (c)  Employee   shall  be  convicted  of  a  crime   involving
dishonesty or moral turpitude.

                  7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor to the Company, and any such successor shall be deemed substituted for the Company under the provisions of this Agreement. For the purposes of the Agreement, the term "successor" shall mean any person, firm, corporation or other business equity which at any time, whether by merger, purchase, liquidation or otherwise, shall acquire all or substantially all of the assets or business of the Company. The Employee's obligations hereunder are hereby expressly declared to be nonassignable and nontransferable.

                  8. Notices. Any notice given or required hereunder may be served by personal delivery or by leaving the same at or by sending the same by first-class post addressed to:

                  (a) in the case of the Company, at its principal executive office at the time being;

                  (b) in the case of the Employee, at the Employee's address on the records of the Company; or

                  (c) in the case of either party, such other address as shall have been notified in writing to the other party for the purposes of service hereunder.

                  9. Termination of Existing Terms of Service. Except as otherwise provided herein, this Agreement is in substitution for all previous contracts or terms of employment (express or implied) between the Company and the Employee, which shall be deemed to have been terminated by mutual consent as of the date of this Agreement.

                  10. Amendment. No modification,  amendment or waiver of any of
the  provisions  of  this  Agreement  shall  be  effective   unless  in  writing
specifically referring hereto and signed by both parties.

                  11. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to the Employee's duties and obligations and compensation therefor.

                  12. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed as a wavier of such provisions or to affect either the validity of this Agreement, or any party hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

                  13. Governing Law. All questions pertaining to the validity, construction, execution, and performance of this Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

                  14. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted. While provisions of this Agreement are considered by the parties to be fair and reasonable in all the circumstances, it is agreed that if any of such provisions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

                  15. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts signed in the aggregate by all parties hereto shall constitute a single original instrument.

                  IN WITNESS WHEREOF, the parties hereof have caused this instrument to be duly executed as of the day and year first above written.

COMPANY:                                         CAMDEN TELEPHONE COMPANY, INC.


                                                 By:--------------------------
                                                 Name:
                                                 Title:


EMPLOYEE:
                                                 Name:  Robert McCain




                               SIGNATURE PAGE TO
                              EMPLOYMENT AGREEMENT
                                 ROBERT MCCAIN

                                                               EXHIBIT E-4

                              EMPLOYMENT AGREEMENT



                  EMPLOYMENT AGREEMENT made as of ___________, 1995, by and between CAMDEN TELEPHONE COMPANY, INC., an Indiana corporation (the "Company"), and Brenda Elizalde ("Employee").

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of __________, 1995, by and among Telephone and Data Systems, Inc. ("TDS"), TDS-Camden Acquisition Corp. ("Sub") and the Company, TDS has on the date hereof acquired all of the outstanding capital stock of the Company pursuant to a merger of Sub with and into the Company;

                  WHEREAS,   the  Employee  has   considerable   knowledge   and
experience regarding the business, affairs, customers and operations of the Company (the "Business"); and

                  WHEREAS, in consideration of such knowledge and experience, the Company desires to provide for the employment of Employee under the terms and conditions as hereinafter set forth;

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

                  1. Employment. The Company agrees to employ Employee and Employee agrees to accept employment with the Company in accordance with the terms and conditions hereinafter contained.

                  2. Term. Subject to the right of the Company under Section 6 to terminate Employee's employment, Employee shall serve the Company for the term of ten (10) years commencing on the date of this Agreement (the "Term") and thereafter at the will of each of the Company and the Employee until such employment is terminated by either party. If Employee completes the full ten-year Term hereunder and suitable employment opportunities then no longer exist at the Company, Employee shall be offered employment opportunities at other TDS companies.

                  3. Duties. Employee shall continue to serve as Public Affairs/Subscriber Relations Representative of the Company with substantially the same duties and responsibilities as she currently has and shall have such other responsibilities and shall perform such other duties as shall be mutually established by the Company and the Employee from time to time (the "Duties"). During employment hereunder, Employee shall devote full time to the business and affairs of the Company to perform such Duties, and shall take no action, or fail to take any action, which would jeopardize or impair in any way the Business and shall use such Employee's best efforts to advance the best interests of the Company and TDS at all times.

                  4. Place of Performance. Except as mutually agreed by Employee and the Company, Employee shall perform the Duties hereunder at the offices of the Company but may be required to travel and render services in different locations from time to time, on a temporary basis only, in the performance of such Duties.

                  5.       Compensation and Benefits.

                  (a)(i) During the period from the date of this Agreement until December 31, 1995, the Company shall pay to Employee a salary at an annual rate equal to the annual rate being paid by the Company to Employee on the date hereof.

                  (ii) During each calendar year during the Term after December 31, 1995, the Company shall pay to Employee a salary at an annual rate equal to the average compensation (as reported in the annual National Telephone Company Association ("NTCA") survey) paid by reporting NTCA member companies located in the Northeast Region to their Public Affairs/Subscriber Relations Representative (NTCA Table No. 32) during the prior year; provided that, if Employee is promoted to a new position within Camden during the Term, Employee's salary thereafter shall be the average compensation so reported on the NTCA Table which corresponds to such new position.

                  (b) The salary payable pursuant to paragraph (a) of this Section shall be deemed to accrue ratably during the calendar year and shall be paid according to the normal payroll periods of the Company. In the event Employee's employment is terminated pursuant to Section 6, payment shall be made for the portion of the payroll period during which Employee was employed on a pro rata basis.

                  (c) The salary arrangements pursuant to paragraph (a) of this Section shall terminate upon the termination, death or permanent disability of Employee and no further payment thereof shall be made.

                  (d) The Employee shall be entitled to elect either (i) to continue to participate in the 100% Company paid medical, dental, long-term disability and group term insurance plans provided by Lincoln National Life Insurance Company to employees of the Company on the date hereof or (ii) to be covered by the group medical, dental, disability and life insurance plans maintained from time to time by TDS and available to employees of TDS' other telephone company subsidiaries, subject to all other eligibility requirements applicable to TDS employees generally. Any election by Employee to be covered by such TDS plans shall be final and

Employee shall thereafter have no right to elect or reelect to be covered by the Company plans referred to in (i) above.

                  (e) Reference is made to the Employment Agreement dated the date hereof between Mr. Jack Ford and the Company (the "Ford Agreement"). For so long as Mr. Ford continues to be the General Manager of the Company pursuant to the Ford Agreement (but not after the 10th anniversary of this Agreement), Employee shall be entitled to continue to participate in the Company's pension benefit plan (the "Existing Camden Plan") unless such participation or the continuation of the Existing Camden Plan after the date hereof has the effect of terminating the tax-qualified status (under Section 401(a) of the Internal Revenue Code) of the Existing Camden Plan or the TDS Plan (as such term is defined below). In such event (i) Employee's participation in the Existing Camden Plan shall be terminated and Employee shall participate in the then current TDS pension plan applicable to employees of TDS' other telephone company subsidiaries (the "TDS Plan"); and (ii), if Employee should retire from the Company on or prior to the date (the "Ford Termination Date") on which Jack Ford is no longer employed by the Company pursuant to the Ford Agreement, TDS shall, if necessary, supplement the benefits available to Employee upon such retirement from the Company to the extent necessary to make the aggregate retirement benefits payable to Employee at least equal to those payable under the Existing Camden Plan. From and after the Ford Termination Date, Employee shall participate in the TDS Plan and TDS shall have no obligation to supplement the benefits provided thereunder. Upon retirement, Employee shall be entitled to participate in the then existing TDS retirement medical and insurance benefit programs, subject to clause (g) below.

                  (f) Employee shall be entitled to participate in TDS' 401(k) Tax-Deferred Savings Plan and Trust and TDS' Employee Stock Purchase Plan.

                  (g) For the purposes of clauses (d), (e) and (f) above, and participation by Employee in the TDS employee or retiree benefit plans mentioned therein, (i) Employee's participation shall be subject to all eligibility standards applicable to such plans applicable to all employees of TDS and its affiliates and (ii) Employee shall be credited with his prior years of service with Camden to the extent permitted by such plans and standards.

                  (h) During the Term, the Employee will be entitled to receive the customary $500 Christmas bonus paid by the Company in the past.

                  (i) During the Term, the Employee shall be entitled to receive, at the cost of the Company, local exchange telephone service so long as Employee lives within the Camden exchange area.

                  (j) During the Term, Employee shall be entitled to the number of vacation days and holiday periods as are in accordance with applicable TDS policy for employees of its other telephone company subsidiaries.

                  (k) For the first five years of the Term, the Company's vehicle replacement program, as it exists on the date hereof, shall remain in effect if applicable to Employee.

                  (l) Employee shall be entitled to reimbursement for business travel and professional education related expenses in accordance with TDS's standard company policy.

                  6. Termination. Without prejudice to any other rights it may have, the Company shall have the right by notice in writing given to Employee to terminate this Agreement and the Employee's employment hereunder if:

                  (a) Employee shall be guilty of gross negligence in connection with the Duties hereunder;

                  (b) Employee fails to satisfactorily perform the Duties hereunder or to comply with reasonable directions or regulations of the Company or TDS, or Employee fails to observe and perform the terms and provisions of this Agreement; or

                  (c)  Employee   shall  be  convicted  of  a  crime   involving
dishonesty or moral turpitude.

                  7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor to the Company, and any such successor shall be deemed substituted for the Company under the provisions of this Agreement. For the purposes of the Agreement, the term "successor" shall mean any person, firm, corporation or other business equity which at any time, whether by merger, purchase, liquidation or otherwise, shall acquire all or substantially all of the assets or business of the Company. The Employee's obligations hereunder are hereby expressly declared to be nonassignable and nontransferable.

                  8. Notices. Any notice given or required hereunder may be served by personal delivery or by leaving the same at or by sending the same by first-class post addressed to:

                  (a) in the case of the Company, at its principal executive office at the time being;

                  (b) in the case of the Employee, at the Employee's address on the records of the Company; or

                  (c) in the case of either party, such other address as shall have been notified in writing to the other party for the purposes of service hereunder.

                  9. Termination of Existing Terms of Service. Except as otherwise provided herein, this Agreement is in substitution for all previous contracts or terms of employment (express or implied) between the Company and the Employee, which shall be deemed to have been terminated by mutual consent as of the date of this Agreement.

                  10. Amendment. No modification,  amendment or waiver of any of
the  provisions  of  this  Agreement  shall  be  effective   unless  in  writing
specifically referring hereto and signed by both parties.

                  11. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to the Employee's duties and obligations and compensation therefor.

                  12. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed as a wavier of such provisions or to affect either the validity of this Agreement, or any party hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

                  13. Governing Law. All questions pertaining to the validity, construction, execution, and performance of this Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

                  14. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted. While provisions of this Agreement are considered by the parties to be fair and reasonable in all the circumstances, it is agreed that if any of such provisions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

                  15. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts signed in the aggregate by all parties hereto shall constitute a single original instrument.

                  IN WITNESS WHEREOF, the parties hereof have caused this instrument to be duly executed as of the day and year first above written.

COMPANY:                                         CAMDEN TELEPHONE COMPANY, INC.


                                                 By:__________________________
                                                 Name:
                                                 Title:


EMPLOYEE:                                        _____________________________
                                                 Name: Brenda Elizalde




                               SIGNATURE PAGE TO
                              EMPLOYMENT AGREEMENT
                                BRENDA ELIZALDE

                                                               EXHIBIT E-5

                              EMPLOYMENT AGREEMENT



                  EMPLOYMENT AGREEMENT made as of ___________, 1995, by and between CAMDEN TELEPHONE COMPANY, INC., an Indiana corporation (the "Company"), and Pamela Brown ("Employee").

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of __________, 1995, by and among Telephone and Data Systems, Inc. ("TDS"), TDS-Camden Acquisition Corp. ("Sub") and the Company, TDS has on the date hereof acquired all of the outstanding capital stock of the Company pursuant to a merger of Sub with and into the Company;

                  WHEREAS,   the  Employee  has   considerable   knowledge   and
experience regarding the business, affairs, customers and operations of the Company (the "Business"); and

                  WHEREAS, in consideration of such knowledge and experience, the Company desires to provide for the employment of Employee under the terms and conditions as hereinafter set forth;

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

                  1. Employment. The Company agrees to employ Employee and Employee agrees to accept employment with the Company in accordance with the terms and conditions hereinafter contained.

                  2. Term. Subject to the right of the Company under Section 6 to terminate Employee's employment, Employee shall serve the Company for the term of ten (10) years commencing on the date of this Agreement (the "Term") and thereafter at the will of each of the Company and the Employee until such employment is terminated by either party. If Employee completes the full ten-year Term hereunder and suitable employment opportunities then no longer exist at the Company, Employee shall be offered employment opportunities at other TDS companies.

                  3. Duties.  Employee  shall continue to serve as Service Order
Coordinator of the Company with substantially the same duties and responsibilities as she currently has and shall have such other responsibilities and shall perform such other duties as shall be mutually established by the Company and the Employee from time to time (the "Duties"). During employment hereunder, Employee shall devote full time to the business and affairs of the Company to perform such Duties, and shall take no action, or fail to take any action, which would jeopardize or impair in any way the Business and shall use such Employee's best efforts to advance the best interests of the Company and TDS at all times.

                  4. Place of Performance. Except as mutually agreed by Employee and the Company, Employee shall perform the Duties hereunder at the offices of the Company but may be required to travel and render services in different locations from time to time, on a temporary basis only, in the performance of such Duties.

                  5.       Compensation and Benefits.

                  (a)(i) During the period from the date of this Agreement until December 31, 1995, the Company shall pay to Employee a salary at an annual rate equal to the annual rate being paid by the Company to Employee on the date hereof.

                  (ii) During each calendar year during the Term after December 31, 1995, the Company shall pay to Employee a salary at an annual rate equal to the average compensation (as reported in the annual National Telephone Company Association ("NTCA") survey) paid by reporting NTCA member companies located in the Northeast Region to their Service Order Coordinator (NTCA Table No. 34) during the prior year; provided that, if Employee is promoted to a new position within Camden during the Term, Employee's salary thereafter shall be the average compensation so reported on the NTCA Table which corresponds to such new position.

                  (b) The salary payable pursuant to paragraph (a) of this Section shall be deemed to accrue ratably during the calendar year and shall be paid according to the normal payroll periods of the Company. In the event Employee's employment is terminated pursuant to Section 6, payment shall be made for the portion of the payroll period during which Employee was employed on a pro rata basis.

                  (c) The salary arrangements pursuant to paragraph (a) of this Section shall terminate upon the termination, death or permanent disability of Employee and no further payment thereof shall be made.

                  (d) The Employee shall be entitled to elect either (i) to continue to participate in the 100% Company paid medical, dental, long-term disability and group term insurance plans provided by Lincoln National Life Insurance Company to employees of the Company on the date hereof or (ii) to be covered by the group medical, dental, disability and life insurance plans maintained from time to time by TDS and available to employees of TDS' other telephone company subsidiaries, subject to all other eligibility requirements applicable to TDS employees generally. Any election by Employee to be covered by such TDS plans shall be final and Employee shall thereafter have no right to elect or reelect to be covered by the Company plans referred to in (i) above.

                  (e) Reference is made to the Employment Agreement dated the date hereof between Mr. Jack Ford and the Company (the "Ford Agreement"). For so long as Mr. Ford continues to be the General Manager of the Company pursuant to the Ford Agreement (but not after the 10th anniversary of this Agreement), Employee shall be entitled to continue to participate in the Company's pension benefit plan (the "Existing Camden Plan") unless such participation or the continuation of the Existing Camden Plan after the date hereof has the effect of terminating the tax-qualified status (under Section 401(a) of the Internal Revenue Code) of the Existing Camden Plan or the TDS Plan (as such term is defined below). In such event (i) Employee's participation in the Existing Camden Plan shall be terminated and Employee shall participate in the then current TDS pension plan applicable to employees of TDS' other telephone company subsidiaries (the "TDS Plan"); and (ii), if Employee should retire from the Company on or prior to the date (the "Ford Termination Date") on which Jack Ford is no longer employed by the Company pursuant to the Ford Agreement, TDS shall, if necessary, supplement the benefits available to Employee upon such retirement from the Company to the extent necessary to make the aggregate retirement benefits payable to Employee at least equal to those payable under the Existing Camden Plan. From and after the Ford Termination Date, Employee shall participate in the TDS Plan and TDS shall have no obligation to supplement the benefits provided thereunder. Upon retirement, Employee shall be entitled to participate in the then existing TDS retirement medical and insurance benefit programs, subject to clause (g) below.

                  (f) Employee shall be entitled to participate in TDS' 401(k) Tax-Deferred Savings Plan and Trust and TDS' Employee Stock Purchase Plan.

                  (g) For the purposes of clauses (d), (e) and (f) above, and participation by Employee in the TDS employee or retiree benefit plans mentioned therein, (i) Employee's participation shall be subject to all eligibility standards applicable to such plans applicable to all employees of TDS and its affiliates and (ii) Employee shall be credited with his prior years of service with Camden to the extent permitted by such plans and standards.

                  (h) During the Term, the Employee will be entitled to receive the customary $500 Christmas bonus paid by the Company in the past.

                  (i) During the Term, the Employee shall be entitled to receive, at the cost of the Company, local exchange telephone service so long as Employee lives within the Camden exchange area.

                  (j) During the Term, Employee shall be entitled to the number of vacation days and holiday periods as are in accordance with applicable TDS policy for employees of its other telephone company subsidiaries.

                  (k) For the first five years of the Term, the Company's vehicle replacement program, as it exists on the date hereof, shall remain in effect if applicable to Employee.

                  (l) Employee shall be entitled to reimbursement for business travel and professional education related expenses in accordance with TDS's standard company policy.

                  6. Termination. Without prejudice to any other rights it may have, the Company shall have the right by notice in writing given to Employee to terminate this Agreement and the Employee's employment hereunder if:

                  (a) Employee shall be guilty of gross negligence in connection with the Duties hereunder;

                  (b) Employee fails to satisfactorily perform the Duties hereunder or to comply with reasonable directions or regulations of the Company or TDS, or Employee fails to observe and perform the terms and provisions of this Agreement; or

                  (c)  Employee   shall  be  convicted  of  a  crime   involving
dishonesty or moral turpitude.

                  7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor to the Company, and any such successor shall be deemed substituted for the Company under the provisions of this Agreement. For the purposes of the Agreement, the term "successor" shall mean any person, firm, corporation or other business equity which at any time, whether by merger, purchase, liquidation or otherwise, shall acquire all or substantially all of the assets or business of the Company. The Employee's obligations hereunder are hereby expressly declared to be nonassignable and nontransferable.

                  8. Notices. Any notice given or required hereunder may be served by personal delivery or by leaving the same at or by sending the same by first-class post addressed to:

                  (a) in the case of the Company, at its principal executive office at the time being;

                  (b) in the case of the Employee, at the Employee's address on the records of the Company; or

                  (c) in the case of either party, such other address as shall have been notified in writing to the other party for the purposes of service hereunder.

                  9. Termination of Existing Terms of Service. Except as otherwise provided herein, this Agreement is in substitution for all previous contracts or terms of employment (express or implied) between the Company and the Employee, which shall be deemed to have been terminated by mutual consent as of the date of this Agreement.

                  10. Amendment. No modification,  amendment or waiver of any of
the  provisions  of  this  Agreement  shall  be  effective   unless  in  writing
specifically referring hereto and signed by both parties.

                  11. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to the Employee's duties and obligations and compensation therefor.

                  12. No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed as a wavier of such provisions or to affect either the validity of this Agreement, or any party hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

                  13. Governing Law. All questions pertaining to the validity, construction, execution, and performance of this Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

                  14. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted. While provisions of this Agreement are considered by the parties to be fair and reasonable in all the circumstances, it is agreed that if any of such provisions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

                  15. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts signed in the aggregate by all parties hereto shall constitute a single original instrument.

                  IN WITNESS WHEREOF, the parties hereof have caused this instrument to be duly executed as of the day and year first above written.

COMPANY:                                         CAMDEN TELEPHONE COMPANY, INC.


                                                 By:--------------------------
                                                 Name:
                                                 Title:


EMPLOYEE:                                        _____________________________
                                                 Name:  Pamela Brown




                               SIGNATURE PAGE TO
                              EMPLOYMENT AGREEMENT
                                  PAMELA BROWN

                          FIRST SUPPLEMENTAL AGREEMENT


                  The First Supplemental Agreement is made and entered into this 29th day of June, 1995 by and among Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), TDS-Camden Acquisition Corp., an Indiana corporation and indirect, wholly-owned subsidiary of TDS ("SUB"), and Camden Telephone Company, Inc., an Indiana corporation ("Camden").

                              W I T N E S S E T H

                  WHEREAS, the parties hereto have entered into the Agreement and Plan of Merger dated as of April 27, 1995 (the "Merger Agreement") providing for the acquisition of Camden by TDS by means of the merger of Sub with and into Camden (the "Merger");

                  WHEREAS, the parties hereto desire to amend and supplement the Merger Agreement to reflect their understanding regarding the conversion of shares which will take place by virtue of the Merger; and

                  WHEREAS, the terms used in the First Supplemental Agreement which are defined in the Merger Agreement shall have the respective meanings set forth in the Merger Agreement, unless otherwise defined herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

                  1. Section 1.4(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) Subject to Section 1.11, each Camden Share issued and outstanding immediately prior to the Effective Date (other than Dissenting
Shares (as defined in Section 1.7)) shall be converted into the right to receive, from Sub, the number of Common Shares, par value $1.00 per share, of TDS (the "TDS Common Shares") equal to the quotient obtained by dividing $20,000 by the Average Closing Price of the TDS Common Shares; provided that (i) if the Average Closing Price of the TDS Common Shares is equal to or greater than $39.125, then each Camden Share issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive 511.4286 TDS Common Shares and (ii), if the Average Closing Price of the TDS Common Shares is less than $36, TDS may, but shall not be required to, terminate this Agreement without incurring any liability to Camden or its shareholders.

                  The number of TDS Common Shares calculated in accordance with the foregoing multiplied by 280 is hereinafter referred to as the "Aggregate Merger Consideration." The number of TDS Common Shares into which each Camden Share is converted is hereinafter defined as the "Merger Consideration."

                  For purposes of this Agreement, the term "Average Closing Price" means the arithmetical average of the closing price for TDS Common Shares as reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal for the five trading days ending on the third trading day prior to the Effective Date.

         IN WITNESS WHEREOF, the parties have executed this First Supplemental Agreement as of the date and year first above written.


                         CAMDEN TELEPHONE COMPANY, INC.



                         --------------------------------
                            Name: James R. Sullivan
                            Title:  President


                        TELEPHONE AND DATA SYSTEMS, INC.



                         ---------------------------------
                             Name: LeRoy T. Carlson
                             Title:  Chairman


                          TDS-CAMDEN ACQUISITION CORP.


                         --------------------------------
                             Name: George L. Dienes
                             Title: Vice President





               SIGNATURE PAGE OF THE FIRST SUPPLEMENTAL AGREEMENT
                TO THE AGREEMENT AND PLAN OF MERGER BY AND AMONG
                 CAMDEN TELEPHONE COMPANY, INC., TELEPHONE AND
              DATA SYSTEMS, INC. AND TDS-CAMDEN ACQUISITION CORP.

                         SECOND SUPPLEMENTAL AGREEMENT


                  This Second Supplemental Agreement is made and entered into this 10th day of August, 1995 by and among Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), TDS-Camden Acquisition Corp., an Indiana corporation and indirect, wholly-owned subsidiary of TDS ("SUB"), and Camden Telephone Company, Inc., an Indiana corporation ("Camden").

                              W I T N E S S E T H

                  WHEREAS, the parties hereto have entered into the Agreement and Plan of Merger dated as of April 27, 1995 (the "Original Merger Agreement") providing for the acquisition of Camden by TDS by means of the merger of Sub with and into Camden (the "Merger");

                  WHEREAS, the parties hereto entered into a First Supplemental Agreement dated as of June 29, 1995 (the "First Supplemental Agreement") amending the Original Merger Agreement in certain respects;

                  WHEREAS, the parties hereto desire to further amend and supplement the Original Merger Agreement as hereinafter provided; and

                  WHEREAS, the terms used in this Second Supplemental Agreement which are defined in the Original Merger Agreement shall have the respective meanings set forth in the Original Merger Agreement, unless otherwise defined herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

                  1. The parties agree that if, at any time between the date on which the meeting of Camden Shareholders called by Camden in accordance with
Section 5.8 of the Original Merger Agreement is held and the Effective Date, the application of the formula included in Section 14(c) of the Original Merger Agreement (as supplemented by the First Supplemental Agreement) would result in each outstanding Camden Share being converted into more than 625 TDS Common Shares, the Merger will not be consummated unless (a) Camden shall promptly call, in accordance with the Indiana Business Corporation Law and Camden's Articles of Incorporation and By-laws, a second meeting of the Camden Shareholders (the "Second Meeting") and (b) at the Second Meeting the holders of not less than a majority of the Camden Shares shall again vote in favor of and to approve the Merger.

                  2. In the event that the Camden shall call the Second Meeting as provided in Section 1 of this Second Supplemental Agreement, then,

                  (a) The "Proxy Statement" referred to in Sections 2.22 and 3.5 of the Original Merger Agreement shall be deemed to include the proxy statement distributed to the Camden Shareholders in connection with the Second Meeting.

                  (b) The term "Meeting" as used in Section 6.7 of the Original Merger Agreement shall mean the Second Meeting.

                  (c) Sections 6.7 and 7.6 of the Original Merger Agreement shall be satisfied by an affirmative vote in favor of the Merger by the holders of not less than a majority of the outstanding Camden Shares at the Second Meeting.

                  (d) The term "Merger Registration Statement" as used in Sections 3.4(b) and 5.9 of the Original Merger Agreement shall mean a TDS Registration Statement on Form S-4 which includes the Proxy Statement to be used in connection with the Second Meeting.

                  3. Except as expressly provided in this Second Supplemental Agreement, the terms, conditions and provisions of the Original Merger Agreement (as supplemented by the First Supplemental Agreement) shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Second Supplemental Agreement as of the date and year first above written.


                         CAMDEN TELEPHONE COMPANY, INC.



                         ------------------------------
                            Name: James R. Sullivan
                            Title:  President


                        TELEPHONE AND DATA SYSTEMS, INC.



                         ------------------------------
                             Name: LeRoy T. Carlson
                             Title:  Chairman


                          TDS-CAMDEN ACQUISITION CORP.


                         ------------------------------
                             Name: George L. Dienes
                             Title: Vice President






              SIGNATURE PAGE OF THE SECOND SUPPLEMENTAL AGREEMENT
                TO THE AGREEMENT AND PLAN OF MERGER BY AND AMONG
                 CAMDEN TELEPHONE COMPANY, INC., TELEPHONE AND
              DATA SYSTEMS, INC. AND TDS-CAMDEN ACQUISITION CORP.

                                                             ANNEX B

                        INDIANA Business Corporation Law

                                   CHAPTER 44
                               DISSENTERS' RIGHTS
                 (Added by P.L. 149-1986, L. '86, eff. 4-1-86.)


  23-1-44-1 ["CORPORATION"]. - As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  23-1-44-2 ["DISSENTER"]. - As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

  23-1-44-3 ["FAIR VALUE"]. - As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  23-1-44-4 ["INTEREST"]. - As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  23-1-44-5 ["RECORD SHAREHOLDER"]. - As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

  23-1-44-6 ["BENEFICIAL SHAREHOLDER"]. - As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

  23-1-44-7 ["SHAREHOLDER"]. - As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

  23-1-44-8 ["WHEN SHAREHOLDER MAY DISSENT]. -(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if: (A) shareholder approval is required for the merger by IC 23-1- 40-3 or the articles of incorporation; and (B) the shareholder is entitled to vote on the merger. (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan. (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale. (4) The approval of a control share acquisition under IC 23-1- 42. (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or
(2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets --
National Market Issues or a similar market.
(c)      A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or
(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement. (Last amended by P.L. 107-1987, L. '87, eff. 5-1-87.)

-----

         P.L.  107-1987, L. '87, eff. 5-1-87, added matter in italic.

         .1 Determination of stock value. - In determining value of corporate stock for purposes of consolidation, every fact which has tendency to indicate value should be taken into consideration - value of shares must be determined from value of assets, tangible and intangible; stock market value may be of assistance but is not criterion; book value may or may not give assistance, depending upon method by which books are kept; statement of assets and liabilities based upon appraisals is of more value than statement based upon arbitrary figures; good will value should be given consideration. Dissenting stockholders are not given advantage of an increase in value expected to result from merger, nor should they be charged with expense of bringing about merger. Republic Finance Co v Fenstermaker, 6 NE2d 541 (1937).
         Court fixing appraised value of stock owned by those dissenting from merger must use fair market value as standard, not book value or liquidating value; also, dissenters are entitled to interest only from date of judgment determining value, not from date of merger itself. General Grain, Inc v Goodrich, 221 NE2d 696 (Ct App 1966).
         Dissenting stockholders' shares in consolidated corporation were valued by looking at (1) corporation as a viable, going concern; (2) shares' value prior to merger; and (3) shares' fair market value. Pearlman v Permonite Mfg Co, 568 FSupp 222 (ND Ind 1983).
         District court properly valued dissenting stockholders' shares, at price lower than offered in corporation's own appraisal, which had been rejected by stockholders as too low. Pearlman v Permonite Mfg Co, 734 F2d 1283 (7th Cir
1984).
         .2 Remedy of dissenters. - Dissenting stockholders' remedies are available in courts of incorporating state only. McGhee v General Finance Corp, 84 FSupp 24 (WD Va 1949); Sheridan v American Motors Corp, 132 FSupp 121 (ED Pa
1955).
         Dissenting stockholder loses right to payment for his shares when he registers objection by telegram but fails to make written demand for payment. Shaffer v General Grain, Inc, 182 NE2d 461 (Ct App 1962).
         Stockholder dissenting from merger must give notice and demand for payment of his shares to his own corporation rather than to surviving corporation; but this requirement is met when that notice is served on resident agent who is same for both corporations. Apartment Properties, Inc v Luley, 247 NE2d 71 (1969).
         .3 Right to interest. - Stockholders dissenting from merger are entitled to interest only from date of judgment determining value, not from date of merger itself. General Grain, Inc v Goodrich, 221 NE2d 696 (Ct App 1966).
         .4 Standing. - Shareholders of a failing bank who had filed suit alleging fraud and breach of fiduciary duty lost standing to sue when bank was acquired on cash-for-shares basis; any remedy would have involved a statutory demand for fair valuation of their shares. United States Fidelity and Guaranty v Griffin, 541 NE2d 553 (Ct App 1989).

  23-1-44-9 [DISSENTERS' RIGHTS WITH RESPECT TO FEWER THAN ALL SHARES REGISTERED IN SHAREHOLDER'S NAME]. - (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.
         (b) A beneficial shareholder may assert dissenters' rights as to shares on the shareholder's behalf only if:
         (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
         (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

  23-1-44-10 [NOTICE OF PROPOSED ACTION CREATING DISSENTERS' RIGHTS]. - (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.1
         (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter. (Last amended by H.B. 1756, L.
'87, eff. 5-1-87.)
-----
         H.B. 1756, L. '87, eff. 5-1-87, added matter in italic and deleted 1"and be accompanied by a copy of this chapter".

  23-1-44-11 [NOTICE OF SHAREHOLDER'S  INTENT TO ASSERT  DISSENTERS'  RIGHTS]. -
(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
         (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and
         (2) must not vote the shareholder's shares in favor of the proposed action.
         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

  23-1-44-12 [DISSENTERS' NOTICE]. - (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.
         (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:
         (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
         (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
         (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;
         (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and
         (5)      be accompanied by a copy of this chapter.

23-1-44-13 [DEMAND]. - (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.
         (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
         (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor or the proposed corporate action.

  23-1-44-14 [TRANSFER OF UNCERTIFICATED SHARES]. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.
         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         23-1-44-15 [PAYMENT OF FAIR VALUE]. - (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.
         (b)      The payment must be accompanied by:
         (1)      the corporation's balance sheet as of the end of a
fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
         (2)      a statement of the corporation's estimate of the fair
value of the shares; and
         (3)      a statement of the dissenter's right to demand payment
under section 18 of this chapter.1 (Last amended by H.B. 1756, L.
'87, eff. 5-1-87.)
-----

         H.B. 1756, L. '87, eff. 5-1-87, added matter in italic and deleted 1 "; and (4) a copy of this chapter".

  23-1-44-16 [RETURN OF DEPOSITED CERTIFICATES-RELEASE OF TRANSFER RESTRICTIONS]. - (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

  23-1-44-17 [WITHHOLDING PAYMENT]. - (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to the shareholders of the terms of the proposed corporate action.
         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenters' right to demand payment under section 18 of this chapter.

  23-1-44-18 [DISSENTERS' ESTIMATE]. - (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

         (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;
         (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or
         (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
         (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

  23-1-44-19 [APPRAISAL PROCEEDING]. - (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty
(60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
         (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
         (e) Each dissenter made a party to the proceeding is entitled to judgment:
         (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or
         (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

  23-1-44-20  [DETERMINATION OF COSTS OF APPRAISAL PROCEEDING]. -
 (a)  The court in an appraisal proceeding commenced under
section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.
         (b) The court may also asses the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
         (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or
         (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

                Section 4 of the Iowa Business Corporation Act, as amended, provides for indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.
Article VI-A of TDS's By-laws provides for indemnification of TDS's directors and officers (and those serving in such capacity with another corporation at the request of TDS) in the circumstances, and to the extent, covered by insurance.

                TDS has directors' and officers' liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, or may in the future be, directors and officers of TDS, against amounts which such persons must pay resulting from the claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.


Item 21.  Exhibits and Financial Statement Schedules

                (a)     Exhibits

Exhibit
  No.                     Description of Document


2(i) Agreement and Plan of Merger dated as of April 27, 1995 by and among TDS, TDS-Camden Acquisition Corp. and Camden Telephone Company, Inc., including the First Supplemental Agreement dated as of June 29, 1995 and the Second Supplemental Agreement dated as of August 10, 1995 thereto, (included as Annex to the Proxy Statement - Prospectus, except for exhibits and schedules which will be supplied supplementally to the Commission upon request).


3(i) Articles of Incorporation, as amended, are hereby incorporated by reference to an exhibit to TDS's Report on Form 8-A/A-2 dated December 20, 1994.

3(ii)                     By-laws,    as   amended,    are   hereby
                          incorporated by reference to an exhibit to TDS's Report on Form 8-A/A-2 dated December 20, 1994.

4(i) Specimen copy of certificate representing TDS Common Shares is hereby incorporated by reference to an exhibit to TDS's Report on form 8-A/A-2 dated December 20, 1994.


5                         Opinion of Sidley and Austin.*


23.1                      Consent of independent public accountants.

23.2                      Consent of independent accounts.

23.3                      Consent of Kehlebrink, Lawrence & Paukner

23.4                      Consent of Sidley & Austin (included in Exhibit 5).

99                        Form of Proxy.
-----------

* Previously filed

                (b)     Schedules

Report of Independent Public Accountants on Financial Statement Schedules**

Schedule I Condensed Financial Information of Registrant - Balance Sheets as of December 31, 1994 and 1993 and Statements of Income and Statements of Cash Flows for each of the Three Years in the Period Ended December 31, 1994.**

Schedule II Valuation and Qualifying Accounts for each of the Three Years in the Period Ended December 31, 1994.**



           All other schedules are omitted because they are not applicable or not required or because the required information is shown in the financial statements or notes thereto.
--------
**Incorporated herein by reference to TDS's Annual Report on Form 10-K for the Year Ended December 31, 1994.

Item 22.  Undertakings

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned registrant hereby undertakes as follows: prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

           The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with the offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.


           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described pursuant to Item 20 above, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director or officer in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company is being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 25th day of August, 1995.


                                           TELEPHONE AND DATA SYSTEMS, INC.


                                           By:    /s/ LeRoy T. Carlson, Chairman
                                           -------------------------------------
                                                   LeRoy T. Carlson, Chairman


           Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons on the 25th day of August, 1995 in the capacities indicated.


           Signature                                   Title

/s/ LeRoy T. Carlson                              Chairman and Director
--------------------------
   LeRoy T. Carlson


/s/ LeRoy T. Carlson, Jr.                         President and Director (chief
--------------------------                        executive officer)
  LeRoy T. Carlson, Jr.


/s/ Murray L. Swanson                             Executive Vice President -
--------------------------                          Finance and Director
Murray L. Swanson                                   (chief financial officer)


/s/ Rudolph E. Hornacek                           Director
--------------------------
   Rudolph E. Hornacek


/s/ James Barr III                                Director
--------------------------
   James Barr III


/s/ Lester O. Johnson                             Director
--------------------------
   Lester O. Johnson


/s/ Donald C. Nebergall                           Director
--------------------------
   Donald C. Nebergall


/s/ Herbert S. Wander                             Director
--------------------------
   Herbert S. Wander


/s/ Walter C.D. Carlson                           Director
--------------------------
   Walter C.D. Carlson


/s/ Donald R. Brown                               Director
--------------------------
   Donald R. Brown


/s/ Robert J. Collins                             Director
--------------------------
   Robert J. Collins


/s/ Gregory J. Wilkinson                          Controller (principal
--------------------------                          accounting officer)
   Gregory J. Wilkinson

                               INDEX TO EXHIBITS


Exhibit
No.                           Description of Documents                     Page



2(i) Agreement and Plan of Merger dated as of April 27, 1995 by and among TDS, TDS-Camden Acquisition Corp. and Camden Telephone Company, Inc., including the First Supplemental Agreement dated as of June 29, 1995 and the Second Supplemental Agreement dated as of August 10, 1995 thereto (included as Annex to the Proxy Statement-Prospectus, except for exhibits and schedules which will be supplied supplementally to the Commission upon request).


3(i) Articles of Incorporation, as amended, are hereby incorporated by reference to an exhibit to TDS's Report on Form 8-A/A-2 dated December 20, 1994.

3(ii) By-laws, as amended, are hereby incorporated by reference to an exhibit to TDS's Report on Form 8-A/A-2 dated December 20, 1994.

4(i)                Specimen  copy  of  certificate   representing
                    TDS Common Shares in hereby incorporated by reference to an exhibit to TDS's Report on Form 8-A/A-2 dated December 20, 1994.


5                   Opinion of Sidley and Austin.*


23.1                Consent of independent public accountants.

23.2                Consent of independent accounts.

23.3                Consent of Kehlebrink, Lawrence & Paukner.

23.4                Consent of Sidley & Austin (included in Exhibit 5).

99                  Form of Proxy.






----------------
*  Previously filed.